UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Definitive Information Statement

TRANS WORLD CORPORATION

(Name of Registrant as Specified in Its Charter)

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TRANS WORLD CORPORATION

545 Fifth Avenue, Suite 940

New York, New York 10017

(212) 983-3355

NOTICE OF WRITTEN CONSENT AND DISSENTERS’ RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

MARCH  29, 2018

Dear Stockholders:

This notice of written consent and dissenters’ rights and the accompanying information statement are being furnished to the holders of the common stock, par value $0.001 per share (“Common Stock”), of Trans World Corporation, a Nevada corporation that we refer to as “TWC” or the “Company,” “we” and “us,” in connection with the Company’s entry into the Agreement and Plan of Merger, dated as of March 2, 2018, by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom that we refer to as “Acquiror,” FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Acquiror that we refer to as “Merger Sub,” Far East Consortium International Limited, a Cayman Islands limited company that is party solely for the limited purposes set forth therein, and the Company. We refer to the Agreement and Plan of Merger as the “Merger Agreement,” and to the proposed merger of Merger Sub with and into the Company pursuant to, and subject to the terms and conditions set forth in, the Merger Agreement, as the “Merger.” Pursuant to the terms of the Merger Agreement and subject to the satisfaction of the terms and conditions set forth therein, Acquiror has agreed to pay our stockholders an aggregate cash consideration of up to $42.0 million.  This cash consideration is subject to downward adjustment based upon, among other things, the Company’s unpaid transaction expenses, the Company’s closing net indebtedness, a deduction for certain change of control or similar severance arrangements and a deduction for the cost paid at or after the closing to obtain a director and officer “run-off” insurance policy, in each instance as more thoroughly described in the Merger Agreement. We refer to this amount, as adjusted in accordance with the terms and conditions of the Merger Agreement, as the “Merger Consideration.” Upon completion of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger, except for shares owned by (x) stockholders who are entitled to and who properly dissent from the Merger and in connection therewith comply with Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the “NRS”) and (y) the Company, the Acquiror, Merger Sub and/or any of their respective subsidiaries, will be canceled and converted automatically into the right to receive a portion of the Merger Consideration in cash, without interest, subject to any required withholding taxes, and as specified in the Merger Agreement. We currently estimate that, if the closing of the Merger were to have occurred on March 29, 2018, the total amount to be paid to holders of Common Stock would be a minimum of approximately $38,815,000 in cash, or a minimum of approximately $3.97 per share of Common Stock.

However, these amounts are based on our current estimates of adjustments to the Merger Consideration, including deductions based upon our unpaid transaction expenses, closing net indebtedness and other amounts described above and in the Merger Agreement.  Because we do not know the date on which the closing will occur or the amount of the corresponding adjustments, the actual amount of the Merger Consideration payable to holders of Common Stock could be different. For more information regarding the Merger Consideration, see “The Merger Agreement — Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Acting upon the recommendation of a transaction committee of independent directors, the Company’s board of directors has (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the Company’s stockholders, (ii) approved, adopted and declared advisable the

i

Merger Agreement and the Merger and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger.

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Vote”). On March 2, 2018, (i) LIM III – Trust A-4, MBM-Trust A-4, Milfam II L.P., LIMFAM LLC, Milfam LLC and Lloyd I. Miller, IRA, (ii) Value Partners, Ltd. and (iii) Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd. (collectively, the “Consenting Stockholders”), being stockholders of the Company whose collective ownership on such date represented approximately 88% of the outstanding shares of our Common Stock, and whose collective ownership is sufficient to satisfy the Requisite Vote, delivered a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any of the Company’s stockholders is required to adopt the Merger Agreement or approve the Merger, and the Company is not and will not be soliciting your proxy or vote in favor of the adoption of the Merger Agreement or the consummation of the Merger, and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or the consummation of the Merger. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the Merger may not be effective until at least 20 calendar days after the date that a definitive version of the accompanying information statement is sent to our stockholders. A copy of the written consent is attached as Annex B to the accompanying information statement.

This notice and the accompanying information statement are being mailed to the persons (other than the persons who executed the written consent) who were stockholders of record of the Company on March 5, 2018. This notice and the accompanying information statement shall constitute notice to you from the Company of the action by written consent taken by the Consenting Stockholders contemplated by Section 92A.410 of the NRS.

Under Section 92A.380 of the NRS, if the Merger is completed and subject to compliance with applicable provisions of the NRS, holders of our Common Stock other than the Consenting Stockholders will have the right to dissent from the Merger and be paid the “fair value” of their shares of our Common Stock instead of receiving a portion of the Merger Consideration. In order to exercise your dissenters’ rights, you must submit a written demand for payment, a form of which is attached as Annex E, no later than 40 calendar days after delivery of this notice, and comply with the other procedures set forth in Sections 92A.300 through 92A.500 of the NRS, which are summarized in the accompanying information statement and attached to the accompanying information statement as Annex D.  This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of dissenters’ rights under Sections 92A.300 through 92A.500 of the NRS. Failure to follow precisely any of the statutory procedures set forth in Sections 92A.300 through 92A.500 may result in a termination or waiver of these rights.

We urge you to read the entire information statement carefully. If you wish to receive your portion of the Merger Consideration, please do not send in your stock certificates at this time. If the Merger is completed, you will receive a letter of transmittal and instructions regarding the surrender of your stock certificates and payment for your shares of our Common Stock.

By order of the board of directors,

/s/ Michael B. Brodsky
Michael B. Brodsky
Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This notice of written consent and dissenters’ rights and the accompanying information statement are dated March 29, 2018 and are first being mailed to stockholders on or about April 2, 2018.

SUMMARY

Unless otherwise indicated or unless the context requires otherwise: all references in this information statement to “TWC,” the “Company,” “we,” “our” and “us” refer to Trans World Corporation and, where appropriate, its consolidated subsidiaries; all references to “Acquiror” refer to FEC Overseas Investment (UK) Limited; all references to “Merger Sub” refer to FEC Investment (US) Limited; all references to FEC refer to Far East Consortium International Limited; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 2, 2018, among Acquiror, Merger Sub, FEC and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger of Merger Sub with and into the Company contemplated by the Merger Agreement; and all references to the “Merger Consideration” refer to the total cash merger consideration, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our equity pursuant to the Merger Agreement.

This summary highlights material information from this information statement. We have included page references in this summary that direct you to more complete descriptions of summarized items. However, this summary may not contain all of the information that is important to you with respect to the Merger Agreement or the Merger. You should carefully read this entire information statement, together with the Annexes, and the other documents to which this information statement refers, to understand fully the material terms of the Merger and the transactions contemplated by the Merger Agreement. See “Additional Information” beginning on page 58.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Parties to the Merger (page 31)

TWC.  The Company and its foreign subsidiaries are primarily engaged in the gambling business in the Czech Republic and in the hospitality business in Germany and Austria.

The Company owns and operates three casinos in the Czech Republic, all under the registered brand American Chance Casinos. The Ceska casino, located in the town of Ceska Kubice, in the western part of the Czech Republic close to the German border, currently has 13 gaming tables and 118 slot machines. The Route 55 casino, located in Dolni Dvoriste, in the southern part of the Czech Republic close to the Austrian border, currently has 22 gaming tables and 192 slot machines. The Route 59 casino is located in Hate, near Znojmo, also in the southern part of the Czech Republic close to the Austrian border, and currently has 24 gaming tables and 214 slot machines.

In addition to the above gaming operations, TWC also owns and operates a hotel and spa in the Czech Republic, three hotels in Germany and one hotel in Austria, all of which are four-star rated by the Hotelstars Union.  The Company’s hotel and spa, the Hotel Savannah, is a 79-room, four-star deluxe hotel that is physically connected to its Route 59 casino and includes the Spa at the Savannah, a full-service spa that is operated by an independent contractor and is attached to the hotel.  In Germany, the Company operates the Hotel Columbus, a four-star 117-room hotel located in Seligenstadt, near Frankfurt; the Hotel Auefeld, a 93-room four-star hotel with extensive meeting space and recreational amenities located in Hannoversch Münden (“Hann. Münden”); and the Hotel Kranichhöhe, a 107-room, four-star hotel with extensive meeting space and recreational amenities located in Much.  In Austria, the Company operates the Hotel Donauwelle, a 176-room hotel that is situated on the banks of the Danube River in Linz.

The Company’s principal executive office is located at 545 Fifth Avenue, Suite 940, New York, New York 10017, and its telephone number is (212) 983-3355. The Company’s website is www.transwc.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Our Common Stock is quoted on the OTCQB Market under the symbol “TWOC.” Additional information about us is included in documents incorporated by reference into this information statement. See the section entitled “Additional Information” beginning on page 58.

Acquiror.  Acquiror is a limited company formed under the laws of the United Kingdom and was incorporated for the purpose of (i) holding all of the equity interests in Merger Sub and (ii) entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Acquiror is an indirect wholly-owned subsidiary of FEC and has not carried on any other material activities to date, except for (i) activities incidental to its incorporation, (ii) activities undertaken in connection with the negotiation of the Merger Agreement and related documentation and (iii) activities taken in furtherance of the transactions contemplated by the Merger Agreement.

Merger Sub.  Merger Sub is a Nevada corporation and was incorporated for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub is a direct wholly-owned subsidiary of Acquiror and has not carried on any other material activities to date, except for (i) activities incidental to its incorporation, (ii) activities undertaken in connection with the negotiation of the Merger Agreement and related documentation and (iii) activities taken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company, and will cease to exist.

FEC. FEC is a regional conglomerate with property development, hospitality and car parking ventures in mainland China, Hong Kong, Malaysia, Singapore, Australia, New Zealand, the United Kingdom and Hungary.  FEC has been publicly listed on the main board of the Hong Kong Stock Exchange since 1972. FEC has forty years of experience operating in Asia-Pacific and Europe.

FEC is party to the Merger Agreement solely for the purpose of guaranteeing Acquiror’s and Merger Sub’s liabilities and obligations under the Merger Agreement.

The Merger (page 12)

On March 2, 2018, the Company entered into the Merger Agreement with Acquiror, Merger Sub and FEC. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a direct wholly-owned subsidiary of Acquiror following the effective time of the Merger, and Merger Sub will cease to exist. You will have no equity interest in the Company or Acquiror after the effective time of the Merger, and your shares (other than in connection with the proper exercise of dissenters’ rights) of Common Stock will be cancelled by operation of law and converted into the right to receive, without interest and subject to any withholding taxes required by applicable law, the relevant portion of the Merger Consideration.

We encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. The Merger Agreement is attached as Annex A to this information statement. The description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. If there are any discrepancies between summaries contained herein and the Merger Agreement, the Merger Agreement controls.

Merger Consideration (page 34)

The Merger Consideration payable under the Merger Agreement can equal up to $42.0 million in cash, and is subject to downward adjustment based upon, among other things, the Company’s unpaid transaction expenses, the Company’s closing net indebtedness, a deduction for certain change of control or similar severance arrangements and a deduction for the cost paid at or after the closing to obtain a director and officer “run-off” insurance policy, in each instance as more thoroughly described in the Merger Agreement.  In addition to paying the Merger Consideration, the Acquiror has agreed to assume our closing net indebtedness up to $11,025,000.

The closing net indebtedness adjustment is based on the amount of our “Closing Net Indebtedness” as of the date five business days immediately preceding the closing date of the Merger, which is calculated generally as (i) our cash, cash equivalents, marketable securities and certain other deposited assets minus (ii) our indebtedness, and is discussed in greater detail in the Merger Agreement.

In the event that the Closing Net Indebtedness, as finally determined in accordance with Merger Agreement, is less than $11,025,000, then there will be no adjustment to the Merger Consideration.  In the event that the Closing Net Indebtedness, as finally determined in accordance with Merger Agreement (i) is greater than $11,025,000, then Acquiror may decrease the Merger Consideration, dollar for dollar, by an amount equal to the difference by which the Closing Net Indebtedness exceeds $11,025,000, up to an amount not greater than $525,000; or (ii) is greater than $11,550,000, then Acquiror may terminate the Merger Agreement.

At the effective time of the Merger:

•            each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares (i) held by any of our stockholders who are entitled to and who properly dissent from the Merger and comply with the requirements of the NRS and (ii) owned by the Company, the Acquiror, Merger Sub and/or any of their respective subsidiaries (collectively, the “Exception Shares” and each, an “Exception Share”) will be canceled and converted automatically into the right to receive, without interest and subject to any applicable withholding taxes required by law, an amount in cash calculated as (x) the Merger Consideration divided by (y) the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the effective time of the Merger (but excluding the Exception Shares), (2) the number of shares of Common Stock issuable upon the exercise of exercisable in-the-money options (calculated as if such options were exercised on a cashless basis based on the Common Per Share Merger Consideration (as defined below)), and (3) the number of shares of restricted or deferred stock issuable pursuant to Company’s stock plans (the “Common Per Share Merger Consideration”);

•            each option to purchase Common Stock issued and outstanding at the effective time of the Merger with an exercise price per share that is less than the Common Per Share Merger Consideration will be terminated in exchange for the right to receive, without interest and subject to any applicable withholding taxes required by law, an amount equal to the product of (a) the number of shares of Common Stock subject to such options multiplied by (b) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such options. Each option to purchase Common Stock with an exercise price that is equal to or greater than the Common Per Share Merger Consideration will be cancelled and no consideration will be delivered in exchange therefor;

•            each share of restricted stock or deferred stock issuable pursuant to Company stock plans will be terminated in exchange for the right to receive the Common Per Share Merger Consideration, without interest and subject to any applicable withholding taxes;

•            each authorized but unissued share of Common Stock or preferred stock of the Company immediately prior to the effective time of the Merger will be canceled and retired and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor; and

•            each Exception Share will be canceled and no consideration will be delivered in exchange therefor.

We currently estimate that, if the closing of the Merger were to have occurred on March 29, 2018, the total amount to be paid to holders of Common Stock would be a minimum of approximately $38,815,000 in cash, or a minimum of approximately $3.97 for each share of Common Stock.

However, these amounts are based on our current estimates of adjustments to the Merger Consideration, including deductions based upon our unpaid transaction expenses, Closing Net Indebtedness and other amounts described above and in the Merger Agreement.  Because we do not know the date on which the closing will occur or the amount of the corresponding adjustments, the actual amount of the Merger Consideration payable to holders of Common Stock could be different. For more information regarding the Merger Consideration, see “The Merger Agreement — Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to this information statement. The description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the

Merger Agreement. If there are any discrepancies between summaries contained herein and the Merger Agreement, the Merger Agreement controls.

Reasons for the Merger; Recommendation of the Board of Directors (page 16)

After consideration of various factors as discussed under “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 16, the Board of Directors of the Company (the “Board”), acting upon the recommendation of a transaction committee of independent directors of the Board (the “Transaction Committee”), and after consultation with its legal advisor and financial advisor, determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, advisable and in the best interests of the Company and its stockholders, approved the Merger Agreement and the Merger and recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger.

For a discussion of the material factors considered by the Transaction Committee and the Board in reaching their conclusions, see “The Merger —  Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 16.

Required Stockholder Approval for the Merger (page 42)

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Vote”). On March 2, 2018, (i) LIM III – Trust A-4, MBM-Trust A-4, Milfam II L.P., LIMFAM LLC, Milfam LLC and Lloyd I. Miller, IRA, (ii) Value Partners, Ltd. and (iii) Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd. (collectively, the “Consenting Stockholders”), being stockholders of the Company whose collective ownership on such date represented approximately 88% of the outstanding shares of our Common Stock, and whose collective ownership is sufficient to satisfy the Requisite Vote, delivered written consents adopting the Merger Agreement (the “Written Consent”). A copy of the Written Consent is attached as Annex B to this information statement. As a result, no further action by any of the Company’s stockholders is required to adopt the Merger Agreement and approve the Merger and the Company is not and will not be soliciting your proxy or vote in favor of the adoption of the Merger Agreement and approval of the Merger and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement.

Also on March 2, 2018, the Company and the Acquiror and the Consenting Stockholders entered into Support Agreements (the “Support Agreements”). The Support Agreements, among other things, (i) require the execution of the Merger Consent (as defined above by the shareholders, (ii) require that in the event of a shareholder meeting such shareholders will vote in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, (iii) appoints Acquiror or its designee as such stockholders’ proxy and attorney-in-fact to vote such shareholders’ shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, and (iv) restricts the transfer of such shareholders’ shares.

The respective Boards of Directors of Acquiror and Merger Sub approved entry into the Merger Agreement.  As sole stockholder of the Merger Sub, Acquiror approved entry into the Merger Agreement and the consummation of the Merger. No other consent is required on the part of Acquiror or Merger Sub.

Opinion of the Financial Advisor to the Company (page 19 and Annex C)

The Board engaged Union Gaming Securities LLC (“Union Gaming”) to act as a financial advisor to the Board with respect to the contemplated transaction. Union Gaming helped the Company assess potential alternative bidders, engaged in discussions with potential buyers, and assisted TWC in its negotiations with FEC.

On February 27, 2018, Union Gaming rendered its oral opinion to the Board (which was confirmed in writing by delivery of Union Gaming’s written opinion dated the same date), that, as of February 27, 2018, based upon and subject to the factors, assumptions and limitations set forth therein, the Common Per Share Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders entitled to receive such consideration. For purposes of its analyses and opinion, Union Gaming assumed that the Common Per Share Merger Consideration would be equal to a minimum of $3.97 per share of Common Stock, which was the Company’s estimate of the Common Per Share Merger Consideration as of February 27, 2018. Union Gaming’s opinion was just one of several factors the Board took into account in making its determination to approve the Merger Agreement and the Merger and recommend that the Company’s stockholders approve and adopt the Merger Agreement and the Merger.

The summary of Union Gaming’s opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Union Gaming in preparing its opinion. However, neither Union Gaming’s written opinion nor the summary of its opinion and the related analyses set forth in this information statement is intended to be or constitutes advice or a recommendation to any security holder as to how such security holder should act with respect to any matter relating to the proposed Merger or otherwise. The opinion was provided to the Transaction Committee and the Board for their exclusive use only in considering the terms of the Merger Agreement.

Financing of the Merger (page 43)

Acquiror’s obligation to complete the Merger is not contingent on the receipt of any proceeds from any financing.  In addition, FEC has guaranteed certain of Acquiror’s and Merger Sub’s liabilities and obligations under the Merger Agreement.

Interests of the Company’s Directors and Executives in the Merger (page 24)

You should be aware that certain of our directors and executives, consisting of Messrs. Ramadan, Le and Benkley and Mses. Wagner and Brady (each, an “Executive”) have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•     the acceleration and cash-out of all vested and unvested in-the-money (based on the Common Per Share Merger Consideration) stock options held by our directors and Executives;

•     the acceleration and cash out of all directors’ and Executives’ deferred stock under our Deferred Compensation Plan;

•     the acceleration and cash-out of unvested restricted stock held by Mr. Ramadan, our President and Chief Executive Officer (“CEO”);

•     with respect to Mr. Ramadan, the right to receive certain severance payments and benefits upon completion of the Merger or in the event that his employment is terminated by the Company (other than for cause) or if he voluntary terminates the employ of the  Company for any reason (other than death or disability) within the 120 days prior to, or 24 months after, the Merger;

•     with respect to Messrs. Le and Benkley and Mses. Wagner and Brady, the right to receive certain severance payments and benefits in the event that their respective employment is terminated by the Company (other than for cause) or if the applicable Executive voluntary terminates his or her employ with the Company for any reason (other than death or disability) within the 120 days prior to, or one year after, the Merger; and

•     the right to continued indemnification and directors’ and officers’ liability insurance coverage for at least three years for our directors, officers and employees by the surviving corporation for events occurring prior to the time of the Merger.

The Transaction Committee and the Board were aware of these interests and considered, among other matters, that these interests may be different from, or in addition to, the interests of our stockholders generally in making their respective determinations regarding the Merger Agreement. The interests of the Company’s directors and Executives are described more fully under “The Merger — Interests of the Company’s Directors and Executives in the Merger” beginning on page 24.

The Merger Agreement (page 33 and Annex A)

Conditions to the Merger (page 44)

As more fully described in this information statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed.  We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Termination of the Merger Agreement (page 49)

The Merger Agreement may be terminated at any time prior to the closing of the Merger by the mutual written consent of Acquiror and the Company. Other circumstances under which the Merger Agreement may be terminated are described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 49.  The parties have agreed to pay each other termination fees and/or reimburse each other’s expenses if the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 51.

When the Merger is Expected to be Consummated

We anticipate consummating the Merger in the second quarter of 2018, subject to the satisfaction of the closing conditions set forth in the Merger Agreement. We cannot be certain when, or if, the conditions to the Merger will be satisfied, or that the Merger will be completed.

Further Actions and Efforts; Other Agreements (page 42)

Each of the Company, Acquiror and Merger Sub has agreed, subject to certain exceptions, to use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, including applicable antitrust law and/or gaming laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the Merger Agreement and cooperate fully with, and furnish information to, the other party to that end.

The Merger Agreement contains additional agreements among the parties relating to matters incidental to the Merger and the other transactions contemplated by the Merger Agreement.

Material United States Federal Income Tax Consequences of the Merger (page 28)

If you are a U.S. holder (as defined in “Material United States Federal Income Tax Consequences of the Merger” below), the exchange of your shares of our Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes.

Holders of shares of our Common Stock should consult their tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 28.

Procedure for Receiving Merger Consideration (page 35)

As soon as reasonably practicable after the effective time of the Merger, the paying agent for the Merger will mail a letter of transmittal and instructions to the Company’s stockholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page 53)

Our Common Stock is quoted on the OTCQB Market under the symbol “TWOC.” On March 29, 2018, the most recent practicable date prior to the date of this information statement, the last quoted price of our Common Stock on the OTCQB Market was $3.90 per share.  The last quoted price of our Common Stock on the OTCQB on March 1, 2018, the last full trading day prior to the announcement of the Merger, was $3.89 per share.

Dissenters’ Rights (page 54)

Holders of our Common Stock, other than the Consenting Stockholders, are entitled to dissent from the Merger and demand payment for the “fair value” of their shares of our Common Stock, which could ultimately be determined to be more or less than, or the same as, the Common Per Share Merger Consideration, but only if they comply with the procedures required under Sections 92A.300 through 92A.500 of the NRS. In order to properly exercise these dissenters’ rights, you must submit a written demand for payment no later than 40 calendar days after the delivery of this information statement and comply with the other procedures set forth in Sections 92A.300 through 92A.500 of the NRS. For a summary of these procedures, see “Dissenters’ Rights” beginning on page 54. A copy of Sections 92A.300 through 92A.500 of the NRS is also included as Annex D to this information statement. Failure to follow the procedures set forth in Sections 92A.300 through 92A.500 of the NRS may result in the loss of dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the Annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 58.

Q:	What is the proposed transaction?

A.

The proposed transaction is the acquisition of the Company by Acquiror pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a direct wholly-owned subsidiary of Acquiror, will merge with and into the Company, with the Company being the surviving corporation and becoming a direct wholly-owned subsidiary of Acquiror.

Q:	What will I be entitled to receive in the Merger?

A.

If the Merger is completed, you will be entitled to receive a pro rata portion of the Merger Consideration in cash, without interest, for each share of Common Stock that you own, unless you are entitled to and properly dissent from the Merger under and in accordance with Sections 92A.300 through 92A.500 of the NRS. If you hold shares of Common Stock, we currently estimate that you would be entitled to receive a minimum of approximately $3.97 for each share if the closing of the Merger were to have occurred on March 29, 2018. The paying agent will be entitled to withhold withholding taxes when paying the Merger Consideration under certain circumstances. For more information regarding the Merger Consideration, see “The Merger Agreement — Merger Consideration.”

The estimated amounts payable to holders of Common Stock contained in this information statement are based on our current estimates of adjustments to the Merger Consideration, including deductions based on our unpaid transaction expenses, Closing Net Indebtedness, and other amounts described above and in the Merger Agreement.  Because we do not know the date on which the closing will occur or the amount of the corresponding adjustments, the actual amount of the Merger Consideration payable to holders of Common Stock could be different.

Q:	When do you expect the Merger to be completed?

A.

We are using our reasonable best efforts to complete the Merger. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is currently expected to occur in the second quarter of 2018.

Q:	What happens if the Merger is not completed?

A.

If the Merger is not completed for any reason, stockholders of the Company will not receive any payment for their shares of capital stock in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be quoted on the OTCQB Market.

Q:	What effects will the proposed Merger have on the Company?

A.

As a result of the proposed Merger, we will cease to be a publicly traded company and will be 100% owned by Acquiror. You will no longer have any interest in our future earnings or growth. In addition, upon consummation of the proposed Merger, we will deregister the Company’s shares of Common Stock under the Exchange Act and the Company will no longer file periodic reports, current reports or proxy statements pursuant to the Exchange Act and our Common Stock will no longer be quoted on the OTCQB Market.

Q:	Why am I not being asked to vote on the Merger?

A.

The NRS requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock. The Requisite Vote was obtained on March 2, 2018, when the Written Consent adopting the Merger Agreement and the consummation of the Merger was delivered by the Consenting Stockholders, whose collective ownership on such date represented approximately 88% of the outstanding shares of our Common Stock. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A.

Applicable laws, securities regulations and the Company’s Bylaws require us to provide you with notice of the Written Consent delivered by the Consenting Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of dissenters’ rights under Sections 92A.300 through 92A.500 of the NRS, a copy of which is attached to this information statement as Annex D.

Q:	Did the Board approve and recommend the Merger Agreement?

A.

Yes. Acting upon the recommendation of the Transaction Committee, and based in part upon the fairness opinion of Union Gaming, the Board (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, our stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that our stockholders adopt the Merger Agreement and approve the Merger.

Q:	What happens if I sell my shares before completion of the Merger?

A.

If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A.

No. You will be sent a notice of merger and a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

Q:	Who can help answer my questions?

A:

If you have questions about the Merger after reading this information statement, please contact our investor relations representative:

Mr. Chris Witty

Darrow Associates, Inc.

Tel. #: 646-438-9385

Email: cwitty@darrowir.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and the documents to which we refer you in this information statement contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements regarding our anticipated future performance, the estimated Merger Consideration, and the expected timing of the closing of the Merger.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this information statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•            the uncertainty of the Merger Consideration due to adjustments based on our unpaid transaction expenses, Closing Net Indebtedness, and other amounts described above and in the Merger Agreement;

•            the expected closing date of the Merger;

•            the possible disruption of the Company’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•            the risk that the pendency of the Merger could materially adversely affect the Company’s relationships with its regulators, customers, suppliers, employees and other persons with whom the Company has business relationships;

•            the effect of restrictions placed on TWC by the Merger Agreement that limit its ability to conduct its business or pursue alternatives to the Merger;

•            the interests of the Company’s directors and Executives that are different from, or in addition to, the interests of the Company’s stockholders generally;

•            the possibility of changes in circumstances between the date of the signing of the Merger Agreement and completion of the Merger that will not be reflected in the fairness opinion obtained by the Board;

•            the possibility that the Merger does not close due to, among other things, the failure to satisfy the closing conditions in the Merger Agreement;

•            the risk that unexpected costs will be incurred; and

•            the outcome of potential litigation relating to the Merger.

Additional factors that may affect future results are contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated in this information statement by reference, and our other filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov.  See the sections entitled “Where You Can Find More Information” and “Additional Information,” beginning on page 58.  Many of these factors are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE MERGER

Background of the Merger

The Board and senior management of the Company periodically review and evaluate the Company’s long-term strategic plan with a goal of maximizing stockholder value. As part of this review, the Board has explored various alternatives on a preliminary basis, including a possible sale of the Company, and on February 2017, the Board formed the Transaction Committee, consisting of Messrs. Batzer, Brodsky and Ewing, to further consider such alternatives.

The Board’s exploration of strategic alternatives took place against the backdrop of several significant changes in the gaming regulatory environment. On June 7, 2016, the President of the Czech Republic signed the 2017 Gambling Act and the 2017 Gambling Tax Act (collectively, the “Gambling Acts”). The Gambling Acts became law on June 15, 2016, when they were published in the official Collection of Laws, maintained by the Czech Ministry of the Interior. The Gambling Acts imposed various regulatory changes on gaming companies and casinos, including, but not limited to: gaming tax increase; shorter duration of gaming licenses at the national and municipal levels; stricter marketing guidelines; no complimentary food and beverage; cool-off period for slot machine patrons; increased surveillance recordings and their retention periods; player registration; increased surety bond amount; maximum bet and payout changes for slot machines and casino management system requirements. All licensees in the Czech Republic were advised to be compliant with all the new regulatory requirements prior to the submission of the new license application. On January 1, 2017, a new gaming tax rate (raising taxes on slot revenue from 28% to 35%) and a new marketing law came into effect.

On February 2, 2017, Union Gaming met with the Board to discuss Union Gaming’s expertise in the global gaming sector and to deliver a presentation exploring strategic alternatives for the Company.

On February 23, 2017, the Company formally engaged Union Gaming as its exclusive financial advisor to assist the Company with strategic alternatives, including a possible sale.

On March 6, 2017, Union Gaming and the Company had a kick-off and initial banker due diligence call to discuss the overall project timeline and a high-level business overview.

On March 29, 2017, Union Gaming conducted a 4-5 hour long, in-person due diligence session with the management of the Company. On April 3, 2017, Union Gaming commenced approximately one week of in-market diligence at the Company’s European locations, including the Route 59 casino, Route 55 casino, Ceska Kubice casino, Hotel Savannah, Hotel Columbus, Hotel Auefeld, Hotel Kranichhöhe and Hotel Donauwelle. Such visits included meeting with local management and Czech attorneys from the Company’s gaming counsel, Becker & Poliakoff, to discuss the business and regulatory environment, as well as tours and assessments of competitive casinos and hotels in the market.

On April 1, 2017, a new competitor to the Route 55 casino held a grand opening following its “soft opening” on December 25, 2016 in Dolni, Czech Republic.

On May 9, 2017, Union Gaming and the Company finalized the pre-marketing tasks including the preparation of the confidential information memorandum (“CIM”), pre-confidentiality agreement teaser, target buyer list and virtual data room set-up that had been underway since early March.

On May 10, 2017, Union Gaming commenced the solicitation of interest by reaching out to various strategic and financial buyers. These parties spanned the gaming and hotel sectors and included certain private equity and real estate funds. Collectively, they were domiciled in North America, Europe and Asia, and in each particular case Union Gaming deemed they may have had one or more specific reasons to be interested in the Company.

From May 10, 2017 to mid-July, 2017, Union Gaming contacted 69 parties on multiple occasions via email, phone call and in-person meetings. Of those 69 parties, 28 parties received the pre-confidentiality agreement teaser and confidentiality agreement. Among those parties, 13 executed the confidentiality agreement and subsequently received the CIM.

On May 31, 2017, an in-door smoking ban for all public areas, inclusive of casinos, issued by the Czech Ministry of Health, became effective.

On June 18, 2017, as part of its continuous outreach, Union Gaming contacted FEC on a no-name basis seeking an indication of interest. A representative of FEC responded and agreed to keep the name confidential, and Union Gaming informed FEC of the name of the Company. Also on June 18, 2017, Union Gaming provided FEC with a draft confidentiality agreement to facilitate the exchange of confidential information between the Company and FEC in consideration of a potential transaction. The parties negotiated the terms of the confidentiality agreement between June 18, 2017 and June 21, 2017.

On June 28, 2017, Union Gaming transmitted the first-round process letter to FEC and the other parties that had signed the confidentiality agreement.

On June 29, 2017, Union Gaming and FEC had a conference call to discuss the Company’s business and deal process.

On June 30, 2017, a confidentiality agreement was executed between an investment firm in the U.S. (the “Financial Buyer”) and the Company. Subsequent to this, Union Gaming transmitted the CIM to the Financial Buyer. Also, on June 30, 2017, Union Gaming transmitted additional information to FEC as a follow-up to the call occurring on June 29, 2017.

On July 1, 2017, pursuant to an EU directive, Anti-Money Laundering forms were introduced to all casino customers, existing and new, requiring customers to affirm sources of their income as not coming from criminal or terrorist activities.

On July 4, 2017, a representative of FEC indicated that he would be interested in speaking with Mr. Rami Ramadan, the President and CEO of the Company.

On July 11, 2017, the President and CEO of the Company had a call with Union Gaming and FEC to discuss several potential post-closing matters.

On July 12, 2017, a representative of FEC transmitted a list of preliminary questions related to the Company’s financial, tax, and property information, which questions were answered by the Company and Union Gaming on July 13, 2017.

On July 14, 2017, FEC transmitted a non-binding indicative offer along with its initial due diligence request list to Union Gaming. FEC’s initial non-binding indicative offer was in the range of $90.0 million to $110.0 million for 100% of the equity interests of the Company on a cash- and debt-free basis, subject to further due diligence and financial review as well as negotiation of definitive transaction documents and Board approval, among other items. At the time, FEC had access to the net indebtedness information of $4.0 million from the first quarter 2017 earnings release, and management’s 2017 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding corporate overhead (“Property EBITDA”) of $18.5 million from the CIM that was previously shared.  TWC does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-merger basis that was made available to Union Gaming and to prospective buyers for the purpose of obtaining competitive bids. The financial forecasts, projections and other information contained herein do not purport to present financial information in accordance with generally accepted accounting principles (“GAAP”).  The Company makes no representation or warranty as to the accuracy or completeness of the financial forecasts, projections, assumptions and other information contained herein, and nothing contained herein should be relied on as a promise or guarantee as to the future performance or prospects of the Company.

On July 18, 2017, Union Gaming recommended that the Board advance FEC to the final round.

On July 20, 2017, FEC was provided access to the Company’s electronic data room.

On August 1, 2017, a strategic buyer (the “Strategic Buyer”) whom Union Gaming has been in contact with submitted a non-binding indicative offer to acquire 100% of the Company’s equity interests based on a multiple range of 6.0x – 7.5x on a “sustainable 2017 EBITDA” basis, as the effects of the new Czech gaming legislation had not materialized in its view. The Strategic Buyer owns and operates casinos in various European markets, including the Czech Republic.

On August 3, 2017, the Financial Buyer submitted a non-binding indicative offer to acquire 100% of the Company’s equity interests at $72.0 million, subject to further due diligence on the Company’s business.

On August 9, 2017, Union Gaming transmitted the final round process letter to FEC and the Strategic Buyer.

On August 11, 2017, Union Gaming had a call with the Strategic Buyer to discuss its interest in pursuing the transaction and to discuss deal timing and logistics relating to a management meeting in New York. Union Gaming updated the Board of this conversation.

On August 13, 2017, Union Gaming transmitted the final round process letter to the Financial Buyer.

On August 16, 2017, the Financial Buyer informed Union Gaming of its decision to withdraw from the process due to uncertainties around its financing sources.

On August 17, 2017, the Strategic Buyer was provided access to the Company’s electronic data room.

From late August 2017 to mid-September 2017, FEC conducted buyer in-market due diligence of the Company’s properties in the Czech Republic, Austria and Germany, including visits to all of the hotel and casino properties, competitive locations, and meetings with the Company’s local and regional management teams, and Czech legal counsel.

On September 12, 2017, representatives of Union Gaming had a dinner meeting with representatives of the Strategic Buyer in New York following a management meeting hosted by the Company’s senior management from the U.S. and Europe.

On September 15, 2017, FEC transmitted its definitive and binding offer to acquire 100% of the equity interests of the Company for cash consideration of $85.0 million with assumption of the Company’s net indebtedness, subject to confirmatory due diligence and final negotiations. The cash consideration would be subject to reduction for certain change of control payments to Company Executives and Company transaction costs. At the time, FEC’s understanding of net indebtedness and revenue was based on the $5.2 million net indebtedness discussed in the Company’s second quarter 2017 earnings release and management’s 2017 estimated Property EBITDA of $16.6 million (which had been negatively revised from the prior forecast of $18.5 million) and the 2018 estimated Property EBITDA of $19.4 million, provided in financial projections in the virtual data room.

From September 21, 2017 to September 22, 2017, the Strategic Buyer conducted in-market due diligence on the casino portfolio.

On October 4, 2017, the Strategic Buyer transmitted a non-binding, confirmatory offer for the potential acquisition of the Company’s casino segment at $30.0 million on a debt and cash-free basis. In addition to this upfront consideration, the Strategic Buyer was open to discussing a mutually agreeable earn-out structure based on the actual medium-term performance of the casino segment.

On October 7, 2017, the Company advised FEC that it had been selected as the finalist following the negotiation of an exclusivity agreement, expiring November 2, 2017.

On October 23, 2017, a representative of Union Gaming, key management members of the Company and a representative of FEC had various meetings in the United Kingdom, in London, to discuss post-merger issues.

On October 30, 2017, a representative of Union Gaming and the President and CEO of the Company visited Hong Kong to meet with the Chairman and CEO and other officers of FEC, during which the President and CEO of the Company discussed matters relating to the Company and noted that its estimated Property EBITDA for 2017 had been revised from $16.6 million to $11.3 million, due to the adverse effects of implementing new Czech regulations, such as the Gambling Acts, as well as competition from a new competitor to one of the Company’s larger casinos.

On November 7, 2017, the Company agreed to extend the exclusivity period for FEC until November 10, 2017.

On November 14, 2017, the exclusivity period for FEC was further extended until November 30, 2017.

On November 29, 2017, the Company provided FEC with October 31, 2017 year-to-date operating results. Operating results for the first 10 months of the year showed the casino segment’s revenue down by 47% compared with the same period in 2016.

On December 7, 2017, FEC presented Union Gaming with a revised offer of $42.0 million plus the assumption of $7.8 million in net indebtedness for 100% of the Company’s equity interests. FEC expressed a belief that there had been a permanent impact in the Czech gaming market driven by multiple regulatory changes and noted the deterioration in operating results. FEC had also been informed that the forecast for 2017 Property EBITDA would be approximately $9.6 million, relative to the prior forecast of $11.3 million, which had itself been revised downwards from forecasts of $16.6 million and, previously, $18.5 million.

On December 16, 2017, Union Gaming advised FEC that as a result of poor operating performance and mounting competitive challenges, the Company’s net indebtedness was higher, and was then estimated to be $11.3 million. On December 21, 2017, FEC agreed to assume the increased net indebtedness with no negative adjustment to the proposed equity purchase price.

On December 28, 2017, DLA Piper LLP (US) (“DLA Piper”), U.S. counsel for FEC, provided a draft Merger Agreement to Kane Kessler, P.C. (“Kane Kessler”), special counsel for the Company.

On January 3, 2018, the Board, Union Gaming and Kane Kessler had a conference call to discuss various deal points in response to the draft Merger Agreement.

Between January 8, 2018 and February 29, 2018, Kane Kessler and DLA Piper negotiated the terms of the Merger Agreement and exchanged multiple drafts thereof. During that period, Kane Kessler held multiple conference calls with members of the Transaction Committee and members of the Board.

On January 29, 2018, Union Gaming, the Board and Kane Kessler had another conference call to discuss various deal points, including final net indebtedness amount.

On January 30, 2018, Union Gaming informed the Board of its negotiations with FEC in relation to the target amount for any net indebtedness adjustment/closing condition.

Between February 2, 2018, and February 23, 2018, DLA Piper and Kane Kessler held several calls to negotiate remaining issues in the Merger Agreement and related documents, and exchanged several drafts of the Merger Agreement.

On February 10, 2018, Union Gaming, the Transaction Committee, other select members of the Board and Kane Kessler had a conference call to discuss various points related to the draft Merger Agreement.

On February 17, 2018 and February 18, 2018, Union Gaming, the Transaction Committee and select members of the Board and Kane Kessler had a conference call to discuss the draft Merger Agreement.

On February 23, 2018, a near final draft of the Merger Agreement and related disclosure schedules and transaction documents were provided to the Board for its review and consideration.

On February 25, 2018, Union Gaming, the Transaction Committee and select members of the Board and Kane Kessler had a conference call to discuss various points related to the draft Merger Agreement.

On February 26, 2018, the Transaction Committee met to evaluate the terms of the Merger documents and the proposed transaction with Acquiror. At that meeting, Union Gaming reviewed and discussed with the Transaction Committee its financial analyses with respect to the Company and the Merger. The Transaction Committee then determined to reconvene the following day to provide members of the Transaction Committee with additional time to review a copy of the materials describing the financial analyses prepared by Union Gaming. On February 27, 2018, Union Gaming rendered its oral opinion to the Transaction Committee as to, as of February 27, 2018, the fairness, from a financial point of view, to the holders of Common Stock of the Common Per Share Merger Consideration to be received by such holders (solely in their capacity as holders of Common Stock) in the Merger pursuant to the Merger Agreement. The Transaction Committee determined that the consideration to be received by the Company’s stockholders in the proposed Merger was fair, from a financial point of view, to the Company’s stockholders, and that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of the Company and its stockholders. The Transaction Committee further recommended that the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger be adopted and approved by the Board.

On February 27, 2018, the Board met to evaluate the terms of the Merger documents and the proposed transaction with Acquiror. At that meeting, Union Gaming rendered its oral opinion to the Transaction Committee and to the Board as to, as of February 27, 2018, the fairness, from a financial point of view, to the holders of Common Stock of the Common Per Share Merger Consideration to be received by such holders (solely in their capacity as holders of Common Stock) in the Merger pursuant to the Merger Agreement.  After the presentation of Union Gaming’s fairness opinion, the Board further met and (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) recommended that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement in the form presented at the meeting, with such changes and revisions as approved by counsel to the Company and the Transaction Committee. The Board also determined that any transactions contemplated by the Merger Agreement with respect to securities of the Company by officers and directors of the Company would be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

Between February 27 and March 2, 2018, DLA Piper and Kane Kessler continued to finalize the Merger Agreement and related disclosure schedules and transaction documents.

On March 2, 2018, the Board met and reaffirmed its approval and adoption of the Merger Agreement and the Merger and related matters.  The Company and FEC executed the Merger Agreement.  The Support Agreements were executed and delivered by the Company and certain of its shareholders. Later that day, the Written Consents of the Consenting Stockholders owning approximately 88% of the outstanding shares of Common Stock were executed and delivered to Acquiror.

Reasons for the Merger; Recommendation of the Board of Directors

After careful consideration, the Board (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In making its determination, the Board consulted with the Company’s management, as well as its legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

•          the Company’s business, results of operations, and financial condition on a historical and prospective basis, including the Company’s prospects if it were to remain a publicly owned corporation, and the risks associated therewith;

•          the various regulatory changes the Gambling Acts imposed on casinos, including, but not limited to: gaming tax increase; shorter duration of gaming licenses at the national and municipal levels; stricter marketing guidelines; no complimentary food and beverage; cool-off period for slot machine patrons; increased surveillance recordings and their retention periods; player registration; increased surety bond amount; maximum bet and payout changes for slot machines and casino management system requirements;

•          the cash form of consideration to be paid to the Company’s stockholders under the Merger Agreement, which will provide liquidity and certainty of value to the Company’s stockholders;

•          the historical market prices of the Company’s Common Stock relative to the estimated minimum Common Per Share Merger Consideration of $3.97 per share of Common Stock which holders of shares of Common Stock may be entitled to receive, including the closing sale price of the Common Stock of $3.89 per share on March 2, 2018, the last trading day before the Company announced that the Merger Agreement was executed;

•          the belief of the Board, in light of the sale process conducted by the Company, that the per share consideration to be paid pursuant to the Merger Agreement reflects the highest value per share of Common Stock reasonably attainable at this time;

•          the financial analyses reviewed with the Board by Union Gaming and the opinion rendered by Union Gaming to the Board as to, as of February 27, 2018, the fairness, from a financial point of view, to the holders of Common Stock of the Common Per Share Merger Consideration to be received by such holders (solely in their capacity as holders of Common Stock) in the Merger pursuant to the Merger Agreement;

•          the likelihood that the Merger would be consummated, in light of (among other things) Acquiror’s agreement in the Merger Agreement to use its reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement) and FEC’s guaranty of Acquiror’s and Merger Sub’s payment and performance under the Merger Agreement;

•          the Company’s historical and projected indebtedness levels and cash positions;

•          the recommendation of the Transaction Committee that the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger be adopted by the Board; and

•          the terms of the Merger Agreement, including:

o            Acquiror’s and Merger Sub’s obligations to consummate the Merger are not subject to a financing condition;

o            the outside date (as such date may be extended) allows for sufficient time to complete the Merger;

o            the Company is obligated, under certain circumstances, to pay Acquiror a termination fee of $1,500,000, or up to $700,000 of its expenses, which the Board considered to be reasonable in light of, among other things, the aggregate consideration to be paid pursuant to the Merger Agreement; and

o            the availability of dissenters’ rights to the stockholders of the Company, other than the Consenting Stockholders, who comply with the requirements set forth in the NRS.

The Board also identified and considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby, including, without limitation, those listed below:

•            the possible disruption of the Company’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•            the risk that the pendency of the Merger could materially adversely affect the Company’s relationships with its regulators, customers, suppliers, employees and other persons with whom the Company has business relationships;

•            the effect of restrictions placed on TWC by the Merger Agreement that limit its ability to conduct its business or pursue alternatives to the Merger during the pendency of the Merger;

•            the interests of the Company’s directors and Executives that are different from, or in addition to, the interests of the Company’s stockholders generally;

•            the possibility of changes in circumstances between the date of the signing of the Merger Agreement and completion of the Merger that will not be reflected in the fairness opinion obtained by the Board;

•            the possibility that the Merger does not close due to, among other things, the failure to satisfy the closing conditions in the Merger Agreement;

•            the risk that unexpected costs will be incurred and the substantial expenses incurred by the Company related to the Merger;

•            the outcome of potential litigation resulting from the proposed merger;

•            our inability to accurately predict future market conditions;

•            the termination of the opportunity for our existing stockholders to participate in the potential future economic upside derived from ownership of the Company’s capital stock following completion of the Merger; and

•            the taxability of the Common Per Share Merger Consideration for U.S. federal income tax purposes.

The above discussion includes the principal information and factors, both positive and negative, considered by the Board, but is not intended to be exhaustive and may not include all of the information and factors considered by the Board. The above factors are not presented in any order of priority. The Board did not quantify or assign relative or specific weights to the factors considered in reaching their respective determinations. Rather, the Board views its positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 10 of this information statement.

After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it, following which the Board approved and declared advisable the Merger Agreement and the Merger and recommended that our Consenting Stockholders adopt the Merger Agreement and approve the Merger.

Opinion of the Financial Advisor to the Company

The Board engaged Union Gaming to act as a financial advisor to the Board with respect to the contemplated transaction. Union Gaming helped the Company assess potential alternative bidders, engaged in discussions with potential buyers, and assisted TWC in its negotiations with FEC.

On February 27, 2018, Union Gaming rendered its oral opinion to the Board (which was confirmed in writing by delivery of Union Gaming’s written opinion dated the same date), that, as of February 27, 2018, based upon and subject to the factors, assumptions and limitations set forth therein, the Common Per Share Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders entitled to receive such consideration. For purposes of its analyses and opinion, Union Gaming assumed that the Common Per Share Merger Consideration would be equal to a minimum of $3.97 per share of Common Stock, which was the Company’s estimate of the Common Per Share Merger Consideration as of February 27, 2018. Union Gaming’s opinion was just one of several factors the Board took into account in making its determination to approve the Merger Agreement and the Merger and recommend that the Company’s stockholders approve and adopt the Merger Agreement and the Merger.

The summary of Union Gaming’s opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Union Gaming in preparing its opinion. However, neither Union Gaming’s written opinion nor the summary of its opinion and the related analyses set forth in this information statement is intended to be or constitutes advice or a recommendation to any security holder as to how such security holder should act with respect to any matter relating to the proposed Merger or otherwise. The opinion was provided to the Board for their exclusive use only in considering the terms of the Merger Agreement.

Union Gaming’s opinion only addressed whether, as of the date of the opinion, the Common Per Share Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Union Gaming was not asked to prepare a formal valuation or appraisal of the securities or assets of the Company and the opinion is not, and should not be construed as, advice as to the trading price at which the securities of the Company may trade at any time.

Union Gaming was not asked nor did it provide an opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such person, relative to the consideration to the public stockholders of the Company.

Union Gaming believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Union Gaming relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from public sources, or that was provided to Union Gaming by the Company, and its associates and affiliates and advisors, and Union Gaming assumed that such information did not omit to state any material fact or omit any fact necessary to be stated to make that information not misleading. Union Gaming’s Opinion is conditional upon the completeness, accuracy and fair presentation of such information.

Union Gaming’s opinion was rendered on the basis of securities markets, economic, and general business and financial conditions prevailing as at February 27, 2018. Union Gaming’s opinion was given as of February 27, 2018, and Union Gaming disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Union Gaming after such date.

In connection with rendering its opinion, Union Gaming reviewed, relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof), or carried out, among other things, the following:

•            financial terms of the Merger Agreement as presented to the Board on February 27, 2018;

•            certain public and non-public historical financial and operating data relating to the Company, as prepared and furnished to Union Gaming by the management of the Company;

•            certain non-public projected financial data of the Company as prepared and furnished to Union Gaming by the Company;

•            discussions and operational visits with senior management and key operating staff of the Company regarding past and current operations, current financial condition, and future prospects of the Company including views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past;

•            current and historical reported prices, and sporadic and limited trading activity of the Company’s common stock and similar information for certain other companies deemed by Union Gaming to be comparable to the Company;

•            comparison of the financial performance of the Company with that of certain other public companies that Union Gaming deemed relevant;

•            financial terms, to the extent publicly available, of certain business combination transactions that Union Gaming deemed relevant; and

•            such other financial studies, analyses and other matters as Union Gaming deemed appropriate.

The following is a summary of the material financial analyses performed by Union Gaming in connection with the preparation of its opinion, which was reviewed with, and formally delivered to, the Board on February 27, 2018. The preparation of analyses and an opinion is a complex analytic process involving numerous determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Union Gaming or of its presentation to the Board.

For the purposes of its analyses, Union Gaming determined: (1) the Company’s equity value per share of $3.97 at a minimum based on a cash payment of $42.0 million under the terms contemplated in the Merger Agreement and an estimate of related transaction costs; and (2) the Company’s enterprise value (“EV”), equating to implied equity value, plus the maximum assumed net indebtedness, of up to $53.025 million.

Union Gaming performed the following financial analyses in connection with rendering its opinion to the Transaction Committee and the Board:

•            Selected Merger and Acquisition (“M&A”) Transaction Analysis; and

•            Selected Public Companies Analysis.

Each of these analyses is summarized below.

Selected M&A Transaction Analysis

Union Gaming reviewed historical merger and acquisition transactions involving target companies in the land-based gaming sector in Europe and the U.S. and hotel transactions in Europe that it deemed comparable to the Company. Union

Gaming selected these transactions based on information obtained by searching public company disclosures, press releases, company presentations, equity research reports, SEC filings, internal and external databases, and other third-party sources.

The following transactions (listed alphabetically by target) had targets that were deemed comparable to the Company:

Target	Acquiror
American Casino & Entertainment Properties	Golden Entertainment
Bally’s Casino Tunica and Resorts Casino Tunica	Penn National Gaming
Bally’s Casino Tunica and Resorts Casino Tunica (PropCo)	Gaming and Leisure Properties
Bally’s Las Vegas, The Quad, Cromwell, Harrah’s New Orleans	Caesars Growth Properties
Belterra Park and Plainridge Park (PropCo)	Gaming and Leisure Properties
Bronco Billy’s Casino and Hotel	Full House Resorts
Casino Queen (PropCo - East St. Louis)	Gaming and Leisure Properties
Clarion Hotel Sligo	Dalata Hotel Group
Europa Inns (Edinburgh)	Safestay
Four Penn Nation Gaming OpCo assets[1]	Boyd Gaming
Gala Coral Group	Ladbrokes
Greektown Casino	Rock Gaming
Harrah’s Las Vegas (PropCo)	VICI Properties
Holiday Inn Belfast	Dalata Hotel Group
Hotéis Tivoli	Minor Hotel Group
Island Hotels Group	International Hotel Investments, Corinthia Palace Hotel
Isle of Capri Casinos	Eldorado Resorts
Isle of Capri Lady Luck Marquette	CQ Holdings Company
Isle of Capri Lake Charles (St Charles Gaming)	Laguna Development
Ladbrokes Coral Group	GVC Holdings
Les Ambassadeurs Club	Landing International Development
Lumiere Place	Tropicana Entertainment
Oxford Casino	Churchill Downs
Pinnacle Entertainment	Penn National Gaming
Pinnacle Entertainment (PropCo)	Gaming and Leisure Properties
Praesepe	Marwyn Management
Rank Group	Guoco Group
Rezidor Hotel Group	HNA Group, HNA Tourism Group
Sisal Group	CVC Capital Partners
SNAI	Investor Group (Investindustrial, Palladio Finanziaria)
Borgata (50% JV interest)	MGM Resorts International
Borgata (PropCo)	MGM Growth Properties
Meadows Racetrack and Casino (PropCo)	Gaming and Leisure Properties
Meadows Racetrack and Casino	Pinnacle Entertainment
Trump Plaza	Meruelo Gaming
Valley Forge Casino Resort	Boyd Gaming

Note:

1.	Four Penn National Gaming OpCo assets include Ameristar Kansas City, Ameristar St. Charles in Missouri, Belterra Casino Resort in Indiana and Belterra Park in Ohio.

Union Gaming calculated the ratio of EV to last twelve month (“LTM”) EBITDA for each of the aforementioned transactions, then compared the results of these calculations with a similar calculation for the Company based on EV of $53.025 million, calculated based on information provided by the Company.

Based on the estimates and assumptions used in the analysis, the Selected M&A Transaction Analysis showed that the implied valuation multiple of the Company based on EV was within the range of valuation multiples of the selected transactions when comparing the ratio of EV to LTM EBITDA, the most notable and widely utilized valuation metric for M&A in the Company’s sectors.

The analysis indicated the following multiples:

Selected M&A Transactions
	Company	Mean	Median
EV to LTM EBITDA[1]	9.8x	9.3x	8.9x

Note:

1.          For the Company, LTM is as of December 31, 2017.

Selected Public Companies Analysis

Union Gaming identified and analyzed the following selected companies for the Selected Public Companies Analysis:

Selected public Companies
Boyd Gaming
Century Casinos
Choice Hotels International
Codere
Eldorado Resorts
Extended Stay America
Full House Resorts
Golden Entertainment
Groupe Partouche
Marriott International
Hilton Worldwide Holdings
InterContinental Hotels Group
Hyatt Hotels Corporation
La Quinta Holdings
Monarch Casino & Resort
Olympic Entertainment Group
Penn National Gaming
Pinnacle Entertainment
Red Rock Resorts
Sociéte Francaise de Casinos

Union Gaming performed its valuation analysis using the Company’s LTM EBITDA (estimated by the Company for the period ending December 31, 2017) and the maximum net indebtedness permitted under the Merger Agreement. For the Selected Public Companies Analysis, Union Gaming compared valuation multiples for the Company derived from the EV and the Company’s LTM EBITDA and net indebtedness, to valuation multiples for the selected public companies derived from consensus estimates, internal estimates, or management estimates for LTM EBITDA and net indebtedness. The Selected Public Companies Analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiple of the Company based on the EV was within the range of valuation multiples of the selected public companies when comparing the ratio of EV to LTM EBITDA, the most notable and widely utilized valuation metric for the subject company and its competitive set.

Selected Public Companies
	Company	Mean	Median
EV to LTM EBITDA[1]	9.8x	11.2x	10.8x

Note:

1.	For the Company, LTM is as of December 31, 2017.

While a premium paid approach can be utilized as another methodology to measure fairness, the sporadic and limited trading activity of the Company’s common stock rendered that analysis non-applicable.

The Company’s asset portfolio is unique and differentiated.  Currently, the portfolio consists of three niche casino operations in the Czech Republic, which are situated at border locations and draw the majority of customers from Germany and Austria, and five small-to-mid-size hotels domiciled in the Czech Republic, Austria and Germany.  One of the hotels is integrated and physically attached to the Company’s Route 59 casino in the Czech Republic and the other four hotels are stand-alone with no casino component or association with the Company’s other two casinos.

Furthermore, several significant changes in the gaming regulatory and operating environments have  impacted the Company at the time of implementation. On June 7, 2016, the President of the Czech Republic signed the Gambling Acts. The Gambling Acts became law on June 15, 2016, when they were published in the official Collection of Laws, maintained by the Czech Ministry of the Interior. The Gambling Acts imposed various regulatory changes on casinos, including, but not limited to: a gaming tax increase; shorter duration of gaming licenses at the national and municipal levels, stricter marketing guidelines; no complimentary food and beverage; cool-off period for slot machine patrons; increased surveillance recordings and their retention periods; player registration; increased surety bond amount; maximum bet and payout changes for slot machines and casino management system requirements. All licensees in the Czech Republic were advised to be compliant with all the new regulatory requirements prior to the submission of these new license applications. On January 1, 2017, a new gaming tax rate (raising taxes on slot revenue from 28% to 35%) and a new marketing law came into effect. Additionally, on May 31, 2017, a countrywide in-door smoking ban came into effect. In rendering its opinion, Union Gaming studied many other gaming markets globally to determine the impact of smoking bans, including numerous European countries, and found that the effects of smoking bans have had a negative impact on operations, in each of those cases.

As such, Union Gaming illustrated the other companies selected for its Selected Public Companies Analysis as the closest points of comparison to the Company given there are some similarities to the Company’s casino and hotel assets on an individual level (albeit, even then somewhat limited).  However, comparing the Company’s total asset portfolio and its regulatory dynamics to the asset portfolios of the selected companies is less relevant given there are many differences from a regulatory, political, geographical, business orientation, risk, and competitive perspective.

General

The Merger Consideration was determined through arm’s-length negotiations between the Company and Acquiror and was approved by the Board. Union Gaming provided advice to the Transaction Committee and Board during these negotiations. Union Gaming did not, however, recommend any specific amount of consideration to the Company or the Board.

Union Gaming Securities is an SEC and Financial Industry Regulatory Authority member firm in the United States. The company specializes in global equity research, securities dealing, investment banking and advisory, exclusively in the global gaming sector. Founded in 2009, the company has offices in Las Vegas, New York, Hong Kong and Macau. As part of its investment banking business, Union Gaming regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Union Gaming is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

Union Gaming acted as financial advisor to the Company in connection with, and participated in certain of the negotiations with respect to, the Merger Agreement and the Merger. Prior to being retained as financial advisor to the Company on February 23, 2017, Union Gaming had not provided any financial advisory or other services to the Company or any of its affiliates.  The Board selected Union Gaming as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the global gaming sector. Pursuant to a letter agreement dated February 23, 2017, and as amended on March 2, 2018, the Company engaged Union Gaming to act as its financial advisor in connection with an exploration of strategic alternatives, including a possible sale of the Company. Pursuant to the engagement letter between the Company and Union Gaming, the Company paid Union Gaming an initial non-refundable work fee of $100,000, and a subsequent work fee of $50,000, for a total of $150,000 (the “Work Fee”); and Union Gaming would also be entitled to a transaction fee of up to approximately $1.36 million, which is contingent upon consummation of the Merger. The Work Fee will be credited against any such transaction fee paid to Union Gaming.  Pursuant to the letter agreement with Union Gaming, the Company may advance any portion of the transaction fee as it may determine in its discretion prior to the successful completion of the Merger and if, for any reason, the Merger is not completed, Union Gaming has agreed to return any such advanced portion of the transaction fee in full within five (5) days following delivery of written demand therefor from the Company.

In addition, the Company has agreed to reimburse Union Gaming for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Union Gaming and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

Acquiror’s obligation to complete the Merger is not contingent on the receipt of any proceeds from any financing. In addition, FEC has guaranteed certain of Acquiror’s and Merger Sub’s liabilities and obligations under the Merger Agreement.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly following the closing of the Merger, each holder of shares of Common Stock as of the effective time of the Merger will be sent a letter of transmittal describing how such holder may exchange each of their shares of Common Stock for the applicable portion of the Merger Consideration.

You should not return your stock certificates to the Company, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you comply with the terms of the letter of transmittal and deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.

Interests of the Company’s Directors and Executives in the Merger

You should be aware that, aside from their interests as stockholders of the Company, certain members of the Board and our Executives, consisting of Messrs. Ramadan, Le and Benkley and Mses. Wagner and Brady may have interests in the Merger that are different from or in addition to the interests of our stockholders generally. The Transaction Committee and the Board were aware of these differing interests and potential conflicts and considered them, among other matters, in making their respective determinations regarding the Merger Agreement.

Due to his differing interests in the Merger, Mr. Ramadan, our CEO and President and a director, abstained, in his capacity as a director, from voting on the adoption of the Merger Agreement and approval of the Merger.

Directors’ and Executives’ Equity Interests in the Merger

As of March 29, 2018, the latest practicable date for which this information was available prior to the filing of this information statement, the current directors and Executives of the Company beneficially owned an aggregate of 4,759,903 shares of Common Stock. As a result, a substantial portion of the Merger Consideration available for distribution to the stockholders of the Company will be paid to these persons.

Certain of the equity interests beneficially owned by our directors and Executives are held in the form of stock options. Pursuant to the terms of the Trans World Corporation 2014 Equity Incentive Plan, adopted on June 25, 2014, as amended on June 2, 2016, that governs these options, all of these options will become fully vested and exercisable upon the consummation of the Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each then-outstanding stock option that is held by any of our directors or Executives, whether or not then vested and exercisable, will be terminated in exchange for the right to receive, without interest and subject to any applicable withholding taxes required by law, an amount equal to the product of (a) the number of shares of Common Stock subject to such options multiplied by (b) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such options. However, each stock option with an exercise price that is greater than or equal to the Common Per Share Merger Consideration will be cancelled and no consideration will be delivered in exchange therefor.

Of the shares of Common Stock beneficially owned by our directors and Executives, 25,000 shares are held by Mr. Ramadan in the form of unvested, restricted stock.  Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger each share of restricted stock will become fully vested, and will be terminated in exchange for the right to receive the Common Per Share Merger Consideration, without interest and subject to any applicable withholding taxes required by law.

Certain of the shares of Common Stock beneficially owned by our current directors and Executives are shares of deferred stock held under our Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which such individuals have deferred receipt of specified portions of their compensation and had such deferred amounts treated as if invested in Common Stock. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of deferred stock will be terminated in exchange for the right to receive the Common Per Share Merger Consideration, without interest and subject to any applicable withholding taxes required by law.

In addition, our Executives participate in our 2017 Profit Sharing Plan (the “2017 Profit Sharing Plan”), pursuant to which, at the discretion of the Board, awards of up to an aggregate of $405,000 may be granted to certain of the Company’s employees, including the Executives, of which 50% is payable in cash and 50% is payable in shares of deferred stock.  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, any shares of deferred stock payable pursuant to the 2017 Profit Sharing Plan will be terminated in exchange for the right to receive the Common Per Share Merger Consideration, without interest and subject to any applicable withholding taxes required by law.

The following table sets forth, for each person who has been a director or Executive of ours since the beginning of our most recent completed fiscal year, (i) the aggregate number of shares of Common Stock subject to vested stock options held by such person as of March 29, 2018, that will be terminated and cashed out upon the consummation of the Merger and the approximate aggregate consideration (before tax withholding) that such person will receive upon the cancellation of such awards, (ii) the aggregate number of shares of unvested restricted stock and Common Stock subject to unvested stock options held by such person as of March 29, 2018, that will be canceled and cashed out upon the consummation of the Merger and the aggregate consideration (before tax withholding) that such person will receive upon the cancellation of such awards and (iii) the other shares of Common Stock beneficially owned by such person as of March 29, 2018, that will be eligible to be converted into the right to receive the Common Per Share Merger Consideration and the aggregate consideration (before tax withholding) that such person will receive upon such conversion. The table does not include options that have an exercise price that is greater than the Common Per Share Merger Consideration, as those options will be cancelled in the Merger without any payment to the holder. The information in the table assumes that all currently outstanding stock options will remain outstanding until the consummation of the Merger, that the consummation of the Merger will have occurred on March 29, 2018, and that the Common Per Share Merger Consideration will be $3.97.

	Vested Options		Unvested Options and Restricted Stock that Vest as a result of the Merger		Owned and Deferred Shares of Common Stock(1)		Totals
		Value(2)		Value(2)		Value	Value
Name	Shares	($)	Shares	($)	Shares	($)	($)
Max W. Batzer	7,500	$7,500	2,500	$2,500	35,296	$140,125	$150,125
Patrick J. Bennett, Sr.	7,500	$7,500	2,500	$2,500	18,603	$73,854	$83,854
Michael B. Brodsky	7,500	$7,500	2,500	$2,500	17,629	$69,987	$79,987
Timothy G. Ewing	7,500	$7,500	2,500	$2,500	30,753	$122,089	$132,089
David E. Goldberg	7,500	$7,500	2,500	$2,500	10,135	$40,236	$50,236
Rami S. Ramadan	256,250	$139,813	43,750	$121,187	289,855	$1,150,724	$1,411,724
Hung D. Le	30,000	$9,900	30,000	$9,900	74,188	$294,526	$314,326
Paul D. Benkley	30,000	$9,900	30,000	$9,900	106,450	$422,607	$442,407
Sarah E. Wagner	30,000	$9,900	30,000	$9,900	100,348	$398,382	$418,182
Jill A. Brady	30,000	$9,900	30,000	$9,900	59,967	$238,069	$257,869

(1)         Includes shares issuable pursuant to the Deferred Compensation Plan, but excludes approximately 51,000 shares of deferred stock payable to the Executives pursuant to the 2017 Profit Sharing Plan.

(2)        The value of these options is based upon the consideration to be received in connection with the Merger.  At the effective time of the Merger, each then-outstanding and unexercised option to purchase Common Stock with an exercise price per share that is less than the Common Per Share Merger Consideration will be terminated in exchange for the right to receive the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such option. Each option to purchase Common Stock with an exercise price that is equal to or greater than the Common Per Share Merger Consideration will be cancelled and no consideration will be delivered in exchange therefor.

Employment and Change of Control Severance Agreements

The Company is party to an employment agreement with Mr. Ramadan, our President and CEO.  Pursuant to this employment agreement, if, within 120 days prior to, or twenty-four months after the Merger (i) Mr. Ramadan is terminated by the Company other than for cause (and not due to his death or disability), or (ii) he provides the Company with written notice of his voluntary termination for good reason, or (iii) he is in the employ of the Company on the closing date of the Merger, then the Company will pay him a lump sum equal to (A) an amount equal to two times his base salary as of the date of termination, plus (B) any accrued but unpaid base salary, sick pay and vacation pay.  The Company will also provide health insurance benefits as described in Mr. Ramadan’s employment agreement for the period ending on the earlier of: (x) the date Mr. Ramadan obtains subsequent employment where medical insurance coverage is available to him, or (y) two years after the date of termination or the Merger, as applicable. If, in connection with the Merger, the above benefits are paid to him as a result of (iii) above, they cannot be paid to him again as a result of either (i) or (ii), above.  Under the terms of the Merger Agreement, the amount of the severance payment payable to Mr. Ramadan will be a deduction from the amount of the Merger Consideration payable to the Company’s shareholders upon completion of the Merger.

The Company is party to change of control severance agreements with Messrs. Le and Benkley and Mses. Wagner and Brady.  Pursuant to these change of control severance agreements, if, within 120 days prior to, or twelve months following the Merger (the “Protected Period”), (i) such individual’s employment is terminated by the Company other than for cause or the employee’s death or disability, or (ii) the employee voluntarily leaves the Company for any reason (other than death or disability), the Company will pay such employee a lump sum payment equal to one year’s salary plus any accrued but unpaid compensation, sick pay and vacation pay.  In addition, if the Merger is consummated and such individual’s employment is terminated for any reason other than death during the Protected Period, such individual will be entitled to up to one year’s health insurance coverage from the Company.

Under the terms of their existing employments agreement or change of control severance agreements, if the Merger is consummated each of the below individuals could be entitled to change of control payments and benefits in the amounts set forth opposite their name in the below table, assuming that each of the below individuals receives the maximum change of control payments and benefits they are entitled to on March 29, 2018:

Name	Cash Payment ($)	Perquisites/Benefits ($)	Total ($)
Rami S. Ramadan	$900,000	96,552	996,552
Hung D. Le	$172,250	47,320	219,570
Paul D. Benkley	$235,100	41,028	276,128
Sarah E. Wagner	$237,546	27,506	265,052
Jill A. Brady	$143,100	21,694	164,794

Change of Control Compensation Table

The following table summarizes the potential payments and value of benefits for our Executives in connection with the proposed Merger, which payments and benefits were calculated assuming (i) the consummation of the Merger on March 29, 2018, (ii) on such date, each individual receives the maximum change of control payments and benefits they are entitled to and (iii) other relevant assumptions identified in this information statement.

The amounts set forth in the following table represent the aggregate of the change of control payments and benefits payable upon the consummation of the Merger and the value of the options and restricted and deferred stock as to which vesting or payment will be accelerated upon the consummation of the Merger (as set forth in above).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Rami S. Ramadan	$900,000	$121,188	$96,552	$1,117,740
Hung D. Le	$172,250	$9,900	$47,320	$229,470
Paul D. Benkley	$235,100	$9,900	$41,028	$286,028
Sarah E. Wagner	$237,546	$9,900	$27,506	$274,952
Jill A. Brady	$143,100	$9,900	$21,694	$174,694

(1)         Represents change of control payments payable pursuant to such individual’s employment or change of control severance agreement.

The change of control payments payable to Messrs. Le and Benkley and Mses. Wagner and Yarussi are “double trigger,” in that they are conditioned upon (1) the occurrence of the Merger and (2) such individual’s termination other than for cause (or death or disability) or voluntary termination for any reason (other than death or disability) during the period that is 120 days prior to, or twelve months after, the Merger.

(2)        Represents the value, calculated in accordance with Item 402(t) of Regulation S-K, of unvested options or unvested restricted stock that will accelerate upon the consummation of the Merger. For each option, amounts have been calculated as (a) the estimated Common Per Share Merger Consideration, minus (b) the exercise price of the applicable option.

(3)         Represents the maximum value of the health insurance coverage that may be provided by the Company pursuant to such individual’s employment or change of control severance agreement.

The health insurance benefits payable to each of Messrs. Le and Benkley and Mses. Wagner and Brady are “double trigger,” in that they are conditioned upon (1) the occurrence of the Merger and (2) such individual’s termination for any reason other than death during the period that is 120 days prior to, or twelve months after, the Merger.

Indemnification and Insurance

The Merger Agreement provides that, for a period commencing on the date of the Merger and ending on the D&O Coverage Expiration Date (as defined below), the surviving corporation will indemnify, defend and hold harmless each of the

Company’s present and former officers, directors and employees against all costs, expenses (including reasonable attorneys’ fees and costs of investigation), judgements or other liabilities incurred in connection with any claim, action, suite proceeding or investigation arising out of actions or omissions before, at or after the Merger, to the fullest extent permitted by applicable law.  Furthermore, for a period commencing on the date of the Merger and ending on the D&O Coverage Expiration Date, the surviving corporation must maintain in its articles of incorporation, bylaws or other organizational documents, provisions concerning the indemnification, advancement of expenses and exculpation of the Company’s current and former officers, directors and employees that are no less favorable than the provisions under the Company’s articles of incorporation, bylaws or other organizational documents as of the date of the Merger Agreement.

On or prior to the closing of the Merger, the Company shall purchase “run-off” insurance policies for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage providing such coverages that are no less favorable than the policies maintained by the Company as of the date of the Merger Agreement, with a claims period of at least three years from the date of the Merger (“D&O Coverage Expiration Date”).  If the Company is unable to purchase such “run-off” insurance policies, the Acquiror shall use reasonable best efforts to cause the surviving corporation to purchase such insurance policies, subject to certain limited exceptions. Such insurance shall contain coverage in an amount and scope no less favorable to the indemnified individuals than those provided in the director’s and officer’s liability insurance currently provided by us as of the date of the Merger Agreement; however, none of the Acquiror, the surviving corporation or the Company is obligated to pay an annual premium for such coverage in excess of 200% of the most recent annual premium paid by us as of the date of the Merger Agreement, in which event the obligation shall be only to provide the maximum coverage available for an annual premium equal to 200% of the most recent annual premium. Under the terms of the Merger Agreement, the cost of these “run-off” insurance policies paid at or after closing will be a deduction from the amount of the Merger Consideration payable to the Company’s shareholders upon completion of the Merger.

Trading and Deregistration of our Common Stock

As a result and upon consummation of the Merger, the Company will cease to be a publicly traded company and the Company’s Common Stock will no longer be quoted on the OTCQB Market and will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC.

Regulatory Matters

In connection with the Merger, TWC is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including the filing of Articles of Merger with the Secretary of State of the State of Nevada in accordance with the NRS and complying with U.S. federal securities laws.

Fees and Expenses

In general, and except as described below, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated.

The parties have agreed to pay each other termination fees and/or reimburse each other’s expenses if the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 51.

Material United States Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes:

•            a citizen or individual resident of the United States;

•            a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•            a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•            an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities, or investors in such partnerships, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the Merger, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise dissenters’ rights under the NRS in connection with the Merger.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Common Stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Common Stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable paying agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

THE PARTIES TO THE MERGER

The Company

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, New York 10017

Phone: (212) 983-3355

We were organized as a Nevada corporation in October 1993. We have since focused our operating strategy on the casino market in Europe and, as a means of diversifying our business, we have also expanded our growth strategy to develop and/or acquire small-to-mid-size hotels of 80-250 rooms located in or near key metropolitan and resort areas in Europe, which may also include gambling operations. Today, we own and operate three full-service casinos and five hotels.

We own and operate three casinos in the Czech Republic, all under the registered brand American Chance Casinos (“ACC”). Our Ceska casino, located in the town of Ceska Kubice, in the western part of the Czech Republic close to the German border, currently has 13 gaming tables and 118 slot machines. Our Route 55 casino, located in Dolni Dvoriste, in the southern part of the Czech Republic close to the Austrian border, currently has 22 gaming tables and 192 slot machines. Our Route 59 casino is located in Hate, near Znojmo, also in the southern part of the Czech Republic close to the Austrian border, and currently has 24 gaming tables and 214 slot machines.

ACC’s operating strategy centers on differentiating its products and services from its direct competitors.  We operate our establishments with an emphasis on high customer service and attention to detail.  We strive to create gambling environments with casual and exciting atmospheres, highlighting entertainment, state-of-the-art equipment, and professionalism.

In addition to the above gaming operations, we also own and operate a hotel and spa in the Czech Republic, three hotels in Germany and one hotel in Austria, all of which are four-star rated by the Hotelstars Union.  In the Czech Republic, we operate the Hotel Savannah, a 79-room, four-star deluxe hotel that is physically connected to our Route 59 casino, and the Spa at the Savannah, a full-service spa that is operated by an independent contractor and is attached to the hotel.  In Germany, we operate the Hotel Columbus, a four-star 117-room hotel located in Seligenstadt, near Frankfurt; the Hotel Auefeld, a 93-room four-star hotel with extensive meeting space and recreational amenities located in Hannoversch Münden (“Hann. Münden”); and the Hotel Kranichhöhe, a 107-room, four-star hotel with extensive meeting space and recreational amenities located in Much.  In Austria, we operate the Hotel Donauwelle, a 176-room hotel that is situated on the banks of the Danube River in Linz.

TWC’s hotel operating strategy centers on offering both business and leisure travelers attractive facilities, professional service, comfortable accommodations, and a wide range of amenities, including food and beverage services, conference, and recreational facilities.  The Company uses multiple channels to actively market its hotels to both business and leisure travelers.  Further, management strives to foster strong relationships with local businesses and communities, which primarily support the hotels’ food and beverage, conference and banquet, and recreation facilities.

For more information about TWC, please visit our website at www.transwc.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Additional information about TWC is included in documents incorporated by reference into this information statement. Detailed descriptions about TWC’s business and financial results are contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated in this information statement by reference. See the sections entitled “Where You Can Find More Information” and “Additional Information” beginning on page 58.

Acquiror

FEC Overseas Investment (UK) Limited

16/F., Far East Consortium Building

121 Des Voeux Road Central

Hong Kong, China

Phone: (852) 2850 0600

Acquiror is a limited company formed under the laws of the United Kingdom and was incorporated for the purpose of (i) holding all of the equity interests in Merger Sub and (ii) entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Acquiror is an indirect wholly-owned subsidiary of FEC and has not carried on any other material activities to date, except for (i) activities incidental to its incorporation, (ii) activities undertaken in connection with the negotiation of the Merger Agreement and related documentation and (iii) activities taken in furtherance of the transactions contemplated by the Merger Agreement.

Merger Sub

FEC Investment (US) Limited

16/F., Far East Consortium Building

121 Des Voeux Road Central

Hong Kong, China

Phone: (852) 2850 0600

Merger Sub is a Nevada corporation and was incorporated for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub is a direct wholly-owned subsidiary of Acquiror and has not carried on any other material activities to date, except for (i) activities incidental to its incorporation, (ii) activities undertaken in connection with the negotiation of the Merger Agreement and related documentation and (iii) activities taken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company, and will cease to exist.

FEC

Far East Consortium International Limited

16/F., Far East Consortium Building

121 Des Voeux Road Central

Hong Kong, China

Phone: (852) 2850 0600

FEC is a regional conglomerate with property development, hospitality and car parking ventures in mainland China, Hong Kong, Malaysia, Singapore, Australia, New Zealand, the United Kingdom and Hungary.  FEC has been publicly listed on the main board of the Hong Kong Stock Exchange since 1972. FEC has forty years of experience operating in Asia-Pacific and Europe.

FEC is party to the Merger Agreement solely for the purpose of guaranteeing Acquiror’s and Merger Sub’s liabilities and obligations under the Merger Agreement.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the sections entitled, “Where You Can Find More Information,” and “Additional Information,” beginning on page 58. The description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. If there are any discrepancies between summaries contained herein and the Merger Agreement, the Merger Agreement controls.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about TWC contained in this information statement or in TWC’s public reports filed with the SEC may supplement, update or modify the disclosures about TWC contained herein or in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by TWC, Acquiror and Merger Sub were negotiated and agreed to by TWC, Acquiror and Merger Sub in connection with negotiating the terms of the Merger Agreement, and are qualified by information set forth in the confidential disclosure schedules to the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that TWC delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement.

Structure of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into TWC, upon the terms, and subject to the conditions, set forth in the Merger Agreement. TWC will continue to exist as the surviving corporation following the Merger as a wholly-owned subsidiary of the Acquiror, and Merger Sub will cease to exist.

Closing of the Merger

The closing of the Merger is required to take place on a date specified by the parties to the Merger Agreement, which date is to be no later than the second business day after the satisfaction or (to the extent permitted by applicable law and the Merger Agreement) waiver of all of the conditions to closing of the Merger (described under “— Conditions to the Merger” below) and taking of all other actions (other than those that by their terms are to be satisfied or taken at the closing) or such other date that the parties to the Merger Agreement may otherwise agree upon.

When the Merger Becomes Effective

The effective time of the Merger will occur upon the filing of Articles of Merger with the Secretary of State of the State of Nevada (or at such later date as the parties to the Merger Agreement may agree and specify in the Articles of Merger).

Directors and Officers

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of TWC at the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Articles of Incorporation and Bylaws

The articles of incorporation of TWC as in effect immediately prior to the effective time of the Merger shall be the articles of incorporation of the surviving corporation until amended in accordance with its terms or by applicable law. The bylaws of TWC will be the bylaws of the surviving corporation following the consummation of the Merger, until amended in accordance with their terms or applicable law.

Trading of Common Stock

Following the completion of the Merger, the Common Stock will cease to be quoted on the OTCQB Market.

Merger Consideration

The Merger Consideration can equal up to $42.0 million in cash, and is subject to downward adjustment based upon, among other things, our unpaid transaction expenses, our Closing Net Indebtedness, a deduction for certain change of control or similar severance arrangements and a deduction for the cost paid at or after the closing to obtain a director and officer “run-off” insurance policy, in each instance as more thoroughly described in the Merger Agreement. In addition to paying the Merger Consideration, the Acquiror has agreed to assume our Closing Net Indebtedness as of the closing up to $11,025,000.

The Closing Net Indebtedness adjustment is based on the amount of our Closing Net Indebtedness as of the date five business days immediately preceding the closing date of the Merger, which is calculated generally as (i) our cash, cash equivalents, marketable securities and certain other deposited assets minus (ii) our indebtedness, and is discussed in greater detail in the Merger Agreement.

In the event that the Closing Net Indebtedness, as finally determined in accordance with Merger Agreement, is less than $11,025,000, then there will be no adjustment to the Merger Consideration.  In the event that the Closing Net Indebtedness, as finally determined in accordance with Merger Agreement (i) is greater than $11,025,000, then Acquiror may decrease the Merger Consideration, dollar for dollar, by an amount equal to the difference by which the Closing Net Indebtedness exceeds $11,025,000, up to an amount not greater than $525,000; or (ii) is greater than $11,550,000, then Acquiror may terminate the Merger Agreement.

Conversion of Common Stock

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger except (i) those shares held by any of our stockholders who are entitled to and who properly dissent from the Merger in accordance with Sections 92A.300 through 92A.500 of the NRS and (ii) the Exception Shares, will be canceled and converted automatically into and constitute the right to receive, without interest and subject to any applicable withholding taxes required by law, an amount in cash equal to the Common Per Share Merger Consideration. “Common Per Share Merger Consideration” is calculated as (x) the Merger Consideration divided by (y) the sum of (1) the total number of shares of Common Stock issued and outstanding immediately prior to the effective time of the Merger (but excluding the Exception Shares), (2) the number of shares of Common Stock issuable upon the exercise of exercisable in-the-money options (calculated based on the Common Per Share Merger Consideration and as if such options and warrants were exercised on a cashless basis) and (3) the number of shares of restricted or deferred stock issuable pursuant to Company stock plans, in each case without interest and less any required withholding taxes. Each Exception Share will be canceled and no consideration will be delivered in exchange therefor.

The outstanding shares of common stock of Merger Sub will be converted into shares of common stock of the surviving corporation and the Acquiror will thereby become the sole stockholder of the Company.

Treatment of Stock Options

At the effective time of the Merger, each then-outstanding and unexercised option to purchase Common Stock with an exercise price per share that is less than the Common Per Share Merger Consideration will be terminated in exchange for the right to receive, without interest and less any required withholding taxes, and the holder thereof will be entitled to receive a cash amount equal to the product of (a) the number of shares of Common Stock subject to such options multiplied by (b) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such options, less any required withholding taxes. Each option to purchase Common Stock with an exercise price that is equal to or greater than the Common Per Share Merger Consideration will be cancelled and no consideration will be delivered in exchange therefor.

Treatment of Restricted or Deferred Stock

At the effective time of the Merger, each share of restricted or deferred stock issuable pursuant to a Company stock plan will be terminated in exchange for the right to receive the Common Per Share Merger Consideration, less any required withholding taxes.

Treatment of Dissenting Shares

Common Stock owned by stockholders who are entitled to and who properly dissent from the Merger in accordance with Sections 92A.300 through 92A.500 of the NRS, unless such dissent has been withdrawn or becomes ineligible, will not be converted into the right to receive the applicable portion of the Merger Consideration. Such stockholders may instead be entitled to payment of the fair value of such shares in accordance with the NRS, as described below under “Dissenters’ Rights.”

Estimated Merger Consideration Payable to Holders of Common Stock

We currently estimate that, if the closing of the Merger were to have occurred on March 29, 2018, based on the estimated adjustments to the Merger Consideration, the total amount to be paid to holders of Common Stock would be a minimum of approximately $38,815,000 in cash, or a minimum of approximately $3.97 for each share of Common Stock. However, these amounts are based on our current estimates of our unpaid transaction expenses, Closing Net Indebtedness, and other amounts described above and in the Merger Agreement.   Because we do not know the date on which the closing will occur or the amount of the corresponding adjustments, the actual consideration payable to holders of Common Stock could be different.

Procedure for Receiving Merger Consideration

Immediately prior to effective time of the Merger, Acquiror will deposit with the Company’s then-current transfer agent or a disbursing agent mutually agreed upon by the Company and the Acquiror (which we refer to as the “paying agent”), for the benefit of the holders of our Common Stock, cash sufficient to pay the Merger Consideration payable to holders of Common Stock.

At the effective time of the Merger, each certificate representing shares (or uncertificated shares in book entry form) of Common Stock, other than any Exception Shares, will represent only the right to receive, upon such surrender and without any interest and subject to applicable withholding, the amount of cash to which the holder of such stock is entitled. At the effective time of the Merger, no further registrations of transfers on TWC’s stock transfer books of the shares of Common Stock will be made. If, after the effective time of the Merger, TWC stock certificates or shares in book-entry form are presented to the surviving corporation, the Acquiror or the paying agent, they will be canceled and exchanged as described below.

As promptly as reasonably practicable after the effective time of the Merger (but no later than the second business day thereafter), the paying agent will provide to each holder of shares of Common Stock, a letter of transmittal and instructions explaining how to surrender TWC stock certificates (or transfer uncertificated book-entry shares) in exchange for the applicable portion of the Merger Consideration.

After the effective time of the Merger, and following surrender of a TWC stock certificate to the paying agent (or transfer of uncertificated book-entry shares), together and in accordance with a letter of transmittal, duly and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such TWC stock certificate or uncertificated book-entry shares will be entitled to receive the applicable portion of the Merger Consideration subject to applicable withholding and without interest, and the stock certificate so surrendered will be canceled. No interest will be paid or will accrue on any Merger Consideration payable under the Merger Agreement.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES TO THE COMPANY AT THIS TIME. YOU SHOULD WAIT UNTIL YOU ARE NOTIFIED OF THE COMPLETION OF THE MERGER BY THE COMPANY AND THE PAYING AGENT, AND YOU SHOULD FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT AS INSTRUCTED, INCLUDING BY COMPLETING AND DELIVERING THE LETTER OF TRANSMITTAL WHICH WILL ACCOMPANY SUCH INSTRUCTIONS.

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by Acquiror or the paying agent, the posting by such person of a bond in such amount as either Acquiror or the paying agent, as applicable, may reasonably require as indemnity against any claim that may be made against Acquiror, the paying agent or the surviving corporation with respect to such stock certificate, the paying agent will deliver, in exchange for such lost, stolen or destroyed stock certificate, the Merger Consideration in respect of such shares. These procedures will be described in the letter of transmittal that TWC stockholders will receive, which such stockholders should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by TWC, Acquiror and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure schedules TWC delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•            due organization, good standing and the requisite power and authority to carry on their respective businesses;

•            corporate power and authority to enter into the Merger Agreement and the related transaction agreements and to perform their respective obligations thereunder;

•            the valid and binding nature and enforceability of the Merger Agreement; and

•            brokers’ or finders’ fees.

The Merger Agreement contains a number of representations and warranties made by TWC that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure schedules TWC delivered to Acquiror in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•            capitalization of TWC;

•            capitalization and ownership of subsidiaries and participation in joint ventures;

•            Board approval of, and recommendation to stockholders to adopt, the Merger Agreement, and the sufficiency of the vote of the Consenting Stockholders;

•            absence of required governmental consents or approvals, other than those specifically discussed in the Merger Agreement, in connection with the execution, delivery and performance of the Merger Agreement by TWC;

•            absence of conflicts with organizational documents, breaches of certain contracts and agreements, liens upon assets and violations of applicable law or permits, in each case resulting from the execution and delivery of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•            timely filing of required documents with the SEC, compliance of such documents with the requirements of the Securities Act and the Exchange Act and, with respect to such documents, the absence of untrue statements of material facts or omissions of material facts required to be stated in such documents or necessary in order to make the statements made in such documents, in light of the circumstances under which such statements were made, not misleading;

•            compliance of consolidated financial statements with applicable SEC rules and regulations, presentation by such financial statements of the consolidated financial position of TWC and its consolidated subsidiaries, preparation of such financial statements in accordance with GAAP and maintenance and design of TWC’s disclosure controls and procedures and internal controls over financial reporting;

•            absence of undisclosed liabilities;

•            absence of specified changes or events and conduct of business in the ordinary course;

•            management of cash and cash equivalents; purchases of inventory; vendor, supplier, payroll and similar payments; absence of delinquent payments of indebtedness and absence of voluntary prepayments of indebtedness;

•            absence of certain litigation and investigations;

•            compliance with applicable laws, including holding of required permits and other governmental authorizations and compliance with such permits and authorizations;

•            certain material contracts and the absence of default under such contracts;

•            tax matters;

•            employee benefit plans, ERISA compliance and labor and employment matters;

•            inapplicability of certain takeover laws;

•            compliance with the Sarbanes-Oxley Act of 2002, as amended;

•            environmental compliance;

•            governmental authorizations held by the Company;

•            intellectual property;

•            real property and title to assets;

•            interests of TWC officers and directors;

•            related party transactions;

•            insurance policies;

•            receipt of an opinion from the Union Gaming, the Company’s financial advisor; and

•            the accuracy of information supplied by TWC in connection with this information statement.

The Merger Agreement contains a number of representations and warranties made by Acquiror and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•            the solvency of the surviving corporation;

•            absence of required governmental consents or approvals in connection with the execution, delivery and performance of the Merger Agreement by Acquiror and Merger Sub, other than the filing and issuance of the Articles of Merger;

•            absence of conflicts with organizational documents and violations of applicable law, permits, licenses, agreements or instruments, in each case resulting from the execution and delivery of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•            familiarity with gaming laws applicable to them;

•            absence of present knowledge regarding potential failure of certain closing conditions;

•            Acquiror’s independent investigation and diligence of TWC and its business, results of operations and financial condition; and

•            the accuracy of information supplied by Acquiror in connection with this information statement.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” on TWC means any circumstance, change, condition, event, occurrence or effect, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets or business of TWC and its subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay TWC’s ability to consummate the Merger or the other transactions contemplated by the Merger Agreement, other than:

(A)        Any adoption, implementation or changes in laws, rules or regulations by any governmental authority in any jurisdiction in which TWC and its subsidiaries conduct business, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect TWC and its subsidiaries, in a materially disproportionate manner as compared to other participants in the industries in which TWC and its subsidiaries operate;

(B)        changes in global, national or regional political conditions or general economic, business, regulatory, financial, capital market or political conditions, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect TWC and its subsidiaries in a materially disproportionate manner as compared to other participants in the industries in which TWC and its subsidiaries operate;

(C)        earthquakes, hurricanes or other natural disasters;

(D)        changes in GAAP;

(E)        events, circumstances, changes, conditions, occurrences or effects generally affecting the industries in which TWC and its subsidiaries operate, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect TWC and its subsidiaries in a materially disproportionate manner as compared to other participants in such industries;

(F)         changes in the market price or trading volume of securities of the Company or any suspension of trading in securities generally on any securities exchange on which the equity securities of the Company trade, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect TWC and its subsidiaries in a materially disproportionate manner as compared to other participants in the industries in which TWC and its subsidiaries operate;

(G)        changes resulting from the announcement or the existence of, or compliance with, the Merger Agreement and the transactions contemplated thereunder;

(H)        the failure or inability of TWC to meet any internal or public projections, forecasts or estimates of revenues or earnings;

(I)         any actions taken (or omitted to be taken) at the request of Acquiror or Merger Sub;

(J)         any action taken by TWC or any of its subsidiaries which is required or permitted pursuant to this the Merger Agreement.

provided, that the facts or occurrences giving rise or contributing to the decline or change described in (F) and (H) above that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on TWC or its subsidiaries.

For purposes of the Merger Agreement, a “material adverse effect” on Acquiror or Merger Sub means any effect that would prevent or materially impair or delay the ability of Acquiror or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement.

The representations and warranties contained in the Merger Agreement will expire at the earlier of the valid termination of the Merger Agreement or the effective time of the Merger, and not survive the consummation of the Merger (without limiting any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger), but they form the basis of specified conditions to the parties’ obligations to complete the Merger.

Conduct of Business Pending the Merger

TWC has agreed that from the date of the Merger Agreement until the effective time of the Merger, TWC will, and will cause each of its subsidiaries to (as applicable):

•            conduct its business in the ordinary course consistent with past practice in all material respects, which shall include, without limitation, the payment of the Company’s transaction expenses;

•            use reasonable efforts to preserve intact its business in all material respects; and

•            use reasonable best efforts to file or furnish all required forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.

In addition, TWC has agreed that from the date of the Merger Agreement until the effective time of the Merger, except as otherwise contemplated by the Merger Agreement or consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), TWC will not, and will cause each of its subsidiaries not to:

•            enter into any new line of business;

•            (i) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long term debt) or any rights with respect to its capital stock or any other securities, or (ii) permit any additional shares of its capital stock to become subject to new grants under Company stock plans or otherwise;

•            (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (whether in cash, stock, property or otherwise), or enter into any contract relating to the declaration of any dividend or distribution with respect to its capital stock, other than dividends from its wholly owned subsidiaries to it or another of its wholly-owned subsidiaries, (ii) directly or indirectly adjust, split, subdivide, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of capital stock or any right related thereto or other ownership interests therein;

•            sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any subsidiary) or any interests therein (including securitizations), except for (i) liens securing existing indebtedness, (ii) pursuant to contracts in force as of the date of the Merger Agreement, (iii) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of TWC, (iv) transfers among TWC and its subsidiaries and (v) sales of inventory in the ordinary course of business;

•            acquire all or any portion of the assets, business, properties or shares of capital stock or other securities of any other person (including by merger, consolidation, stock acquisition or otherwise);

•            amend or restate the organizational documents of TWC or any of its subsidiaries;

•            (i) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally, (ii) make any election relating to taxes (including the change or revocation of any such election) or (iii) amend any tax return;

•            fail to exercise any rights with respect to any owned real property or with respect to the renewal of any leased real property that by its terms would otherwise expire;

•            enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law or the terms of a benefit arrangement in existence as of the date of the Merger Agreement or (2) the granting and payment of certain cash bonuses and equity awards to the employees, directors and officers of TWC as set forth in the Merger Agreement;

•            enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other Company stock awards or compensation or benefits payable thereunder, except as may be required by applicable law, the terms of a benefit arrangement in existence as of the date of the Merger Agreement or as contemplated by the Merger Agreement;

•            incur any indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date of the Merger Agreement), guarantee any indebtedness of a third party, enter into any contract having the economic effect of any of the foregoing, in any instance, in excess of

$50,000 individually or $100,000 in the aggregate, other than the incurrence of indebtedness under TWC’s outstanding line of credit for general business purposes;

•            grant or announce any increase in the salaries, bonuses or other benefits payable by TWC or any of its subsidiaries to any of the directors, officers, employees, consultants or independent contractors of TWC or any of its subsidiaries, other than as required by law;

•            pay, discharge, settle or satisfy any suit, action or claim, other than settlements of any suit, action or claim, or threatened suit, action or claim, that (i) require payments by TWC or any of its subsidiaries (net of insurance proceeds) in an amount not to exceed $50,000 individually or $100,000 in the aggregate and (ii) do not require any other actions or impose any other material restrictions on TWC’s business;

•            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of capital stock or other ownership interests, any other voting securities or any right convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts as in effect on the date of the Merger Agreement;

•            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TWC or any of its subsidiaries;

•            amend or modify in any respect or terminate any material contract other than in accordance with its terms, or, enter into any contract that (i) if entered into on or prior to the date hereof would constitute a material contract, or (ii) is not terminable upon sixty (60) days’ notice without penalty or premium;

•            enter into any agreement or, other than pursuant to agreements currently in effect described in TWC’s SEC filings, engage in any transaction with one or more of TWC’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of TWC’s directors, officers or stockholders is (i) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (ii) has a direct or indirect financial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with;

•            adopt or implement any stockholder rights plan or similar arrangement;

•            elect to be subject to any state takeover laws with respect to the Merger Agreement, TWC or the Merger or the other transactions contemplated by the Merger Agreement;

•           (i) settle or compromise any tax claim, audit or assessment, (ii) make or change any tax election, including an election under Section 965(h) of the Internal Revenue Code of 1986, as amended, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any tax returns or file claims for tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to TWC or its subsidiaries;

•            take any action to exempt any person from, or make any acquisition of securities of TWC by any person not subject to, any takeover law that applies to TWC with respect to a Takeover Proposal (as defined below) or otherwise, except for Acquiror, Merger Sub or any of their respective subsidiaries, or the transactions contemplated by the Merger Agreement;

•            fail to use reasonable best efforts to maintain current insurance coverages, or fail to enforce the rights of TWC or any of its subsidiaries under any such existing coverage;

•            make any capital expenditure which is in excess of $100,000 individually or $250,000 in the aggregate, except as set forth in the Merger Agreement;

•            enter into any collective bargaining agreement or announce, implement or effect any reduction in labor force or lay-off; or

•            enter into any contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing actions.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by TWC’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. We received the Requisite Vote to adopt the Merger Agreement and approve the consummation of the Merger on March 2, 2018, when the Consenting Stockholders, which on such date owned approximately 88% of the outstanding shares of Common Stock, delivered the Written Consent adopting the Merger Agreement. Therefore, no further approval by our stockholders is required in connection with the Merger Agreement or the Merger. A copy of the Written Consent is attached as Annex B to this information statement.

On March 2, 2018, the Company and the Acquiror entered into Support Agreements with the Consenting Shareholders. The Support Agreements, among other things, (i) require the Consenting Shareholders to execute the Written Consent, (ii) require that in the event of a shareholder meeting such Consenting Shareholders will vote in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, (iii) appoint Acquiror or its designee as such Consenting Shareholders’ proxy and attorney-in-fact to vote such Consenting Shareholders shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any adverse proposal, and (iv) restrict the transfer of such Consenting Shareholders’ shares.

Further Actions and Efforts; Other Agreements

Each of TWC, Acquiror and Merger Sub has agreed, subject to certain exceptions, to use its reasonable best efforts to:

•            take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, including applicable antitrust law and/or gaming laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the Merger Agreement and cooperate fully with, and furnish information to, the other party to that end; provided, that

•            if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any applicable antitrust law and/or applicable gaming laws, or if any suit is threatened to be instituted, by any governmental authority or any private party challenging any of the transactions contemplated by the Merger Agreement or otherwise brought under any applicable antitrust law and/or gaming laws that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated under the Merger Agreement, the Company, Acquiror and Merger Sub each agree to use reasonable best efforts to resolve any objections as may be asserted under such applicable antitrust law and/or gaming laws with respect to the Merger.

The Merger Agreement contains additional agreements among the parties relating to, among other things:

•            securing the written consent of more than 51% of outstanding voting shares of the capital stock of TWC;

•            the preparation, filing and mailing of this information statement;

•            requiring the parties to consult with each other regarding press releases and public announcements;

•            providing access to TWC’s books, records, properties and such other information as Acquiror may reasonably request;

•            taking such actions as reasonably necessary to eliminate or minimize the effects of any takeover law on the transactions contemplated by the Merger Agreement;

•            using reasonable best efforts by TWC, Acquiror and their respective affiliates to prepare all documentation, effect all filings and, subject to certain limitations, obtain all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the Merger Agreement as promptly as practicable;

•            providing notice by TWC to Acquiror, or by Acquiror to TWC, of any inaccuracy or breach of any representation, warranty, covenant or agreement made by either such party in the Merger Agreement at any time prior to closing of the Merger that could reasonably be expected to cause certain of the closing conditions not to be satisfied.

•            keeping Acquiror informed of any proceedings against TWC or any of its subsidiaries or any of their respective officers and directors by any stockholder of TWC relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, giving Acquiror the opportunity to participate in any such proceedings and to consult with TWC and its legal counsel regarding the defense or settlement thereof, and not settling any such proceedings without Acquiror’s prior written consent;

•            delivering to Acquiror a certificate setting forth, as of the closing of the Merger, true and accurate calculations regarding TWC’s capitalization; and

•            ensuring exemption of certain dispositions of Common Stock by members of the Board and TWC’s officers in connection with the Merger under Rule 16b-3 under the Exchange Act.

Financing of the Merger

Acquiror’s obligation to complete the Merger is not contingent on the receipt of any proceeds from any financing. In addition, FEC has guaranteed certain of Acquiror’s and Merger Sub’s liabilities and obligations under the Merger Agreement.

Employee Matters

For a period of one year following the closing of the Merger, the surviving corporation will provide employees of TWC or its subsidiaries, as applicable, who continue to be employed, at the election of Acquiror or the surviving corporation, after closing, with employee benefits and compensation plans, programs and arrangements, including (a) base salary and severance arrangements comparable, in the aggregate, as those in effect on the closing date or as those provided by Acquiror or its affiliates to their employees who are similarly situated to TWC’s employees and (b) employee benefit plans and programs that are comparable, in the aggregate and in all material respects, with the employee benefit plans and programs provided by TWC to its employees prior to the closing of the Merger or by Acquiror or its affiliates to their employees who are similarly situated to TWC’s employees.

Subject to certain limitations, Acquiror has also agreed to use its reasonable best efforts to recognize the service of TWC employees, who continue to be employed after the closing of the Merger, as service with the surviving corporation and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by the surviving corporation which are made available following the closing of the Merger by the surviving corporation to TWC’s employees for purposes of any waiting period, vesting, eligibility and benefit entitlement, but not for purposes of benefit accruals. Nothing contained in the Merger Agreement requires Acquiror or its affiliates (including the surviving corporation following the closing) to continue any specific plans or to continue employment of any such employee.

Indemnification and Insurance

The Merger Agreement provides that, for a period equal to the claims period of the “run-off” liability insurance policy obtained by the Company prior to or at the closing for its directors and officers, the surviving corporation shall:

•            maintain in effect all exculpation, indemnification and advancement of expenses provisions no less favorable than those contained in TWC’s organizational documents as in effect as of the date of the Merger Agreement, and not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Merger were current or former directors, officers or employees of TWC or any of its subsidiaries; and

•            indemnify, defend and hold harmless each current and former director, officer or employee of TWC against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the effective time of the Merger, arising out of actions or omissions before, at or after the effective time of the Merger (including as to, or arising out of or pertaining to, the transactions contemplated by the Merger Agreement), to the fullest extent permitted under the organizational documents.

In addition, the Merger Agreement provides that if the Company is unable to purchase such “run-off” insurance policies, the Acquiror shall use reasonable best efforts to cause the surviving corporation to purchase such insurance policies, subject to certain limited exceptions. Such insurance shall contain coverage in an amount and scope no less favorable to the indemnified individuals than those provided in the director’s and officer’s liability insurance currently provided by us as of the date of the Merger Agreement; however, none of the Acquiror, the surviving corporation or the Company is obligated to pay an annual premium for such coverage in excess of 200% of the most recent annual premium paid by us as of the date of the Merger Agreement, in which event the obligation shall be only to provide the maximum coverage available for an annual premium equal to 200% of the most recent annual premium.

The foregoing rights afforded to each present and former director, officer and employee of TWC are in addition to, and not a limitation of, any other rights that such person may have under the organizational documents of TWC or its subsidiaries, and any other indemnification arrangements, provided under the NRS or otherwise.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligation of each of Acquiror, Merger Sub and TWC to complete the Merger is subject to the satisfaction or waiver at or prior to closing of the Merger of the following conditions:

•            the adoption of the Merger Agreement by the TWC stockholders (which condition was satisfied when the Consenting Stockholders executed the Written Consent adopting the Merger Agreement on March 2, 2018);

•            any applicable waiting period under any applicable antitrust law shall have expired or been terminated;

•            the absence of any law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority having jurisdiction over the parties that enjoins, restrains, prevents or prohibits the consummation of the Merger or makes its consummation illegal; and

•            receipt of certain governmental consents, approvals and other authorizations set forth in the Merger Agreement and required to consummate the Merger and other transactions contemplated under the Merger Agreement shall have been obtained.

Conditions to Obligations of Acquiror and Merger Sub

In addition to the foregoing, the obligation of Acquiror and Merger Sub to consummate the Merger is further subject to satisfaction or waiver at or prior to closing of the Merger of the following conditions:

•            certain representations and warranties of TWC set forth in the Merger Agreement regarding capitalization must be true and correct in all respects;

•            all other representations and warranties of TWC set forth in the Merger Agreement must be true and correct in all respects as of the closing date as though made on the closing date except (i) to the extent any such representation or warranty is made as of a time other than the closing date, such representation or warranty need only be true and correct at and as of such time and (ii) where such failures to be so true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on TWC or its ability to consummate the transactions under the Merger Agreement;

•            TWC must have complied with, in all material respects, all covenants and agreements required to be complied with by it under the Merger Agreement on or prior to the closing date;

•            no Material Adverse Effect on TWC shall have occurred at any time after the date of the Merger Agreement;

•            TWC must have delivered to Acquiror a certificate signed on its behalf by an officer of TWC certifying as to the matters set forth above in the preceding four bullets;

•            TWC must have delivered to Merger Sub various closing deliverables required under the Merger Agreement to be delivered by TWC, including specified governmental filings, consents or approvals, lender consents, if any are required with respect to indebtedness to be assumed by the surviving corporation at closing, a certificate of TWC’s secretary with respect to certain organizational and corporate matters, and other customary certificates, statements and documents;

•            specified approvals from certain gaming authorities, required as of the date of the Merger Agreement, with respect to TWC and its subsidiaries shall be in full force and effect as of the closing;

•            TWC must have received certain identified governmental and third party consents and estoppel certificates;

•            TWC must have filed or furnished all reports and other filings required to be filed with the SEC pursuant to the Exchange Act; and

•            TWC must have filed a definitive version of this information statement with the SEC and satisfied the requisite waiting periods required to be satisfied prior to closing of the Merger.

Conditions to Obligations of TWC

The obligation of TWC to consummate the Merger is further subject to satisfaction or waiver at or prior to closing of the Merger of the following conditions:

•            the representations and warranties of Acquiror set forth in the Merger Agreement must be true and correct in all respects as of the closing date as though made on the closing date except (i) to the extent any such representation or warranty is made as of a time other than the closing date, such representation or warranty need only be true and correct at and as of such time and (ii) where such failures to be so true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not have a material adverse effect on Acquiror or  Merger Sub’s ability to consummate the Merger;

•            Acquiror and Merger Sub must have complied with, in all material respects, all covenants and agreements required to be complied with by it under the Merger Agreement on or prior to the closing date;

•            TWC must have received a certificate signed on behalf of Acquiror and Merger Sub by an officer of Acquiror and Merger Sub certifying as to the matters set forth above in the preceding two bullets;

•            Acquiror and Merger Sub must have delivered to TWC various closing deliverables required under the Merger Agreement, including a certificate of Acquiror and Merger Sub’s secretary with respect to certain organizational and corporate matters and other customary certificates, statements and documents; and

•            Acquiror and Merger Sub must have received all consents, approvals and other authorizations of any governmental authority and all third party consents required to consummate the Merger and other transactions contemplated by the Merger Agreement.

Restrictions on Solicitation and Negotiation

On the date of the Merger Agreement, TWC agreed, and agreed to instruct and cause its subsidiaries and representatives, to cease and terminate all activities, discussions and negotiations with any person that were ongoing regarding a Takeover Proposal (as defined below), and to deliver written notice to each such person to the effect that TWC was terminating all activities, discussions and negotiations with respect to any Takeover Proposal. TWC also agreed to request each recipient of the notice to promptly return or destroy all non-public information concerning TWC and its subsidiaries or its business.

The Merger Agreement also provides that TWC and its subsidiaries may not, and that TWC must not authorize or permit its representatives to:

•            solicit, initiate or knowingly encourage or take any action to facilitate or encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal;

•            enter into or conduct or engage in any discussions or negotiations with, or provide or disclose any non-public information relating to TWC or any of its subsidiaries to, afford access to the business, properties, assets, personnel, books or records of TWC or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any person that TWC or its subsidiaries or any of their respective representatives has reason to believe is considering or seeking to make, or has made, or in any way in furtherance of, any Takeover Proposal;

•            amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of TWC or any of its subsidiaries;

•            approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal (each, a “TWC Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal;

•            take any action to exempt any person from, or make any acquisition of securities of TWC by any person not subject to, any state takeover law that applies to TWC with respect to a Takeover Proposal or otherwise, except for Acquiror, Merger Sub or any of their respective subsidiaries, or the transactions contemplated by the Merger Agreement; or

•            resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

Notwithstanding the restrictions described above, prior to receipt of the Requisite Vote from the TWC stockholders, the Board, directly or indirectly through any representative, may (A) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and (B) thereafter furnish to such third party non-public information relating to TWC or any of its subsidiaries pursuant to an acceptable executed confidentiality agreement; provided, that TWC must notify Acquiror if it intends to take any such action and promptly provide to Acquiror and Merger Sub any non-public information that is provided to any such person which has not previously been provided to Acquiror and Merger Sub.

TWC is required to notify Acquiror promptly (but in no event later than 24 hours) after receipt by TWC, its subsidiaries or any of their respective representatives of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to TWC or any of its subsidiaries or for access to the business, properties, assets, personnel, books or records of TWC or any of its subsidiaries by any third party. In such notice, TWC must identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. TWC must keep Acquiror fully informed, on a current and prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. TWC must provide Acquiror with at least 48 hours prior notice of any meeting of the Board at which it is reasonably expected to consider any Takeover Proposal. TWC must promptly provide Acquiror with a list of any nonpublic information concerning its business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Acquiror, copies of such information.

Neither the Board nor any committee thereof is permitted to:

(i)          (A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Acquiror or Merger Sub, the Board’s recommendation to the TWC stockholders of the approval of the Merger and the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby to the stockholders (the “TWC Board Recommendation”), or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the TWC stockholders any Takeover Proposal or Superior Proposal;

(ii)         fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten business days after the commencement of such offer;

(iii)       make any public statement inconsistent with the TWC Board Recommendation;

(iv)        resolve or agree to take any of the foregoing actions (any of the foregoing, a “TWC Adverse Recommendation Change”); or

(v)         authorize, cause or permit TWC or any of its subsidiaries or any of their respective representatives to enter into any TWC Acquisition Agreement.

Notwithstanding the foregoing, at any time prior to the receipt of the Written Consent adopting the Merger Agreement, which was delivered on March 2, 2018, the Board had the right to make a TWC Adverse Recommendation Change or cause TWC to enter into (or permit any subsidiary to enter into) a TWC Acquisition Agreement with respect to a Takeover Proposal only if the Board has determined in good faith, after consultation with its outside legal counsel, that:

(i)          the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law; and

(ii)         that such Takeover Proposal constitutes a Superior Proposal;

provided, however, that prior to taking such action, (A) TWC promptly notifies Acquiror, in writing, at least five business days (the “Notice Period”) before making a TWC Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) a TWC Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice must (1) state expressly that TWC has received a Takeover Proposal that the Board intends to declare a Superior Proposal and that the Board intends to make a TWC Adverse Recommendation Change and/or TWC intends to enter into a TWC Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), the identity of the third party making such Superior Proposal, and a copy of any financing commitments relating thereto; (B) TWC must, and must cause its subsidiaries and respective representatives to, during the Notice Period, negotiate with Acquiror in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Acquiror, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three business days remains in the Notice Period subsequent to the time TWC notifies Acquiror of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Acquiror during the Notice Period in the terms and conditions of the Merger Agreement; and provided, further, that TWC has complied with its obligations as described under this section.

Nothing contained in the restrictions summarized above prohibit TWC, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable law, from:

•            disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any such disclosure permitted by the Merger Agreement that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the TWC Board Recommendation will be deemed a TWC Adverse Recommendation Change; or

•            making any “stop-look-and-listen” communication to the stockholders of TWC pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of TWC) in which TWC indicates that it has not changed the TWC Board Recommendation.

For purposes of this information statement, and as more thoroughly described in the Merger Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any person or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (other than Acquiror, Merger Sub or any of its affiliates) relating to, in a single transaction or a series of related transactions, any (a) direct or indirect sale, lease, exchange, transfer, license, disposition or acquisition of assets of TWC or its subsidiaries (including any equity interests of any of TWC’s subsidiaries) equal to 10% or more of the fair market value of TWC’s consolidated assets or to which 10% or more of TWC’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 10% or more (or, in the case of any person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares) of Common Stock as of the date of the Merger Agreement, any additional shares of any class of outstanding voting or equity interests of TWC or any of its subsidiaries, (c) tender offer or exchange offer that if consummated would result in any person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of the date of the Merger Agreement, any additional shares) of any class of outstanding voting or equity securities of TWC or any of its subsidiaries, (d) merger, consolidation, other business combination or similar transaction involving TWC or any of its subsidiaries, on the one hand, and any third-party other than a subsidiary, on the other hand, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, declaration or payment of an extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of

TWC or any of its subsidiaries, or (f) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Common Stock involved is 10% or more; in each case, other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means a bona fide written Takeover Proposal that the Board determines in good faith (after consultation with outside legal counsel), if consummated, would result in a transaction that is more favorable from a financial point of view to TWC’s stockholders than the transactions contemplated by the Merger Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the financial implications thereof on TWC’s stockholders (including any breakup fee and expense reimbursement provisions contained herein), and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Acquiror and/or Merger Sub during the Notice Period; provided that, for purposes of this definition of “Superior Proposal” only, references to 10% in the definition of Takeover Proposal will be deemed to be references to 75%.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the closing of the Merger:

•            by mutual written consent of Acquiror and TWC;

•            by either Acquiror or TWC:

o     if the closing of the Merger has not occurred by June 30, 2018 (which we refer to as the “outside date”), unless mutual closing conditions and the closing conditions of Acquiror and Merger Sub have been met, in which case the outside date shall instead be July 30, 2018, and unless the failure to fulfill any obligation under the Merger Agreement by the party seeking to terminate was the cause of the failure of the Merger to be consummated on or before the outside date (and, in the case of TWC, if prior to the outside date it has not fulfilled certain conditions under the Merger Agreement relating to filing or furnishing to the SEC documents required under the Exchange Act); or,

o     if any law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority having jurisdiction over the parties is in effect restraining, enjoining, preventing or otherwise prohibiting the transactions contemplated by the Merger Agreement or making the consummation of the Merger illegal, and such restraint has become final and non-appealable after the parties have used reasonable best efforts to have such restraint removed, repealed or overturned;

•            by Acquiror:

o            if (provided that neither Acquiror nor Merger Sub is in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner that would result in TWC’s closing conditions not being satisfied) TWC breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of mutual closing conditions or the closing conditions of Acquiror and Merger Sub and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) the outside date or (B) the date that is thirty (30) days from the date that TWC is notified by Acquiror of such breach (a “TWC Breach Termination”);

o            if the Board has effected a TWC Adverse Recommendation Change, withdrawn or modified in any manner adverse to Acquiror or Merger Sub its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any alternative Takeover Proposal (an “Adverse Recommendation Termination”);

o            if (A) TWC has entered into, or publicly announced its intention to enter into, a TWC Acquisition Agreement in respect of an alternative Takeover Proposal, or (B) TWC has breached the non-solicitation or non-negotiation provisions in the Merger Agreement, and such violation or breach has resulted in the receipt by TWC of a Takeover Proposal (a “Takeover Proposal Termination”);

o            had it been the case that the Written Consent was not delivered to Acquiror within one business day after the execution of the Merger Agreement; or

o            if the Closing Net Indebtedness (as calculated in accordance with the Merger Agreement) is greater than $11,550,000, by timely delivering a Closing Net Indebtedness termination notice as set forth in the Merger Agreement;

•            by TWC:

o            if (A) the Board authorizes TWC to enter into, or publicly announced its intention to enter into, a TWC Acquisition Agreement in respect of an alternative Takeover Proposal, or (B) the Board has effected a TWC Adverse Recommendation Change, withdrawn or modified in any manner adverse to Acquiror or Merger Sub its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any alternative Takeover Proposal, in either instance, (1) in accordance with the provisions of the Merger Agreement and (2) TWC has paid the Termination Fee (described below) (a “Superior Proposal Termination”);

o            if (provided that TWC is not in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner that would result in Acquiror or Merger Sub’s closing conditions not being satisfied) Acquiror or Merger Sub breach any of their representations or warranties or fail to perform any of their covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of mutual closing conditions or the closing conditions of TWC and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) the outside date or (B) the date that is thirty (30) days from the date that Acquiror is notified by TWC of such breach (an “Acquiror Breach Termination”); or

o            if (A) the mutual closing conditions and the closing conditions of Acquiror and Merger Sub have been satisfied (other than those that require deliveries or are to be satisfied at closing), (B) TWC has confirmed in writing that all of TWC’s conditions to closing have been satisfied (other than those that require deliveries or are to be satisfied at closing) or that it has provided an irrevocable notice of waiver (effective as of closing) of any unsatisfied conditions, and it is prepared to consummate the Merger at the closing, and (C) Acquiror and Merger Sub fail to consummate the Merger within two business days following the delivery of such notice; provided, that TWC will not have such right to terminate the Merger Agreement if it is then in breach of any representation, warranty, covenant or agreement under the Merger Agreement that would result in the mutual or TWC conditions to closing not being satisfied (an “Acquiror Failure to Close Termination”).

Effect of Termination

If the Merger Agreement is validly terminated as described in “— Termination of the Merger Agreement” above, the Merger Agreement will be void and have no further force or effect and, subject to any fees and expenses owed as a result of any such termination, there will be no liability or obligation on the part of Acquiror, Merger Sub or TWC or their respective officers or directors other than (A) in the event of actual, knowing and intentional fraud or (B) with respect to certain provisions relating to termination fees and expenses and certain other general provisions which survive termination. See “Termination Fees and Expenses” below.

Termination Fees and Expenses

Fees

TWC has agreed to pay Acquiror a fee equal to $1,500,000 (the “Termination Fee”) in the following circumstances:

•            (A) after the date of the Merger Agreement a Takeover Proposal has been made to TWC or directly to TWC’s stockholders generally, (B) thereafter the Merger Agreement is terminated by Acquiror or TWC because the closing has not occurred by the outside date or by Acquiror pursuant to a TWC Breach Termination, and (C) within twelve months after such termination, TWC consummates a transaction that constitutes a Takeover Proposal or enters into a TWC Acquisition Agreement with respect to any Takeover Proposal, provided that for purposes of (C), references to 10% in the definition of Takeover Proposal shall mean references to 35% (a “Delayed Alternative Takeover”);

•            if an Adverse Recommendation Termination or a Takeover Proposal Termination is effected by Acquiror; or

•            if a Superior Proposal Termination was effected by TWC.

TWC will not be required to pay a Termination Fee more than once.

Acquiror has agreed to pay TWC the Termination Fee if an Acquiror Failure to Close Termination is effected by TWC.

Expenses

In general, and except as described below, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated.

If the events described below occur, TWC has agreed to reimburse Acquiror for its reasonable and documented out of pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all outside attorneys’, accountants’ and investment bankers’ fees and expenses) up to $700,000 in the aggregate (the “Acquiror Expenses”).  However, if TWC pays Acquiror the Termination Fee as a result of a Delayed Alternative Takeover, any Acquiror Expenses TWC is obligated to pay will be netted against the amount of the Termination Fee.  TWC has agreed to pay the Acquiror Expenses if:

•     the Merger Agreement is terminated by Acquiror because (1) the closing has not occurred by the outside date and as of such time (A) TWC has not mailed a definitive version of this information statement to its stockholders at least 20 days prior to the closing or the consummation of the Merger is not permitted by Regulation 14C of the Exchange Act, (B) TWC has not filed or furnished all reports and other filings required to be filed with the SEC under the Exchange Act, or (C) TWC has not obtained approvals from certain governmental authorities having authority or jurisdiction over casino or other gaming activities and operations, or (2) if it had been the case that TWC had failed to deliver the Written Consent within one business day after the execution of the Merger Agreement; or

•     Acquiror effects a TWC Breach Termination.

Acquiror has agreed that, in the event that TWC effects an Acquiror Breach Termination, Acquiror will reimburse TWC for its reasonable and documented out of pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) up to $700,000 in the aggregate.

Amendments; Waivers

The Merger Agreement and its provisions may be amended and/or waived by an instrument in writing signed by the parties. The parties to the Merger Agreement may waive compliance with any of the provisions or conditions in the Merger Agreement.

Remedies; No Third-Party Beneficiaries

Acquiror and TWC have agreed that the parties will be entitled to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement and any other transaction agreement in any federal or state court located in the county of Clarke, in the State of Nevada, this being in addition to any other remedy to which the parties are entitled under the Merger Agreement.  However, in the event that the Merger Agreement is validly terminated and the Termination Fee is paid by TWC to Acquiror, the Termination Fee will be Acquiror’s and Merger Sub’s sole and exclusive remedy under the Merger Agreement.

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable rights or remedies.

Governing Law and Jurisdiction

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that State, without regard to conflicts of laws principles. The parties have agreed to submit to the exclusive jurisdiction of any federal or state court located in the county of Clarke, in the State of Nevada over any dispute arising out of or relating to the Merger Agreement or any of the transactions contemplated thereby.

MARKET PRICE OF OUR COMMON STOCK

Our Common Stock is quoted on the OTCQB Market under the symbol “TWOC.” On March 29, 2018, the most recent practicable date prior to the date of this information statement, the last quoted price of our Common Stock on the OTCQB Market was $3.90 per share.  The last quoted price of our Common Stock on the OTCQB on March 1, 2018, the last full trading day prior to the announcement of the Merger, was $3.89 per share.

The following table sets forth the high and low prices of the Company’s Common Stock for the periods indicated, as quoted on OTCQB. All quotations in this section reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.  There is minimal market liquidity for our Common Stock, as 87.9% of the stock was, as of March 29, 2018, held by institutional investors.  Thus, infrequent and minor trades can occur, which typically precipitate wide spreads in the “bid” and “ask” quotes of our Common Stock, on any given day.

Common Stock	High	Low
2016
First Quarter	$3.02	$2.25
Second Quarter	$3.76	$2.85
Third Quarter	$4.75	$3.52
Fourth Quarter	$6.00	$4.25
2017
First Quarter	$7.20	$5.82
Second Quarter	$7.25	$5.45
Third Quarter	$6.05	$4.85
Fourth Quarter	$5.85	$3.35
2018
First Quarter (through March 29, 2018)	$3.65	$4.10

As of March 29, 2018, there were 8,879,011 outstanding shares of Common Stock held of record by approximately 300 shareholders and outstanding options to purchase an aggregate of 665,000 shares of Common Stock, of which 463,750 are exercisable.  At such date, there were also 25,000 unvested shares of restricted stock.  In addition, there are 734,232 shares of deferred stock issuable under the Company’s Deferred Compensation Plan as of March 29, 2018 (excluding shares of deferred stock issuable pursuant to our 2017 Profit Sharing Plan).

Dividends

We have not paid any dividends to date on our Common Stock.  Our plan has been to retain future earnings, if and when generated, for investment in our current operations and for future project developments.  Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, capital requirements, restrictions contained in current or future financing instruments and such other factors as the Board deems relevant.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not intended to be a complete summary regarding your dissenters’ rights under Nevada law and is qualified in its entirety by reference to the text of Sections 92A.300 through 92A.500 of the NRS, which is attached to this information statement as Annex D. Stockholders intending to exercise dissenters’ rights should carefully review Annex D in its entirety. Failure to follow precisely any of the statutory procedures set forth in Sections 92A.300 through 92A.500 may result in a termination or waiver of these rights.

If the Merger is completed, holders of our Common Stock who did not consent to the adoption of the Merger Agreement and who precisely follow the procedures specified in Sections 92A.300 through 92A.500 of the NRS within the appropriate time periods will be entitled to dissent from the Merger.  In lieu of the Merger Consideration, such stockholders may instead be entitled to demand and receive the “fair value” of their shares, as may ultimately be determined by a district court in the State of Nevada.  In the event a district court determines the “fair value” of the shares, such fair value shall not include any appreciation of the Common Stock that results due to anticipation of the Merger, subject to certain limited exceptions.

If you wish to exercise your dissenters’ rights, a dissenting stockholder must mail the Company a demand for payment of the fair value of their shares, a form of which is attached to this information statement as Annex E.  The Company must receive such demand for payment within 40 days of the date the information statement is delivered.

Within 30 days after receiving a dissenting stockholder’s properly executed demand for payment, the Company will pay the dissenting stockholder an amount that the Company determines to be the fair value of the dissenting stockholder’s shares, plus accrued interest from the effective date of the Merger through the payment date.  Additionally, the Company will mail such stockholder information regarding the Company’s financial statements, how fair value was calculated and how interest was calculated, a statement of the dissenter’s rights to demand payment under NRS 92A.480 and a notice stating that any stockholder who does not do so within the period specified shall be deemed to have accepted the enclosed payment in full satisfaction of the Company’s obligations under Nevada law.

Within 30 days following receipt of payment or offer of payment for the shares, a dissenting stockholder may send the Company a notice rejecting the Company’s payment or offer of payment and containing such stockholder’s estimate of fair value and accrued interest, and demand payment for that amount (less any amounts already received by the Company).

The Company may then pay the stockholder the amount demanded or instead petition a district court in the State of Nevada to determine fair value and accrued interest. If the Company fails to pay the amount demanded or petition a district court within 60 days of the stockholder’s last demand, the Company will pay the dissenting stockholder the amount demanded by such dissenting stockholder.  The court will assess the costs against the surviving corporation, but may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds such dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.    The court may also assess fees and expenses of experts and counsels against the surviving corporation and the dissenters in the amounts the court finds equitable, to the extent the court finds such parties acted arbitrarily, vexatiously or not in good faith, or the corporation did not substantially comply with Sections 92A.300 through 92A.500 of the NRS. Further the court may award reasonable fees for counsel out of the amounts awarded to other dissenters if such counsel substantially benefitted the other dissenters. Finally, the court will assess costs against the surviving corporation for court proceedings subsequent to when a dissenting stockholder may reject the Company’s payment for shares, but may assess costs against all or some of the dissenters who are party to such proceeding, in the amounts the court finds equitable, to the extent the court finds such parties did not act in good faith in instituting the proceeding.

Although the Company believes that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value that may be determined by a district court in the State of Nevada, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, the Company does not anticipate offering more than the Common Per Share Merger Consideration to any stockholder exercising dissenters’ rights and reserves the right to assert in any appraisal proceeding that, for purposes of appraisal, the fair value of a share of Common Stock is less than the applicable per share Merger Consideration.

If you are considering whether to exercise your dissenters’ rights with respect to the Merger, you are urged to consult your own legal counsel.

Should you exercise your dissenters’ rights, all written demands for payment of fair value must be mailed or delivered to the Company’s Communications office at: Trans World Corporation, 545 Fifth Avenue, Suite 940, New York, New York. Only a stockholder of record is entitled to dissenters’ rights for the shares registered in that stockholder’s name. Accordingly, to be effective, a demand for payment must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the record owner, such as a bank, brokerage firm or other nominee, submit the required demand. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to demand payment, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for payment by the nominee, including but not limited to, the requirements set forth in Section 92A.400 of the NRS.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for payment should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for payment should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for payment for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise its right to demand payment with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the demand should state the number of shares of Common Stock as to which payment is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 29, 2018, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5.0% of the outstanding Common Stock, (b) by each director, (c) by our named executive officer, Mr. Rami S. Ramadan and (d) all directors and the named executive officer as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated subject to community property laws where applicable. The business address for each director and the named executive officer of the Company is 545 Fifth Avenue, Suite 940, New York, New York 10017.

	Number of Shares of
	Common Stock Beneficially	Percentage of
Name of Beneficial Owner	Owned (1)	Ownership (1)
Value Partners, Ltd. (2)	3,326,679	37.5%
Wynnefield Funds (3)	2,349,577	26.5
Miller Funds (4)	2,129,229	24.0
Rami S. Ramadan (5)	589,855	6.3
Timothy G. Ewing (6)	3,367,432	37.8
Patrick J. Bennett, Sr. (7)	28,603	*
Michael B. Brodsky (8)	27,629	*
Max W. Batzer (9)	45,296	*
David E. Goldberg (10)	20,135	*
All current directors and the named executive officer as a group (6 persons) (11)	4,078,950	42.7%

*           Less than 1% of the issued and outstanding shares of the Company’s Common Stock.

(1)        The percentage of outstanding shares is based on 8,879,011 shares outstanding as of March 29, 2018 and, for certain individuals and entities, on reports filed with the SEC or on information provided directly to our Company by such individuals or entities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 29, 2018 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) are exercisable within 60 days from March 29, 2018 have been exercised. Included are shares of Common Stock issuable upon the exercise of options to purchase the Company’s Common Stock.

(2)         Value Partners, Ltd. is a Texas limited partnership, managed by Ewing & Partners, whose business address is 5646 Milton Street, Suite 880, Dallas, Texas 75206. Mr. Timothy G. Ewing, a director of TWC, is the controlling person of Value Partners, Ltd.

(3)         Wynnefield Capital, Inc. (“WCI”), a Delaware corporation, is the investment manager for Wynnefield Capital Management, LLC (“WCM”), a New York limited liability company. WCM is the sole general partner of Wynnefield Partners Small Cap Value, LP and Wynnefield Partners Small Cap Value, LP I. WCI also serves as the investment manager for Wynnefield Small Cap Value Offshore Fund, Ltd. Both WCI and WCM are located at 450 Seventh Avenue, Suite 509, New York, NY 10123. Mr. Nelson Obus and Mr. Joshua H. Landes, as principal owners, share voting and investment control over the portfolio securities of WCI and as such each beneficially own 2,349,577 shares of Common Stock. Of the beneficial ownership total, 1,335,353 of these said shares were acquired as a result of their participation in TWC’s two private placements. Currently, Wynnefield Small Cap Value Offshore Fund, Ltd. beneficially owns 462,968 shares of Common Stock; Wynnefield Partners Small Cap Value LP I beneficially owns 1,129,146 shares of Common Stock; and Wynnefield Partners Small Cap Value, LP beneficially owns 757,463 shares of Common Stock.

(4)       Trust A-4 – Lloyd I. Miller, Milfam II L.P., MILFAM LLC, and Lloyd I. Miller – IRA, collectively referred to as the “Miller Funds,” whose address is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405, is controlled and managed by Neil S. Subin, who succeeded to the position of President and Manager of MILFAM LLC, which serves as manager, general partner, or investment advisor of a number of entities formerly managed or advised by the late Lloyd I. Miller III. Mr. Subin possesses voting and dispositive power over the Miller Funds, which currently beneficially owns, through these holdings, 2,129,229 shares of the Company’s Common Stock.

The Trust A-4 – Lloyd I. Miller fund beneficially owns 1,319,895 shares of Common Stock; the Milfam II, L.P. fund beneficially owns 641,667 shares of Common Stock; the LIMFAM LLC fund beneficially owns 166,667 shares of Common Stock; and the Lloyd I. Miller – IRA fund beneficially owns 1,000 shares of Common Stock.

(5)         Consists of 63,500 shares of Common Stock, 275,000 shares subject to incentive stock options granted to Mr. Ramadan, of which 256,250 have vested, 226,355 shares issuable under the Deferred Compensation Plan, plus 25,000 shares of unvested restricted stock.

(6)         Mr. Timothy G. Ewing is the managing partner of Ewing & Partners, which manages Value Partners, Ltd. His beneficial ownership includes 3,326,679 shares of Common Stock, held by Value Partners, Ltd. Effective the quarter ended September 30, 2006, as part of Mr. Ewing’s participation in the Company’s Deferred Compensation Plan, quarterly option grants were terminated for members of the Board in lieu of an increase in the annual retainer. In addition to his beneficial ownership of Value Partners, in April 15, 2015, Mr. Ewing was granted five-year stock options to purchase 10,000 shares of the Company’s Common Stock, of which 7,500 have vested. He also has 30,753 shares issuable under the Deferred Compensation Plan, for which he contributed quarterly a portion of his retainer fees.

(7)         Mr. Patrick J. Bennett, Sr. holds 5,000 shares of Common Stock. In April 15, 2015, Mr. Bennett was granted five-year stock options to purchase 10,000 shares of the Company’s Common Stock, of which 7,500 have vested. He also has 13,603 shares issuable under the Deferred Compensation Plan, for which he contributed quarterly a portion of his retainer fees.

(8)         Mr. Michael B. Brodsky was granted in April 15, 2015, five-year stock options to purchase 10,000 shares of the Company’s Common Stock, of which 7,500 have vested. He also has 17,629 shares issuable under the Deferred Compensation Plan, for which he contributed quarterly a portion of his retainer fees.

(9)         Mr. Max W. Batzer was granted in April 15, 2015, five-year stock options to purchase 10,000 shares of the Company’s Common Stock, of which 7,500 have vested. He also has 35,296 shares issuable under the Deferred Compensation Plan, for which he contributed quarterly a portion of his retainer fees.

(10)       Mr. David E. Goldberg was granted in April 15, 2015, five-year stock options to purchase 10,000 shares of the Company’s Common Stock, of which 7,500 have vested. He also has 10,135 shares issuable under the Deferred Compensation Plan, for which he contributed quarterly a portion of his retainer.

(11)       Includes only directors (including Mr. Ramadan, the named executive officer) serving on the Board as of March 29, 2018. See Notes (5), (6), (7) (8), (9) and (10), above.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s electronic SEC filings are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investors – Company & Stock Info / SEC Filings” section of the Company’s website at www.transwc.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

FEC, Acquiror and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to FEC, Acquiror and Merger Sub.

ADDITIONAL INFORMATION

The following documents that we previously filed with the SEC are incorporated by reference into this information statement:

•            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 28, 2018; and

•            The Company’s Current Report on Form 8-K, filed with the SEC on March 8, 2018.

Such annual and current reports contain important information about the Company and should be read in conjunction with this information statement.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to the Company’s Communications office at Trans World Corporation, 545 Fifth Avenue, Suite 940, New York, New York, which may be reached by phone at (212) 983-3355.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated March 29, 2018. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

If you have questions about the Merger after reading this information statement, please contact our investor relations representative:

Mr. Chris Witty

Darrow Associates, Inc.

Tel. #: 646-438-9385

Email: cwitty@darrowir.com

Annex A

Merger Agreement

EXECUTION  COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 2, 2018

BY AND AMONG

FEC OVERSEAS INVESTMENT (UK) LIMITED

FEC INVESTMENT (US) LIMITED

TRANS WORLD CORPORATION

and, solely for purposes of Section 8.12,

FAR EAST CONSORTIUM INTERNATIONAL LIMITED

A-i

Table of Contents

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of Mach 2, 2018, is entered into by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom (“Parent”), FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Parent (“Purchaser”), Trans World Corporation, a Nevada corporation (the “Company”), and solely for purposes of Section 8.12, Far East Consortium International Limited.

RECITALS

WHEREAS, the parties intend to effect a merger of Purchaser with and into the Company in accordance with the NRS (the “Merger”), with the Company being the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the consummation of the Merger, and (c) recommended the adoption and approval of this Agreement by the stockholders of the Company in accordance with the Company’s Constituent Documents and the NRS;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the Merger;

WHEREAS, each of the board of directors and the sole stockholder of Purchaser has (a) determined that it is in the best interests of Purchaser and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01     Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that is in a form reasonably acceptable to the Company and Parent.

“Acquired Company Representative” has the meaning assigned in Section 4.02(j)(5).

“Acquisition Proposal” means any inquiry, proposal or offer from,  or indication of interest in making a proposal or offer by, any Person or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (other than Parent, Purchaser or any of its Affiliates) relating to, in a single transaction or a series of related transactions, any  (a) direct or indirect sale, lease, exchange, transfer, license, disposition or acquisition of assets of the Company or its Subsidiaries (including any equity interests of any of the Company’s Subsidiaries) equal to ten percent (10%) or more of the fair market value of the Company’s consolidated assets or to which ten percent (10%)  or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of ten percent (10%) or more (or, in the case of any person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares) of Company Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity interests of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) ten percent (10%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares of Company Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, on the one hand, and any third-party other than a Subsidiary, on the other hand, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, declaration or payment of an extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries, or (f) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is ten percent (10%) or more; in each case, other than the Transactions contemplated hereunder.

“Action” means any claim, action, suit, summons, written notice, fine, penalty, litigation, directive, citation, arbitration, proceeding, investigation, audit, dispute, demand, hearing, charge, complaint, petition, or other dispute resolution, judicial, or administrative proceeding, discovery or information request, whether civil or criminal, at law or in equity by or before any Governmental Authority.

“Adjustments” means the sum of (i) the Required Closing Payments (which shall be a negative adjustment to the Purchase Price) plus (ii) any amounts paid or to be paid by the Surviving Corporation or any of its Affiliates at or after the Closing under or in accordance with obtaining the Run-Off Policy (including, but not limited to, all amounts paid pursuant to Section 5.9(f)) (which shall be a negative adjustment to the Purchase Price), plus (iii) the adjustment made pursuant to Section 2.11(c)(ii), (which shall be a negative adjustment to the Purchase Price), if any.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Closing Payment Amount” means the Purchase Price, as adjusted by the Adjustments.

“Agreement” has the meaning assigned in the Preamble.

“Applicable Antitrust Law” shall mean each foreign antitrust or competition Law that is applicable to Parent, Purchaser, any Subsidiary of the Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the consummation of the Transactions, including those set forth on Section 4.03(e)(1)(B) of the Disclosure Schedules.

“Articles of Merger” has the meaning assigned in Section 2.03.

“Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits, or that is sponsored or maintained by it or its Subsidiaries, or under which it or its Subsidiaries has had or has any present or future Liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equitybased grants, severance, employment, change in control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Book-Entry Shares” has the meaning assigned in Section 2.07(a).

“Break-Up Fee” has the meaning assigned in Section 7.03(a).

“Business” means the business conducted by the Company and its Significant Subsidiaries as of the date of this Agreement, as described in the Company’s Regulatory Filings.

“Business Day” means any day other than a day on which banks in the State of Nevada are required or authorized to be closed.

“Cash” means the sum of (a) all cash, cash equivalents and marketable securities, held by the Company and/or its Subsidiaries determined in accordance with GAAP, which for the avoidance of doubt shall include all cage cash; plus (b) the amount deposited in the Czech Republic to support a bond obtained in connection with the recent gaming application submitted by the Company and its Subsidiaries on or about December 12, 2017.

“Certificate” has the meaning assigned in Section 2.07(a).

“Claims” means any and all administrative, regulatory or judicial actions, actions, written notice, summons, directive, order, suits, petitions, proceedings, complaints, disputes, arbitrations investigations, appeals, demands, demand letters, claims, liens or notices of noncompliance or violation.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

 “Closing Net Indebtedness” means the difference of (i) the absolute value of the Indebtedness of the Company and its Subsidiaries, minus (ii) the Cash of the Company and its Subsidiaries, in each instance, as of the Closing Net Indebtedness Determination Date and as set forth on the Closing Statement.

“Closing Net Indebtedness Determination Date” has the meaning assigned in Section 2.11(b).

“Closing Net Indebtedness Grace Amount” has the meaning assigned in Section 2.11(c)(i).

“Closing Net Indebtedness Termination Amount” has the meaning assigned in Section 2.11(b).

“Closing Net Indebtedness Termination Notice” has the meaning assigned in Section 2.11(b).

“Closing Statement” has the meaning assigned in Section 2.11(b).

“Code” has the meaning assigned in Section 4.02(m)(2).

“Common Per Share Merger Consideration” means the price to be paid for each issued and outstanding share of Company Common Stock at the Effective Time pursuant to Section 2.07(a) and determined in accordance with the following formula (and without any duplication):

X = (A)/(B+C+D)

A = the Aggregate Closing Payment Amount;

B = the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the Dissenting Shares but excluding the Exception Shares and any shares otherwise included in “C” or “D” below);

C = the aggregate number of shares of Company Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis (excluding, for the avoidance of doubt, any shares of Company Common Stock included in “D” below); and

D = the aggregate number of shares of Company Common Stock classified as “Restricted Stock” or “Deferred Stock” immediately prior to the Effective Time (excluding, for the avoidance of doubt, any shares of Company Common Stock included in “C” above).

“Company” has the meaning assigned in the Preamble to this Agreement.

“Company Acquisition Agreement” has the meaning assigned in Section 5.06(a).

“Company Adverse Recommendation Change” has the meaning assigned in Section 5.06(d).

“Company Balance Sheet” has the meaning assigned in Section 4.02(g).

“Company Board” means the Board of Directors of the Company.

 “Company Board Recommendation” has the meaning assigned in Section 4.02(e).

“Company Common Stock” means the shares of common stock, par value $0.001, of the Company.

“Company Deferred Compensation Plan” means the 2006 Deferred Compensation Plan, Amended and Restated, effective November 18, 2008.

“Company Employees” has the meaning assigned in Section 5.10(a).

 “Company Expenses” means the aggregate of all fees, costs and expenses payable or incurred by the Company or any of its Subsidiaries, in connection with the consummation of the Transactions contemplated hereby or in connection with the preparation, negotiation, and execution of this Agreement or other related documents (including but not limited to the Information Statement) and completing the Transactions contemplated hereby (a) including, but not limited to (i) any such amounts payable to legal counsel, accountants, investment bankers, financial advisors, tax advisors, environmental consultants, brokers, finders, or consultants and any such amounts payable in connection with receiving the fairness opinion from the Company’s financial advisor,  (ii) any and all “change in control” or “change of control” payments, transaction bonuses, severance payments or other similar payments or obligations of the Company or any of its Subsidiaries under any Contract, severance plans, bonus plans, employee change of control arrangement, deferred compensation arrangements, retention or other similar arrangements which are or become due or are otherwise required to be made by the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any change of control or other similar provision as set on Section 1.01 of the Disclosure Schedules, and which have not been paid by the Company or any of its Subsidiaries prior to the Effective Time, (iii) any and all payroll, employment or other Taxes, if any, required to be paid by Purchaser or any of its Affiliates (on behalf of the Company or any of its Subsidiaries) or the Company or any of its Subsidiaries with respect to the amounts payable pursuant to this Agreement, (iv) any and all amounts related to the forgiveness of any loans or other obligations owed to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in all cases, arising on or prior to the Closing, and (v) fifty percent (50%) of the fees, costs and expenses to be paid by the Parties in connection with obtaining any consents, waiver or approval or making any required filing with any Governmental Authority under any Applicable Antitrust Law, and (b) in each case, excluding any such amounts actually paid prior to the Effective Time.

“Company Intellectual Property” means Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary.

“Company IP Agreements” means (i) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (ii) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (iii) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, (iv) agreements restricting or limiting the Company’s or any Subsidiary’s right to use or otherwise exploit any Intellectual Property, and (v) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Preferred Stock” has the meaning assigned in Section 4.02(b).

“Company Share Statement” has the meaning assigned in Section 5.13.

 “Company Stock Award” has the meaning assigned in Section 2.09.

“Company Stock Plans” has the meaning assigned in Section 2.09.

“Company Stockholder Consent” has the meaning assigned in Section 4.02(e).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 21, 2017, between Parent and the Company.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan deed, mortgage, license, purchase order, arrangement, undertaking or legally binding commitment or undertaking of any nature or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Constituent Documents” means the charter or articles or Articles of Incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of such Person.

 “Deal Expenses” has the meaning assigned in Section 7.03(g).

“Deferred Stock” means shares of Company Common Stock that were granted pursuant to and are subject to the restrictions set forth in the Company Deferred Compensation Plan.

“Disbursing Agent” has the meaning assigned in Section 2.08(a).

“Disclosure Schedule” has the meaning assigned in Section 4.01.

“Dispute Notice” has the meaning assigned in Section 2.11(b).

 “Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 92A.440 of the NRS.

“Dissenting Stockholder” has the meaning assigned in Section 2.10(a).

 “Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of the Company and its Subsidiaries and any such Person who becomes an employee thereof between the time of entry into this Agreement and the Closing.

“Environment” means water, surface waters, groundwater, drinking water, wetlands, land, soil, sediment, subsurface strata,  indoor and ambient air, and natural resources.

“Environmental Claim” shall mean any Action involving noncompliance or alleging noncompliance with or potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of or under Environmental Laws, including (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) circumstances forming the basis of any material violation of any Environmental Laws or Environmental Permits.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other Laws (including common law) of any foreign, federal, state, local and any other Governmental Authority, regulating, relating to or imposing Liability or standards of conduct concerning (a) pollution,(b) the protection of the Environment, (c) the use, sale, storage, transportation, handling, manufacture, treatment, generation, processing, presence, Release, disposal, or other management of Hazardous Substances, or (d) human health or safety as it relates to Hazardous Substances.

“Environmental Permits” means all Permits required pursuant to Environmental Law for the ownership and operation of the Business or the occupation of the Owned Real Property or Leased Real Property.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 4.02(m)(3).

“Evaluation Material” has the meaning assigned in Section 5.05(b).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Parent or Purchaser and/or any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Fund” has the meaning assigned in Section 2.08(a).

“Exercisable In-The-Money Options” has the meaning assigned in Section 2.09.

“FCPA” has the meaning assigned in Section 4.02(j)(5).

“Fraud” means, with respect to any Person, the actual, knowing and intentional fraud of such Person.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time applied consistently throughout the periods involved.

“Gaming Approvals” means all Permits, registrations, findings of suitability, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business.

“Gaming Authorities” means any Governmental Authorities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business, including but not limited to those set forth on Section 1.01(A) of the Disclosure Schedules.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, Law, ordinance, rule, regulation, Permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations or the manufacture, and the ownership or the operation, management and development of any gaming operations, and, in the case of the Company and its Subsidiaries, including the ownership, operation, management and development of the Company’s gaming Business, including the rules and regulations of the Gaming Authorities, and including but not limited to those set forth on Section 1.01(B) of the Disclosure Schedules.

“Governmental Authority” means any federal, national, supranational, state, provincial, foreign, local, quasi-governmental entities or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any other authority established to perform governmental functions, including any political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bank, bureau, branch, authority, official, agency or instrumentality of the United States of America or any other nation or any political subdivision of any such Governmental Authority, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any official of any of the foregoing, and including for the avoidance of doubt, any Gaming Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with or consent of or by, or settlement agreement with any Governmental Authority.

“Hazardous Substance” shall mean any substance, waste, or material (regardless of physical form or concentration) that (a) is defined, identified, designated, restricted, listed, classified or otherwise regulated under any Environmental Law or for which Liability or standards of conduct can be imposed under any Environmental Law, (b) is hazardous, toxic, infectious, explosive, ignitable, corrosive, reactive, carcinogenic, radioactive, or otherwise harmful to human health, the Environment, or natural resources, or (c) and any other substance the presence of which could reasonably be expected to give rise to Liability under any Environmental Law.

“IGT” means International Game Technology PLC.

“IGT Indebtedness” means all Indebtedness of the Company and its Subsidiaries owed to IGT pursuant to the capital lease or operating lease with respect to 70 slot machines acquired or leased by the Company and its Subsidiaries.

“Indebtedness” means, with respect to any Person, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, in each case which have been or should be recorded by such Person in accordance with GAAP, (a) (i) all indebtedness of such Person for borrowed money, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and any “earn-out” and similar obligations, but excluding any trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations of such Person under acceptance, letter of credit or similar facilities, (vii) all overdrafts outstanding as of the relevant date of determination, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, (x) any accrued interest on any of the foregoing, and (xi) any prepayment or other similar fees, premiums, expenses or penalties on or relating to the repayment or assumption of any of the foregoing; and (b) in each case excluding any IGT Indebtedness.

“Indebtedness Consents” has the meaning assigned in Section 6.03(f).

“Indemnification Provisions” has the meaning assigned in Section 5.09(a).

“Indemnified Party” has the meaning assigned in Section 5.09(a).

“Independent Accounting Firm” has the meaning assigned in Section 2.11(b).

“Information Statement” has the meaning assigned in Section 4.02(z)(1).

“Intellectual Property” means all trademarks trademark rights, service marks, service mark rights, trade names, logos, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, software (including all source code and object code), firmware, development tools, flow charts, annotations, all URL’s, Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights.

“Knowledge” and “knowingly” means or has reference to the knowledge of (a) with respect to the Company, Rami Ramadan; and (b) with respect to the Parent or Purchaser, each of Chris Hoong and Angus Chan. For the avoidance of doubt, a Person shall be deemed to have “Knowledge” of a particular fact or matter if (i) such Person is actually aware of such fact or matter or (ii) would have obtained knowledge of such fact or matter after making such due inquiry (including a review of their files and after consulting with their direct reports and other pertinent Persons) that a prudent business person would have made in good faith and under similar circumstances in order to gain a commercially reasonable understanding and determination of the accuracy of such fact or matter.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law) or any governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leased Real Property” means the real property set forth on Section 4.02(u) of the Disclosure Schedules.

“Liabilities” means any and all debts, liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether accrued or fixed, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law, Action or Governmental Order and those arising under any Contract and any liability or obligation for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lien” means any charge, mortgage, pledge, security interest, restriction, lien, encumbrance hypothecation, charge, restriction, option, lease or sublease, claim, right of any third party, easement, encroachment or other charges or rights of others of any kind or nature

“Material Adverse Effect” means

(a)        with respect to the Company, any circumstance, change, condition, event, occurrence or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the Merger and the other Transactions excluding, in each case, any such circumstance, change, condition, event, occurrence or effect resulting from or in connection with (1) any adoption, implementation or change in Laws, rules or regulations by any Governmental Authority in any jurisdiction in which the Company and its Subsidiaries conduct business provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which they operate the (“Industry”), (2) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (3) earthquakes, hurricanes or other natural disasters, (4) changes in GAAP, (5) events, circumstances, changes, conditions, occurrences or effects generally affecting the Industry, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry, (6) changes in the market price or trading volume of securities of the Company or any suspension of trading in securities generally on any securities exchange on which the equity securities of the Company trade, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries), (7) changes resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions, (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries), (9) any actions taken (or omitted to be taken) at the request of Parent or Purchaser or (10) any action taken by the Company or any of its Subsidiaries which is required or permitted pursuant to this Agreement.

(b)        with respect to Parent or Purchaser, any effect that would prevent or materially impair or delay the ability of Parent or Purchaser to consummate the Merger and the other Transactions in accordance with the terms of this Agreement.

“Material Contract” has the meaning assigned in Section 4.02(k)(1).

“Merger” has the meaning assigned in the Recitals.

“Nevada Courts” has the meaning assigned in Section 8.04.

“Notice Period” has the meaning assigned in Section 5.06(d).

“NRS” means the Nevada Revised Statutes.

“OFAC” has the meaning assigned in Section 4.02(j)(6).

“Owned Real Property” has the meaning assigned in Section 4.02(u).

“Parent” has the meaning assigned in the Preamble to this Agreement.

“Parent Board” means the Board of Directors of Parent.

 “Parent Expenses” has the meaning assigned in Section 7.03(e).

 “Party” means Parent, Purchaser or the Company.

“Pension Plan” has the meaning assigned in Section 4.02(m)(2).

“Permits” means any permits approvals, authorizations, consents, licenses, accreditations, filings, franchises, written notices or certificates issued by, of or with a Governmental Authority.

“Permitted Lien” means (i) statutory Liens for current Taxes not yet due and payable or not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, in each instance, so long as adequate reserves with respect thereto are reflected on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by applicable Law and (A) arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, and (B) excluding any such Liens that secure or relate to amounts currently claimed to be due and payable by the Company or any of its Subsidiaries for work or materials performed, (iii) zoning, entitlement, conservation restriction and other land use and environmental Liens imposed by Governmental Authorities which do not materially interfere with the present use of the assets or properties of the Company or any of its Subsidiaries, (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use, occupancy or value of such Leased Real Property; (v) Liens to the extent disclosed or reflected on the consolidated balance sheet of the Company (or any notes thereto) in its Regulatory Filings; and (vi) all other immaterial Liens that individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the assets or properties of the Company or any of its Subsidiaries as currently used.

 “Person” shall mean any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by the Company in the applicable Section of the Disclosure Schedule, or any other Section of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question), or in the Company’s Regulatory Filings (including any schedules and exhibits thereto).

 “Purchase Price” means Forty-Two Million Dollars ($42,000,000.00).

“Purchaser” has the meaning assigned in the Preamble to this Agreement.

“Regulatory Filings” (i) the Company’s annual reports filed on Form 10-K since December 31, 2014, and (ii) all other filings on Form 10-Q or 8-K filed or furnished since December 31, 2014, and made publicly available prior to the date of this Agreement (but excluding statements in any “Risk Factors” section contained therein or any statement constituting a “forward-looking statement,” in each case, to the extent that such statements are cautionary, predictive or speculative in nature).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substance).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, investment bankers, other consultants or any representatives of such legal or financial advisors.

“Required Closing Payments” means the sum of all (i) Company Expenses, plus (ii) any costs, fees or expenses incurred in connection with obtaining any lender consent in connection with any Indebtedness of the Company or its Subsidiaries, in each case solely to the extent not paid at or prior to the Closing.

“Requisite Approvals” has the meaning assigned in Section 5.08(a).

“Restraints” has the meaning assigned in Section 6.01(c).

“Restricted Stock” means shares of Company Common Stock that were granted pursuant to and are subject to any vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted Company Stock Award agreement.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right, restricted stock unit, share of restricted stock, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“Run-Off Policy” has the meaning assigned in Section 5.09(c).

“Sanctions” has the meaning assigned in Section 4.02(j)(6).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means all issued and outstanding shares of Company Common Stock.

“Stockholder Litigation” has the meaning assigned in Section 5.12.

 “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel), if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the financial implications thereof on the Company’s stockholders (including any breakup fee and expense reimbursement provisions contained herein), and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent and/or Purchaser during the Notice Period set forth in Section 5.6(d); provided that, for purposes of this definition of “Superior Proposal” only, references to ten percent (10%) in the definition of Acquisition Proposal shall be deemed to be references to seventy-five percent (75%).

 “Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 4.02(n).

“Takeover Provisions” has the meaning assigned in Section 4.02(n).

 “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Date” has the meaning assigned in Section 7.01(b)(2).

“Transactions” has the meaning assigned in Section 4.02(e).

1.02     Interpretation.

(a)        In this Agreement, except as the context may otherwise require, references:

(1)        to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)        to this Agreement are to this Agreement and the Annexes and Schedules to it taken as a whole;

(3)        to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4)        to any section of any statute or regulation include any successor to the section; and

(5)        to any Governmental Authority include any successor to that Governmental Authority;

(b)        The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)        The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation”.

(d)        The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)        This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisers.  The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to another.

(f)        No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the NRS, Purchaser will merge with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Purchaser will terminate.  The Company will be the “Surviving Corporation” and will continue its corporate existence under the Laws of the State of Nevada, including the NRS.

2.02     Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Kane Kessler, P.C., 666 Third Avenue, New York, New York 10017, at 10:00 a.m. on the second Business Day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions, or on such other date, and at such other time or place as Parent and the Company may mutually agree in writing (the “Closing Date”).

2.03     Effective Time.  Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and delivering the Articles of Merger (the “Articles of Merger”) to the Secretary of State of the State of Nevada for filing under Chapter 92A of the NRS.  The parties will make all other filings or recordings required under the NRS, and the Merger will become effective when the Articles of Merger is filed in the office of the Secretary of State of the State of Nevada, or at such later date or time as Parent and the Company shall agree in writing and specify in the Articles of Merger in accordance with the NRS (the time the Merger becomes effective being the “Effective Time”).

2.04     Effects of the Merger.  The Merger will have the effects prescribed by the NRS and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation; and (b) all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.05     Articles of Incorporation and Bylaws.

(a)        The Articles of Incorporation of the Company, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation as of the Effective Time, until amended.

(b)        The Bylaws of the Company, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation as of the Effective Time, until amended.

2.06     Directors and Officers.  The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.  The officers of the Surviving Corporation as of the Effective Time shall be the officers of the Company, subject to the right of the board of directors of the Surviving Corporation to appoint or replace officers.

2.07     Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Purchaser, the following shall occur:

(a)        each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any (i) Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto in accordance with Section 2.07(c)), and (ii) Dissenting Shares (which shares shall be treated in accordance with Section 2.10), shall be converted into and constitute the right to receive, without interest, and subject to any withholding Taxes required by applicable Law, the Common Per Share Merger Consideration, payable in accordance with Section 2.8 and, solely in the case of shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock”, Section 2.09. All shares of Company Common Stock that have been converted into the right to receive the Common Per Share Merger Consideration as provided in this Section 2.07(a) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) or book entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Common Per Share Merger Consideration payable in accordance with Section 2.8 and, solely in the case of shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock”, Section 2.09;

(b)        each issued and outstanding share of common stock of Purchaser shall be converted into and shall become one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(c)        each Exception Share shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(d)        each authorized but unissued share of Company Common Stock or Company Preferred Stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

2.08     Exchange of Certificates; Payment of the Merger Consideration.

(a)        Appointment of Disbursing Agent.  Immediately prior to filing of the Articles of Merger, Parent shall deposit, or cause to be deposited (and held in trust for the benefit of the Parent until the Effective Time), with the Company’s then-current transfer agent or a disbursing agent mutually agreed upon by Parent and the Company (the “Disbursing Agent”), in trust for the benefit of the holders of the shares of Company Common Stock converted in accordance with Section 2.07 (other than shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” (which shall be treated in accordance with Sections 2.08(e) and 2.09)), cash in an amount sufficient to pay the applicable portion of the Aggregate Closing Payment Amount (after taking into account any Adjustments to be made in accordance with this Agreement, and excluding, for the avoidance of doubt, any amounts payable with respect to shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” which shall, for the avoidance of doubt, be payable in accordance with Sections 2.08(e) and 2.09) which is payable in respect of such shares of Company Common Stock so converted pursuant to Section 2.07 (such consideration being hereinafter referred to as the “Exchange Fund”). Immediately prior to the Closing, the Company shall provide, or cause the Company’s then-current transfer agent to provide (as the case may be), the Disbursing Agent with the stock ledgers of the Company showing, among other things, the holders of record of all outstanding shares of Company Common Stock, and an accounting of all Exercisable In-The-Money Options, shares of Restricted Stock and shares of Deferred Stock, in each instance, as of the Effective Time.  Notwithstanding any provision herein to the contrary, the fees, costs and expenses paid or payable to the Disbursing Agent shall be borne by the Parent.

(b)        Exchange Procedures.  Promptly after the Effective Time, but in no event later than two (2) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of a Certificate or Book-Entry Share representing Company Common Stock (excluding, for the avoidance of doubt, with respect to shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” which shall, for the avoidance of doubt, be payable in accordance with Sections 2.08(e) and 2.09), a letter of transmittal in customary form reasonably satisfactory to the Company, Parent and the Disbursing Agent, which shall contain instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the consideration to which such Person is entitled pursuant to this Article II.  Upon surrender to the Disbursing Agent of a Certificate or Book-Entry Share, as applicable, for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto (including a properly executed Form W-9 or Form W-8, if applicable), in form and substance acceptable to Disbursing Agent and Parent, the Disbursing Agent shall cause to be paid (by check or by wire transfer) to the holder of such Certificate or Book-Entry Share in exchange therefor the amount to which such holder is entitled pursuant to this Article II, without any interest thereto and subject to any withholding Taxes required by applicable Law, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  Until so surrendered, such Certificates or Book-Entry Share, as applicable, shall upon and following the Effective Time represent solely the right to receive the applicable portion of the Common Per Share Merger Consideration with respect to the shares of Company Common Stock represented thereby, without interest and subject to any withholding Taxes required by applicable Law.

(c)        Transfers.  At or after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further transfers registered on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and the holders of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law. All consideration paid upon the surrender of a Certificate or Book-Entry Share, as applicable, in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of shares of Company Common

Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Disbursing Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable Law.

(d)        Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed and the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any Claim that may be made against it with respect to such Certificate, the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article II.

(e)        Options; Deferred Stock; Restricted Stock. Immediately prior to filing of the Articles of Merger by the Secretary of State for the State of Nevada, Parent shall deliver or cause to be delivered to the Company (to be held in trust for the benefit of the Parent until the Effective Time) all funds necessary for the Surviving Corporation to make payment with respect to all shares of Company Common Stock (A) issuable upon the exercise of any Exercisable In-The-Money Option, or (B) classified as either “Restricted Stock” or “Deferred Stock” (which shall be treated in accordance with Sections 2.08(e) and 2.09, in each instance, which shall be cancelled pursuant to Section 2.09.

(f)        Company Expenses. Concurrently with the Closing, unless otherwise paid by the Company or its Subsidiaries at or prior to the Effective Time, Parent shall or shall cause to be delivered, all amounts necessary to fully discharge all Company Expenses. Any amounts required to be paid in accordance with this Section 2.08(f) shall be paid by wire transfer of immediately available funds by Parent, on behalf of the Company and its Subsidiaries, to the Persons designated in writing in accordance with this Section 2.08(f);

(g)        Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any such former holders who have not executed and delivered the documentation required pursuant to Sections 2.08(b) and (d) shall thereafter look only to the Surviving Corporation (and only as a general creditor thereof with respect to the payment of the applicable Common Per Share Merger Consideration) for payment of their portion of the applicable Common Per Share Merger Consideration pursuant to Section 2.08(b), without any interest thereon and subject to any withholding Taxes required by applicable Law, upon due surrender of their Certificate or Book-Entry Shares, as applicable, representing shares of Company Common Stock.

(h)        No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, the Surviving Corporation, the Disbursing Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any former holder of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any Claims or interest of any Person previously entitled thereto.

(i)         Investment of Exchange Fund. The Disbursing Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.08(g).

(j)         Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Disbursing Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Disbursing Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Disbursing Agent, and shall be paid, by the Surviving Corporation, Parent or Disbursing Agent, as applicable, to the appropriate Governmental Authority.

2.09     Company Stock Awards.

(a)        The Company shall (a) terminate all stock incentive plans, deferred compensation plans, any profit sharing plans, the Company Deferred Compensation Plan and any other similar plans set forth on Section 2.09 of the Disclosure Schedules hereto (collectively, the “Company Stock Plans”), immediately prior to the Effective Time without prejudice to the rights of the holders of options, restricted stock grants, restricted stock units, Exercisable In-The-Money Options, Restricted Stock, Deferred Stock or other similar equity awards or Rights thereunder (each, a “Company Stock Award”) awarded pursuant thereto, (b) following such termination no additional options or Company Stock Awards under the Company Stock Plans or other Rights that permit the receipt of shares of Company Common Stock pursuant thereto shall be granted under any Company Stock Plans, and (c) cause each Company Stock Award that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable with all restrictions removed.

(b)        At the Effective Time, each then-outstanding and unexercised option, warrant, Company Stock Award or other similar Right to purchase Company Common Stock immediately prior to the Effective Time, including but not limited to any such Company Stock Awards with an exercise price per share that is less than the Common Per Share Merger Consideration (excluding any “Restricted Stock” or “Deferred Stock” collectively, “Exercisable In-The-Money Options”) shall be terminated in exchange for the right to receive, without interest and subject to any withholding of Taxes required by applicable Law, a cash amount equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of such Exercisable In-The-Money Options multiplied by (ii) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such Exercisable In-The-Money Option, payable in accordance with Section 2.08(e).  For the avoidance of doubt, at the Effective Time, each then-outstanding and unexercised option or warrant, Company Stock Award or other similar Right to purchase Company Common Stock immediately prior to the Effective Time with an exercise price per share that is equal to or greater than the Common Per Share Merger Consideration will be cancelled, shall cease to represent the right to purchase shares of Company Common Stock, and no consideration shall be delivered in exchange therefor.

(c)        Prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Company Stock Plans to adopt resolutions approving the taking of, all actions to provide that each Company Stock Award outstanding immediately prior to the Effective Time that constitutes a share of Restricted Stock or a share of Deferred Stock that is subject to vesting or other lapse restrictions (i) shall automatically vest and become free of such restrictions immediately prior to the Effective Time, (ii) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist and (iii) shall be automatically converted into the right to receive the Common Per Share Merger Consideration, payable in accordance with Section 2.08(e).

(d)        Any amounts payable under Section 2.08(e) or this Section 2.09 shall be paid net of any applicable Tax withholdings payable by each holder of Company Stock Awards (to the extent such applicable Tax withholdings have not been previously withheld), which the Surviving Company or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Authority for the account of each holder of Company Stock Awards. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Company Stock Award with respect to the making of such payment under the Code or any applicable Law, the amounts so deducted and withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Award in respect of which such deduction and withholding was made by the Surviving Corporation.

2.10     Dissenting Stockholders.

(a)        Each Dissenting Share shall not be converted into or represent a right to receive the applicable Common Per Share Merger Consideration under Section 2.07, and the holder thereof shall be entitled only to such rights as are granted by Chapters 92A.300 to 92A.500, inclusive, of the NRS.  The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Chapter 92A.440 of the NRS and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, and consent to any settlement in connection therewith.  Any payments made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation.

(b)        If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise including via a finding by a court of competent jurisdiction) his or her right to dissent under Chapter 92A.440 of the NRS, each of such holder’s shares of Company Common Stock shall be converted solely into a right to receive the applicable Common Per Share Merger Consideration in accordance with the applicable provisions of this Agreement, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.08, without interest and subject to any withholding of Taxes required by applicable Law, in accordance with this Agreement, the Common Per Share Merger Consideration.

(c)        At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto (except the right to receive the fair value of such shares in accordance with the applicable provisions of the NRS) including the right to vote his, her or its shares of Company Common Stock for any purpose or to receive payment of dividends or other distribution on his, her or its shares.

2.11     Certain Adjustments; Net Indebtedness.

(a)        Notwithstanding any provision of this Article II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of capital stock of the Company shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Common Per Share Merger Consideration (and any related amounts due to holders of Company Stock Awards) shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(b)        Not less than three (3) Business Days (on or before 6:00 p.m. (New York time) of that Business Day) prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”), certified by the Company’s Chief Financial Officer as the Company’s best good faith estimate, which shall be reasonably satisfactory to Parent, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, of the Closing Net Indebtedness determined as of 11:59 p.m. (New York time) five (5) Business Days prior to the Closing Date (the “Closing Net Indebtedness Determination Date”).  If the Closing Net Indebtedness as set forth in the Closing Statement is greater than $11,550,000 (the “Closing Net Indebtedness Termination Amount”), then the Parent may terminate the Agreement by delivering written notice to the Company on or before 6:00 p.m. not later than two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement (the “Closing Net Indebtedness Termination Notice”).  Alternatively, if the Parent disagrees with the Company’s calculation of the Closing Net

Indebtedness, the Parent may on or before 6:00 p.m. (New York time) two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement deliver written notice to the Company specifying in reasonable detail each item that the Parent disputes and the reasons supporting the Parent’s position (a “Dispute Notice”).  If the Parent fails to timely deliver a Closing Net Indebtedness Termination Notice or a Dispute Notice, the Company’s calculation of the Closing Net Indebtedness will be deemed accepted by the Parent and will be final, conclusive and binding on the Parties. For the avoidance of doubt, the Parent may solely deliver either a Closing Net Indebtedness Termination Notice or a Dispute Notice, but not both.  If within two (2) Business Days after the Company’s receipt of the Dispute Notice, the Company and Parent cannot in good faith resolve any disputed items with respect to the Closing Statement as set forth in the Dispute Notice, the Closing shall be adjourned for fifteen (15) days and the Parties shall engage an independent nationally recognized  accounting firm (the “Independent Accounting Firm”) for resolution of the disputed items. Parent and Company will furnish, or cause to be furnished, to the Independent Accounting Firm such work papers, documentation and other reports and information relating to the disputed item(s) as the Independent Accounting Firm may reasonably request or as either the Parent or Company believe relevant, and each party shall be afforded the opportunity to discuss the disputed matter with the Independent Accounting Firm.  The Independent Accounting Firm will deliver to the Company and the Parent as promptly as practicable, and will be instructed to deliver no later than ten (10) days after its engagement, a written report setting forth such determination of the Closing Net Indebtedness. Such determination of the Independent Accounting Firm will be final, binding and conclusive upon Company and the Parent (absent fraud or manifest error) and the Company will promptly revise the Closing Statement to reflect such determination upon receipt of such report. Each Party shall share equally the fees, costs and expenses of the Independent Accounting Firm.

(c)        At the Closing,

(i)         in the event that the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is less than $11,025,000 (the “Closing Net Indebtedness Grace Amount”), there will be no adjustment to the Purchase Price.

(ii)   in the event that the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is greater than the Closing Net Indebtedness Grace Amount but less than Closing Net Indebtedness Termination Amount, then the Purchase Price shall be decreased, dollar for dollar, by an amount equal to the difference by which the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) exceeds the Closing Net Indebtedness Grace Amount and is less than the Closing Net Indebtedness Termination Amount. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any decrease of the Purchase Price pursuant to this Section 2.11(c)(ii) be greater than $525,000.

2.12     Consideration Limitation.  Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate amount paid by Parent hereunder exceed $42,000,000, subject to appropriate adjustments for any Dissenting Shares.

ARTICLE III

CONDUCT OF BUSINESS PENDING THE MERGER

3.01     Agreements of the Company.  The Company covenants and agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed and except as may be required by applicable law, legal process, without the prior written consent of Parent (i) the Company shall, and shall cause each of the Subsidiaries of the Company to, conduct its business in the ordinary course consistent with past practices in all material respects, which shall include, without limitation, the payment by the Company of Company Expenses, (ii) the Company shall, and shall cause each of the Subsidiaries of the Company to, use reasonable best efforts to preserve intact in all material respects the Business including but not limited with respect to all Gaming Approvals, and (iii) the Company shall use reasonable best efforts to file or furnish all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.  In addition to and without limiting the generality of the foregoing, the Company covenants and agrees that, between the date hereof and the Effective Time, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of the Subsidiaries of the Company to, except as otherwise contemplated by this Agreement:

(a)        enter into any new line of business;

(b)        (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long‑term debt) or any Rights with respect to its capital stock or any other securities, or (2) permit any additional shares of its capital stock to become subject to new grants under Company Stock Plans or otherwise.

(c)        (1) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (whether in cash, stock, property or otherwise), or enter into any Contract relating to the declaration of any dividend or distribution with respect to its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly-owned Subsidiaries, (2) directly or indirectly adjust, split, subdivide, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock, or (3) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of capital stock or any Right related thereto or other ownership interests therein;

(d)        sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any Subsidiary) or any interests therein (including securitizations), except for (i) Liens securing existing Indebtedness, (ii) pursuant to Contracts in force as of the date hereof, (iii) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of the Company, (iv) transfers among the Company and its Subsidiaries and (v) sales of inventory in the ordinary course of business;

(e)        acquire all or any portion of the assets, business, properties or shares of capital stock or other securities of any other Person (including by merger, consolidation, stock acquisition or otherwise);

(f)        amend or restate its Constituent Documents;

(g)        (1) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally, (2) make any election relating to Taxes (including the change or revocation of any such election) or (3) amend any Tax Return;

(h)        fail to exercise any rights with respect to any Owned Real Property or with respect to the renewal of any Leased Real Property that by its terms would otherwise expire;

(i)         enter into, amend, modify or renew any employment, consulting, change in control or similar Contract, agreement or arrangement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable Law or the terms of a Benefit Arrangement in existence as of the date of this Agreement or (2) the granting and payment of certain cash bonuses and equity awards to the employees, directors and officers of the Company as set forth on Section 3.01(i) of the Disclosure Schedule;

(j)         enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other Company Stock Awards or compensation or benefits payable thereunder, except as may be required by applicable Law, the terms of a Benefit Arrangement in existence as of the date hereof or as contemplated by this Agreement;

(k)        incur any Indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date hereof), guarantee any Indebtedness of a third party, enter into any Contract having the economic effect of any of the foregoing, in any instance, in excess of $50,000 individually or $100,000 in the aggregate, other than the incurrence of Indebtedness under the Company’s outstanding line of credit for general business purposes;

(l)         grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiary to any of the directors, officers, employees, consultants or independent contractors of the Company or any of its Subsidiaries, other than as required by Law;

(m)       pay, discharge, settle or satisfy any suit, action or Claim, other than settlements of any suit, action or Claim, or threatened suit, action or Claim, that (1) require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $50,000 individually or $100,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the Business;

(n)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of capital stock or other ownership interests, any other voting securities or any Right convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof;

(o)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(p)        amend or modify in any respect or terminate any Material Contract other than in accordance with its terms, or, enter into any Contract that (i) if entered into on or prior to the date hereof would constitute a Material Contract, or (ii) is not terminable upon sixty (60) days’ notice without penalty or premium;

(q)        enter into any agreement or, other than pursuant to agreements currently in effect described in the Regulatory Filings, engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (i) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (ii) has a direct or indirect financial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with;

(r)        adopt or implement any stockholder rights plan or similar arrangement;

(s)        elect to be subject to any state Takeover Laws with respect to this Agreement, the Company or the Merger or the other Transactions contemplated hereunder;

(t)         (1) settle or compromise any Tax Claim, audit or assessment, (2) make or change any tax election, including an election under Section 965(h) of the Code, change any annual tax accounting period, adopt or change any method of tax accounting, (3) amend any tax returns or file claims for tax refunds, or (4) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or the Company’s Subsidiaries;

(u)        take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any Takeover Law that applies to the Company with respect to an Acquisition Proposal or otherwise, except for Parent, Purchaser or any of their respective Subsidiaries, or the transactions contemplated by this Agreement;

(v)        fail to use reasonable best efforts to maintain current insurance coverages, or fail to enforce the rights of the Company or any Subsidiary of the Company under any such existing coverage;

(w)       make any capital expenditure which is in excess of $100,000 individually or $250,000 in the aggregate, except as set forth on Section 3.01(w) of the Disclosure Schedules;

(x)        enter into any collective bargaining agreement or announce, implement or effect any reduction in labor force or lay-off; or

(y)        enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

3.02     Agreements of Parent.  Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its Subsidiaries not to take, or omit to take, any action that would reasonably be expected to result (including entering into any Contract that would reasonably be expected to have the effect of resulting), in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner, including enter into agreements with respect to any acquisitions, mergers, consolidations or business combinations which would reasonably be expected to have the legal or practical effect of materially delaying or preventing the consummation of the Merger or the other Transactions or the obtaining of any regulatory or other consent or approval, including any Gaming Approval, contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01     Disclosure Schedules.  The Company has delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision of this Agreement or (b) as an exception to one or more representations or warranties contained in Section 4.02; provided, that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the Company that such item is material or was required to be disclosed therein. The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify each other section and subsection in this Agreement to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other section and subsection. Information in the Disclosure Schedule under any particular schedule or section therein will be deemed disclosed with respect to all other schedules or sections therein and any representations, warranties or covenants therein of the Company where the applicability of such information to such other schedules or sections or representations, warranties or covenants is readily apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made.

4.02     Representations and Warranties of the Company.  Except as disclosed in the Regulatory Filings, or as disclosed in the Disclosure Schedule, the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing as follows:

(a)        Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its Business as now conducted.  It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of its Business requires it to be so qualified except for any such qualification which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(b)        Company Stock.  The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred

Stock”).  As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding and 8,879,011 shares of Company Common Stock were issued and outstanding.  As of the date of this Agreement, with respect to all outstanding Company Stock Awards, without duplication, (i) 665,000 shares of Company Common Stock are reserved for issuance upon exercise of all outstanding Company Stock Awards which constitute an option to purchase shares of Company Common Stock (at an average strike price of $3.43), (ii) 25,000 shares of Company Common Stock are classified as “Restricted Stock”, and (iii) 734,232 shares of Company Common Stock are classified as “Deferred Stock”. Other than with respect to the immediately preceding sentence and Company Stock Awards issuable pursuant to Section 3.01(i) of the Disclosure Schedule, there are no other Rights or Company Stock Awards outstanding with respect to the Company Common Stock or Company Preferred Stock or any of the capital stock of any Subsidiary of the Company.  The outstanding shares of Company Common Stock and the capital stock of the Company’s Significant Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).  Except as set forth above in this Section 4.02(b) or Section 4.02(c) hereof, (i) there are no shares of Company Common Stock or Company Preferred Stock or shares of capital stock of any Significant Subsidiary of the Company reserved for issuance, and neither the Company nor any of its Significant Subsidiaries has any Rights outstanding with respect to the Company Common Stock, Company Preferred Stock or any capital stock of any of the Company’s Significant Subsidiaries and neither the Company nor any of its Significant Subsidiaries has any commitment to (and is not party to any Contract obligating it to) authorize, issue or sell any shares of Company Common Stock, Company Preferred Stock, or share of capital stock of any of the Company’s Significant Subsidiaries or Rights with respect to any of the foregoing, and (ii) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company or any of its Significant Subsidiaries, (B) any securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Significant Subsidiaries, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of its Significant Subsidiaries, and no Contract, obligation, agreement or commitment of the Company or any of the Significant Subsidiaries of the Company to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company or any of its Significant Subsidiaries, and there are not any outstanding Contracts relating to or obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any Contracts or agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of the Subsidiaries of the Company.  Except as set forth above in this Section 4.02(b) or Section 4.02(c),  neither the Company nor any of its Significant Subsidiaries has any outstanding, and has never issued any, “restricted stock” or any “phantom stock” or stock appreciation rights. Neither the Company nor any of its Significant Subsidiaries has any commitment to redeem, repurchase or otherwise acquire any shares of capital. Section 4.02(b) of the Disclosure Schedule identifies in a reasonably accurate manner, with respect to each warrant or option to purchase shares of Company Common Stock that is outstanding: (i) the name of the holder of such warrant or option; (ii) the total number of shares of Company Common Stock that are subject to such warrant or option and the number of shares of Company Common Stock with respect to which such warrant or option is currently exercisable; (iii) the date on which such warrant or option was granted or issued and the term of such warrant or option; (iv) the vesting schedule for such warrant or option; (v) the exercise price per share of Company Common Stock purchasable under such warrant or option; and (vi) whether such option has been designated as an “incentive stock option” as defined in Section 422 of the Code.  There are no Rights or other outstanding warrants or options to purchase shares of Company Preferred Stock or any capital stock of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.02(b) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Significant Subsidiary of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock of the Company or other securities of the Company or any of its Significant  Subsidiaries having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock and Company Preferred Stock and shares of capital stock of any Significant Subsidiary of the Company and all outstanding Rights with respect to the foregoing have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws except for any such non-compliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement., and (ii) all requirements set forth in applicable Material Contracts.  Schedule 4.02(b) of the Disclosure Schedule identifies in a reasonably accurate manner each Material Contract relating to any securities of any of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. Except as set forth on Schedule 4.02(b) of the Disclosure Schedules, all dividends or other distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any of the Company’s Subsidiary which have been authorized and declared prior to the date hereof have been paid in full.  The Company does not have a “poison pill” or other similar stockholder rights plan. There are no change of control or other similar provisions that would require lender consent in connection with any Indebtedness of the Company or any of its Subsidiaries.

(c)        Significant Subsidiaries.

(1)        Except as Previously Disclosed, the Company (i) does not have any Significant Subsidiaries, (ii) does not directly or indirectly control or have any direct or indirect equity participation in any other business entity including the participation in any joint venture, and (iii) does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person. With respect to each Significant Subsidiary of the Company, Section 4.02(c) of the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of such Significant Subsidiary and the owner of all of the issued and outstanding equity interests. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the Constituent  Documents of each Significant Subsidiary of the Company as in effect on the date of this Agreement, and none of the Significant Subsidiaries of the Company is in violation of any of the provisions of any of their respective Constituent Documents except for any such violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(2)          (A)  The Company owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens (other than Permitted Liens), (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities or any assets of any such Significant Subsidiaries (other than to it or its wholly‑owned Subsidiaries), (D) there are no Contracts, commitments, understandings or arrangements relating to the Company’s direct or indirect rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(3)        Each of the Significant Subsidiaries of the Company has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of Business requires it to be so qualified except for any such qualification which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(d)        Power.  The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as they are now being conducted and to own all of its respective properties and assets; and it has all requisite corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement delivered in connection herewith and to consummate the Transactions.

(e)        Authority.  The Company has duly authorized, executed and delivered this Agreement.  Subject only to receipt of the written consent of the holders of a majority of the Shares to approve the Merger in the form attached hereto as Exhibit A (the “Company Stockholder Consent”) and delivery of the Information Statement pursuant to Rule 14c-2 under the Exchange Act, this Agreement and the Transactions have been authorized by all necessary respective corporate action.  At a meeting duly called and held, the Company Board has (1) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the NRS, including Chapter 92A.120 thereof), and (3) recommended that the Merger and this Agreement be approved by the stockholders of the Company (the “Company Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 5.05(b) shall not be deemed a breach of this Section 4.02(e).  This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Company Stockholder Consent is the only vote or consent of the Company’s stockholders required to approve this Agreement, the Merger and the other Transactions under the NRS, or the Company’s Constituent Documents.

(f)        Regulatory Approvals; No Defaults.

(1)        No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) the filings of applications and notices with, receipt of approvals or non‑objections from, and expiration of related waiting periods, required by U.S. federal or foreign Governmental Authorities, including Gaming Authorities set forth on Section 4.02(f)(A) of the Disclosure Schedule, (B) filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law set forth on Section 4.02(f)(B) of the Disclosure Schedule, (C)  filings as may be required by the Securities Act or the Exchange Act, (D) receipt of the Company Stockholder Consent, and (E) the filing of the Articles of Merger and the issuance of the Articles of Merger.

(2)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any Law, rule or regulation or any judgment, decree, order, governmental Permit or license, or agreement, Contract, indenture or instrument of the Company or any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound except for any such breach or violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, (B) constitute a breach or violation of, or a default under, the Constituent Documents of the Company or any of its Significant Subsidiaries or (C) requires the Company or any of its Significant Subsidiaries to obtain the any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental Permit, license or Contract.

(g)        Financial Reports and Regulatory Filings; Material Adverse Effect.

(1)        Since December 31, 2014, the Company has timely filed with or furnished to the SEC registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC under the Exchange Act and the Securities Act.  All such Regulatory Filings as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year‑end audit adjustments and the absence of footnotes and as permitted by SEC Form 10‑Q promulgated under the Exchange Act in the case of unaudited statements. As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(2)        The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(3)        Since December 31, 2016, except for Liabilities (A) permitted or contemplated by this Agreement, (B) incurred in the ordinary course of business materially consistent with past practices, (C) that would not reasonably be expected to have a Material Adverse Effect on the Company, or (D) that are reflected on the Company’s balance sheet prepared in accordance with GAAP, the Company has not incurred any Liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP. The unaudited balance sheet of the Company dated as of September 30, 2017 contained in the Regulatory Filings is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet outside of the ordinary course of business materially consistent with past practices, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(4)        Since December 31, 2016, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course materially consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions), and (B) no event has occurred or circumstance has arisen that has had or is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries.

(5)        Since December 31, 2016, (i) the Company, on a consolidated basis, has managed all cash and cash equivalents materially consistent with the Company’s past practices and there have been no changes in cash management practices, policies or procedures, (ii) the Company and its Subsidiaries have purchased inventory as necessary in the normal course of Business, and inventory purchasing patterns have been materially consistent with its past practices, (iii) the Company and its Subsidiaries has made all vendor, supplier, payroll and other similar payments materially consistent with the Company’s past practices and no such balances are greater than sixty (60) days old as of the date hereof nor will they be as of the Closing Date and (iv) neither the Company nor any of its Subsidiaries has (A) been delinquent on any payment of Indebtedness, or (B) voluntarily prepaid any Indebtedness.

(h)        Litigation.  As of the date hereof, (a) there is no suit, Action, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing against or materially affecting the Company or any of its Subsidiaries or otherwise materially affecting any of the Company’s properties or assets or the Business that if adversely decided would reasonably likely have a Material Adverse Effect on the Company, (b) nor is there any judgment, decree, injunction, rule or order of any Governmental Authority, including any Gaming Authority, or arbitration outstanding against the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any judgment, Governmental Order, injunction, rule or decree of any Governmental Authority that would reasonably likely have a Material Adverse Effect on the Company.

(i)         Regulatory Matters.  The Company and its Subsidiaries are in compliance with all Gaming Approvals and Gaming Laws and have all Permits necessary to conduct its Business as presently conducted except for any such Permits which are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement. Neither the Company nor any of its Subsidiaries is subject to or has been advised by any Governmental Authority in writing that it is or is likely to become subject to, any Governmental Order, decree or similar agreement from or with any Governmental Authority charged with the regulation of, or enforcement of matters concerning, Persons in a business similar to that of the Business except for any such Governmental Order, decree or similar agreement from or with any Governmental Authority are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement.

(j)         Compliance with Laws.  The Company and each of its Subsidiaries since December 31, 2016:

(1)        Conducts, and since December 31, 2016 has conducted, its business in compliance with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including Gaming Laws) or to the employees conducting such businesses except where the failure to comply would not individually or in the aggregate, have a Material Adverse Effect on the Company;

(2)        has all Permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, including Gaming Authorities except for any such Permits, licenses, authorizations, orders and approvals and/or filings, applications and registrations which are not, individually or in the aggregate, material to the Company on a consolidated basis or do not prevent or materially delay the Company from performing its obligations under this Agreement; all such Permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened and the Company and Subsidiaries have renewed (or prior to Closing will renew or will make application to renew) any and all such Permits that will or are expected to expire within twelve (12) months following the Closing if such renewals are allowed by Law and if any such applications for renewal are allowed to be submitted prior to the Closing in accordance with applicable Law; and

(3)        has not received, since December 31, 2016, written notification from any Governmental Authority, including any Gaming Authority (A) asserting that it or any of its Subsidiaries is not in material compliance with any of the Laws, statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening in writing to revoke any material license, franchise, Permit, governmental authorization, or Gaming Approval. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which the Company or any of its Subsidiaries is a party except for such defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no event has occurred that would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any material Permit.

(4)        Except as set forth on Schedule 4.02(j),  the Company has not received any written or, to the Company’s Knowledge, oral notice or communication from a Governmental Authority asserting or alleging any violation or possible violation of applicable Law by the Company or any Subsidiary, except for any noncompliance or possible violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.

(5)        None of the Company, any Subsidiary or any of their respective directors, officers, agents or employees, nor, to the Company’s Knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries (each of the foregoing, an “Acquired Company Representative”), has taken any action that would violate the U.S. Foreign Corrupt Practices Act (“FCPA”), or any other applicable anti-bribery or anticorruption Law or regulation from any other jurisdiction in which the Company and its Subsidiaries operate. Without limiting the foregoing, none of the Company and its Subsidiaries nor, to the Company’s Knowledge, any Acquired Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any official or representative of any Governmental Authority official or to any Person under circumstances where the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Acquired Company Representative knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any official or representative of any Governmental Authority, in each case for the purpose of (i) influencing any act or decision of such official or representative of any Governmental Authority in his or her official capacity; (ii) inducing such official or representative of any Governmental Authority to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such official or representative of any Governmental Authority to influence or affect any act or decision of any Governmental Authority or any enterprise owned or controlled by any Governmental Authority; in each case, in order to assist the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Acquired Company Representative in obtaining or retaining business for or with, or in directing business to, the Company or any Subsidiary or any other person. To the Company’s Knowledge, no Acquired Company Representative has (i) bribed another Person in the conduct of business for the Company or any of its Subsidiaries; or (ii) made, offered, promised, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to any private commercial entity for the purpose of obtaining an improper business advantage.

(6)        The Company and its Subsidiaries have been in compliance with all applicable economic sanctions Laws and regulations at all times except for any noncompliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement. None of the Company nor any of its Subsidiaries nor any of their respective officers or directors is a person that is, to the Company’s Knowledge, the subject or target of economic sanctions,  including any sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List), the United States Department of Commerce’s Bureau of Industry and Security (including the designation as a Denied Person), the European Union, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012, or the U.S. National Defense Authorization Act of 2013, all as amended, or any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any other applicable economic sanctions (collectively, “Sanctions”). Except as set forth on Section 4.02(j)(6) of the Disclosure Schedules, to the Knowledge of the Company, none of the Company nor any of its Subsidiaries is located, organized, or resident in, nor has the Company nor any of its Subsidiaries conducted any business with persons resident in, or the governments of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine, which countries are, or whose governments are, the subject or target of Sanctions that broadly restrict or prohibit trade, investment, or other dealings with such countries, territories, or governments.

(k)        Material Contracts; Defaults.

(1)        Except as filed with SEC as part of the Regulatory Filings or as set forth on Schedule 4.02(k) of the Disclosure Schedules, as of the date hereof, neither the Company nor any of its Significant Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S‑K or is a Contract that the Company or such Significant Subsidiary otherwise deems material, (B) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete or engage in any line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory, (C) that have an aggregate value, or involve payments by or to the Company or any of its Subsidiaries, of more than $500,000 in any twelve-month period, (D) that are material joint venture, partnership, teaming or other similar agreements (E) would result in any change of control or other similar payment in connection with the consummation of the transactions contemplated hereunder, or (F) that directly or indirectly relates to any Gaming Approvals (the Contracts referred to in this paragraph and the foregoing clauses (A) through (F) being referred to collectively as “Material Contracts”).

(2)        Neither the Company nor any of its Subsidiaries has received any written notice that it is in material default under any Material Contract,  and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, on the other parties thereto, and, is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally) except for such failures to be valid, binding and in full force and effect, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect  The Company and its Subsidiaries have provided or made available to Parent true and complete copies of all Material Contracts.

(l)         Taxes.  (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed or are subject to valid extensions or requests for extensions (and proper reserves have been made in connection therewith), (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full to the extent payment is required by Law, (3) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Governmental Authority, to the extent due and payable, and (4) except as set forth in Schedule 4.02(l), no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the U.S. federal income taxes of the Company or its Subsidiaries.  The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes of the Company and its Subsidiaries that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof.  No Liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries except for Permitted Liens.  Section 4.02(l) of the Disclosure Schedules lists the “accumulated post-1986 deferred foreign income”, as defined in Section 965(d) of the Code, of each Subsidiary that must be taken into account by the Company pursuant to Section 965(a) of the Code.

(m)       Employee Benefit Plans.

(1)        Except as set forth in Section 4.02(m)(1) of the Disclosure Schedules, all of the Benefit Arrangements of the Company are disclosed in the Regulatory Filings, other than those Benefit Arrangements that are not material.

(2)        All of the Benefit Arrangements of the Company, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the U.S. Internal Revenue Code of 1986 (the “Code”) and other applicable Laws, except for any noncompliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the

Company from performing its obligations under this Agreement.  Each of the Benefit Arrangements of the Company which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the U.S. Internal Revenue Service, and to the Knowledge of the Company, there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service’s Employee Plans Compliance Resolution System.

(3)        None of the Company, any of its Subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six (6) years.

(4)        All contributions required to be made under the terms of any of the Benefit Arrangements of the Company have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings.  None of its Pension Plans or any single‑employer plan of any of the ERISA Affiliates of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single‑employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)        Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement, other than for benefits required by applicable Law or the cost of which is borne by the participant.

(6)        Except as set forth on Section 4.02(m)(6) of the Disclosure Schedules, neither the execution of this Agreement by the Company, the consummation of the Transactions nor the Company Stockholder Consent will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay or (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements of the Company.

(n)        Takeover Laws and Provisions. Assuming that the representations of the Parent and Purchaser in Section 4.03(b) are true and correct in all respects, the Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti‑takeover laws and regulations of any state, including the provisions of NRS 78.378 to 78.3793 and 78.411 to 78.444 (collectively, “Takeover Laws”).  It has taken all action required to be taken by it in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(o)        Financial Advisors.  None of the Company or its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, the Company has retained Union Gaming Group, LLC as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

(p)        Sarbanes‑Oxley Act.  The Company is in material compliance with the provisions of the Sarbanes‑Oxley Act, including Section 404 thereof, and to the Knowledge of the Company, the certifications provided pursuant to Sections 302 and 906 thereof with each Regulatory Filing of the Company, at the time of filing or submission of each such certification, were accurate.

(q)        Labor Matters.  Neither the Company nor any of its Subsidiaries is a Party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization except for any agreement which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its Knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.  Other than as set forth on Section 4.02(q) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is party to any Contract with any person or has any obligation to pay (or following the Closing, will have any obligation to pay), any person, the types of payments described in clause (a)(ii) of the definition of “Company Expenses”.

(r)        Environmental Matters.  There are no Environmental Claim proceedings, Claims, Actions or investigations of any kind pending or, to the Knowledge of the Company, threatened in writing, against the Company or its Significant Subsidiaries in any court, agency or other Governmental Authority or in any arbitral body, arising under any Environmental Law; the Company and its Significant Subsidiaries have conducted their respective operations in compliance with their respective Environmental Permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws, except for any such non-compliance which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement;  all Permits required under Environmental Laws in connection with the Business and operations of the Company and its Subsidiaries are in full force and effect except for any such Permit which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement; there have been no Releases of Hazardous Substances or other conditions at any Owned Real Property or Leased Real Property that would require remediation under Environmental Laws; and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in any Liabilities under Environmental Law or common Law relating to the operations of the Company and its Significant Subsidiaries as a result of (1) any material violation by the Company or its Significant Subsidiaries of any Environmental Law, or (2) the Release, storage, handling, treatment, transportation or disposal of any Hazardous Substance generated by the operations of the Company or its Significant Subsidiaries.  The Company holds and maintains in full force and effect all  Permits required pursuant to Environmental Law for the ownership and operation of the Business or the occupation of the Owned Real Property or Leased Real Property except for any such Permit which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement, and is and has, since December 31, 2016, been in compliance with the terms and conditions thereof, and copies of all such Permits have been made available to the Purchaser.   The Company has made available to Parent copies of all material (to the extent in the possession of the Company) environmental reports, studies, analyses, audits, site assessments and risk assessments, tests or monitoring relating to the environmental condition of the Owned Real Property,  Leased Real Property and any properties formerly owned, leased, operated, or used by the Company and material compliance of the Company with Environmental Laws, including Environmental Permits, in each case to the extent in the possession of or reasonably available to the Company.

(s)        Governmental Authorizations.  Section 4.02(s)(1) of the Disclosure Schedules identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified or required to be identified in Section 4.02(s)(1) of the Disclosure Schedules.  The Governmental Authorizations identified in Section 4.02(s)(1) of the Disclosure Schedules are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and its Significant Subsidiaries to conduct their businesses in the manner in which its business is currently being conducted except for where the failure to have such Governmental Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company is, and at all times since December 31, 2016 has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 4.02(s)(2) of the Disclosure Schedules except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Since December 31, 2016, the Company has not received any notice from a Governmental Authority regarding (a) any actual violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any possible or actual revocation, withdrawal, suspension, cancellation, termination or modification of a Governmental Authorization.

(t)         Intellectual Property

(1)        Section 4.02(t)(1) of the Disclosure Schedules sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property and (ii) all Company IP Agreements, other than commercially available, off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses.

(2)        The Company is the exclusive owner or licensee of the entire right, title and interest in and to all Company Intellectual Property owned or purported to be owned or exclusively licensed by the Company, and has a valid license to use the Licensed Intellectual Property in connection with the Business.  The Company is, and immediately following the Closing Date will be, entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements disclosed in Schedule 4.02(t)(2).  The Company Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property exclusively licensed to the Company are subsisting, valid and enforceable, and, to the Knowledge of the Company, there are no facts or circumstances that would form the grounds or basis of any challenge to the validity or enforceability of any Company Intellectual Property and, to the Knowledge of the Company, the Licensed Intellectual Property.  The Company Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in, material to or otherwise necessary for the Business as it is currently conducted and currently proposed to be conducted by the Company.

(3)        Except as set forth in Schedule 4.02(t)(3):  to the Knowledge of the Company (i) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, (ii) no Action alleging any of the foregoing are pending, and (iii) no Claim has been threatened in writing or asserted in writing against the Company alleging any of the foregoing.  To the Knowledge of the Company, no third party is engaging in any activity that infringes the Company Intellectual Property.

(4)        No Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(5)        The Company has taken reasonable precautions (i) to protect its rights in the Company Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property that it intends to maintain as confidential, and, to the Knowledge of the Company, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, and employees of the Company the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of any Company Intellectual Property.

(6)        Except as set forth in Schedule 4.02(t): (i) no funding, facilities or personnel of a Governmental Authority or any university, college, research institute or other educational institution (other than refundable tax credits) have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property; and (ii) to the Knowledge of the Company, no employee, contractor or other

Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property performed services for a Governmental Authority, university, college, research institute or other educational institution during a period of time during which such employee, contractor or other Person was also performing services for the Company.

(u)        Real Property

(1)        Section 4.02(u)(1) of the Disclosure Schedules lists the street address of each parcel of real property owned (the “Owned Real Property”) by the Company or its Significant Subsidiaries.

(2)        Section 4.02(u)(2) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  Except as described in Section 4.02(u)(2) of the Disclosure Schedules, (a) Parent has been provided copies of the leases in effect at the date hereof relating to the Leased Real Property and (b) there has not been any sublease or assignment entered into by the Company in respect of the leases relating to the Leased Real Property.

(3)        Company or its Significant Subsidiaries own fee simple title to the Owned Real Property listed as owned by Company or such subsidiary on Section 4.02(u)(1), free and clear of all Liens (other than Permitted Liens).  There are no leases or other rights to use or occupy any Owned Real Property or any portion thereof, except for leases and licenses to third parties who provide services to the Company’s customers on the Owned Real Property, copies of which have been provided to Purchaser prior to the date hereof, and each of which are in full force and effect in accordance with their terms.

(4)        The Leased Real Property described on Section 4.02(u)(2) constitute all of the leasehold estates under which the Company or its Significant Subsidiaries is a lessee (or sublessee) of any real property.  All rental and other payments currently due and payable by the Company or its Subsidiaries for each of the Leased Real Property have been paid in full to the extent due under such leases.  Neither Company nor any of its Significant Subsidiaries has assigned all or any part of any Leased Real Property nor sublet, licensed or allowed any other Person to possess any portion of the Leased Real Property, except as may otherwise be disclosed on Section 4.02(u) of the Disclosure Schedule.

(5)        There are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or liens (other than Permitted Encumbrances) which encumber any of the Owned Real Property or any property or improvements relating thereto.  The Company’s use of the Owned Real Property and Leased Real Property does not violate any recorded or unrecorded prohibited or exclusive use rights or privileges in favor of any Person except for any such violation which is not, individually or in the aggregate, material to the Company on a consolidated basis or does not prevent or materially delay the Company from performing its obligations under this Agreement.  There are no brokerage commissions or finder's fees due from Company or its subsidiaries and unpaid with regard to any of the Owned Real Property or Leased Real Property, or which will become due from Company or its subsidiaries at any time in the future with regard to any Owned Real Property or Leased Real Property.

(6)        As of the date hereof, the Company and its Subsidiaries have not received any written notice from a Governmental Authority that any of the structures or buildings located on any Owned Real Property or Leased Real Property is in violation of any building, zoning, anti-pollution, health, disability access, occupational safety or other Law, and, to the Knowledge of the Company, none of these properties, structures or buildings encroaches on any other property, except as may otherwise be disclosed on Schedule 4.02(u).  Each Owned Real Property and Leased Real Property has permanent open and public access and rights of ingress and egress to and from  a public street or other right-of-way.  No utility easement or right of way which services any portion of the Owned Real Property or Leased Real Property may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.  Each Owned Real Property and Leased

Real Property is serviced by all necessary utilities and/or municipal services required for the ownership and operation of the Owned Real Property or Leased Real Property subject to payment of normal and customary user fees and assessments in connection therewith and there are no recapture or other agreements providing for the termination of any such utility or municipal services applicable to the Owned Real Property and Leased Real Property.

(7)        No condemnation or taking proceeding is pending or to the Knowledge of the Company threatened in writing by a Governmental Authority against all or any material portion of any Owned Real Property.

(8)        As of the date hereof, the Company and its Subsidiaries has not received any written notice from a Governmental Authority (i) to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to the Owned Real Property, (ii) revoking or terminating any  operating permit or license with respect to any of the Owned Real Property, (iii) regarding any violation of any utility, access or other easement, right or license with respect to the ownership or operation of any of the Owned Real Property, or (iv) regarding any special assessments or special taxes pending or assessed against any of the Owned Real Property and Leased Real Property relating to anticipated public improvements or public improvements theretofore completed that are not reflected on the bills or invoices for taxes.

(v)        Assets. The Company or its Significant Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all the Company’s material consolidated properties and assets, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.02(v) of the Disclosure Schedules, the material machinery, equipment and other material tangible assets that the Company and its Significant Subsidiaries own are free from material defects that affect their functionality, have been maintained in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).

(w)       Related Party Transactions. No officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director: (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or the Business; provided,  however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company uses in the conduct of the Business or otherwise; or (iii) has outstanding any Indebtedness to the Company other than pursuant to Company Benefit Arrangements. The Company has no Liability or other obligation of any nature whatsoever to any officer,  director (other than pursuant to Company Benefit Arrangements) or stockholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder. Except as set forth in the Regulatory Filings, no agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any Affiliate (including any officer or director or employee of the Company or any Subsidiary of the Company) thereof, on the other hand (other than those exclusively among the Company and the Company’s Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x)        Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance covering the Company, its material properties assets and the Business as set forth on Section 4.02(x) of the Disclosure Schedules.  All such policies are in full force and effect and to the Knowledge of the Company no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There are no unpaid material claims pending under any of such insurance policies. All premiums due and payable by the Company or any of its Subsidiaries under each such policy have been paid.

(y)        Opinion of Financial Advisor. The Company Board has received the opinion of Union Gaming Securities LLC, dated on or prior to the date hereof, to the effect that, as of such date and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Common Per Share Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement was fair, from a financial point of view, to such holders.

(z)        Information Statement.  Subject to the accuracy of the representations of Parent in Section 4.03(h):

(1)        The written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement (including any information of filings incorporated therein by reference, the “Information Statement”) shall not, at the date that the Information Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication to the Company’s stockholders with respect to the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement which shall have become false or misleading.

(2)        Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s Representatives for inclusion in the Information Statement.

(3)        The Information Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.03     Representations and Warranties of Parent and Purchaser.  Parent and Purchaser hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing, as follows:

(a)        Organization and Standing.  Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of  the United Kingdom and the State of Nevada, respectively.  Each of Parent and Purchaser are duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)        Power.  (A) Parent and Purchaser each have the corporate power and authority to (i) carry on its respective business as it is now being conducted and to own its respective properties and assets, and (ii) to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transactions; and (B) neither the Parent nor the Purchaser was, during the past two years, an “Interested Stockholder” of the Company as defined under NRS 78.423 et seq.

(c)        Authority.  Parent and Purchaser have each duly authorized, executed and delivered this Agreement, and this Agreement and the Transactions have been authorized by all other necessary corporate actions of Parent and Purchaser, including the necessary approval of Parent as the sole stockholder of Purchaser.  This Agreement is the valid and legally binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)        Funds.  Assuming (i) that the representations of the Company contained in this Agreement are true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications), (ii) the satisfaction of the conditions in Section 6.01 and Section 6.03, and (iii) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the knowledge of Parent, at and immediately after the Closing Date, and after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.

(e)        Regulatory Approvals; No Defaults.

(1)        No consents or approvals of, or filings or registrations with, any Governmental Authority, including Gaming Authorities or with any third party and/or filing of notices by the Parent and the Purchaser under any Applicable Antitrust Law are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger, except for the filing of the Articles of Merger and the issuance of the Articles of Merger.

(2)        To the Knowledge of Purchaser, no fact or circumstance exists, including any possible other transaction pending or under consideration by Purchaser or any of its Affiliates, that (A) would reasonably be expected to prevent or delay, in any material respect, the filings, approvals, clearances, authorizations or expiration of any applicable waiting period required under any Applicable Antitrust Law or (B) would cause a Governmental Authority (including a Gaming Authority) to seek to decline to grant any Gaming Approval, or prohibit or materially delay consummation of the Merger.

(3)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the respective Constituent Documents of Parent and Purchaser or (B) require any consent or approval under any such Law, rule, regulation, judgment, decree, order, governmental Permit or license, agreement, indenture or instrument.

(f)        Financial Advisors.  Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

(g)        Knowledge Regarding Representations; Satisfaction of Conditions; No Additional Representations.

(1)        The Parent and the Purchaser are fully familiar with any and all Gaming Laws applicable to them and their respective businesses as currently conducted and proposed to be conducted (excluding, for the avoidance of doubt, the Business and operations of the Company from and after the Closing).

(2)        As of the date hereof, neither Parent nor Purchaser has Knowledge  of any reason why the conditions set forth in Article VI hereof would not be timely satisfied.

(3)        Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.  Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Section 4.02 hereof, and other than in the case of Fraud, neither the Company nor any other Person shall have or be subject to any liability to Parent, Purchaser or any other Person resulting from any due diligence materials, information or documents made available to Parent, including materials in the “data room,” oral management presentations (formal or informal) and financial projections and forecasts relating to the Company or its Subsidiaries.

(h)        Information Statement.  Subject to the accuracy of the representations of the Company in Section 4.02(z):

(1)        The information supplied by Parent for inclusion in the Information Statement shall not, at the date the Information Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the Company Stockholder Consent, the Merger and the other transactions contemplated by this Agreement which shall have become false or misleading.

(2)        Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Information Statement.

ARTICLE V

COVENANTS

5.01     Further Action.  Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including any Applicable Antitrust Law and/or applicable Gaming Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, and each will cooperate fully with, and furnish information to, the other Party to that end; provided, that if any objections are asserted with respect to the Transactions under any Applicable Antitrust Law and/or applicable Gaming Laws, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under any Applicable Antitrust Law and/or Gaming Laws that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, the Company, Purchaser and Parent  each agree to use reasonable best efforts to resolve any objections as may be asserted under such Applicable Antitrust Law and/or Gaming Laws with respect to the Merger.

5.02     Company Stockholder Consent.  Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at a meeting of the stockholders (in the form attached hereto as Exhibit A) to obtain the Company Stockholder Consent.  As soon as practicable upon receipt of the duly executed and delivered Company Stockholder Consent, the Company will provide Parent with a copy of such Company Stockholder Consent, certified as true and complete by an executive officer of the Company.

5.03     Information Statement.

(a)        As promptly as practicable after receipt of the duly executed and delivered Company Stockholder Consent, the Company shall file the Information Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Information Statement cleared by the SEC promptly.  The Company shall provide Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing with the SEC.  In addition, the Company shall provide Parent and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses to such comments and telephonic notification of any verbal responses to such comments by the Company or its counsel.  The Company agrees to consult with Parent and Purchaser prior to responding to SEC comments with respect to the Information Statement. Each of Parent, Purchaser and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify

Parent of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use reasonable best efforts to ensure that the Information Statement (i) will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)        Each of the Company and Parent shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (iii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iv) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

5.04     Press Releases.  Parent and the Company will consult with each other before issuing any press release with respect to the Merger or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release or a public statement or file any required documents with the SEC or as may be required by applicable Law or securities exchange rules.  Parent and the Company will use commercially reasonable efforts to cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

5.05     Access; Information.

(a)        From and after the date hereof until the Effective Tine, Company agrees that upon reasonable notice it will (and will cause its Subsidiaries and its and its Subsidiaries’ Representatives to) afford Parent, and Parent’s Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors) and properties and to such other information as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company.  All requests for such access shall be made exclusively to Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in Person or by telephone, mail or other means of communication, without the specific prior authorization of such Representatives of the Company as the Company may designate.  The Company will not be required to afford access or disclose information that would jeopardize attorney‑client privilege, contravene any Contract with any third party or violate any Law or regulation, including Gaming Laws.  The parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)        Each Party will treat any information provided in connection with this Agreement or the Transactions as “Evaluation Material” in accordance with the Confidentiality Agreement.

5.06     No Solicitation.

(a)                    On the date hereof, the Company shall, and shall instruct and cause its Subsidiaries and each of their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and deliver written notice to each such Person to the effect that the Company is immediately terminating all activities, discussions and negotiations with such Person (and its agents or advisors) with respect to any Acquisition Proposal. Such notice shall request that such Person promptly return or destroy (and confirm compliance therewith), and the Company shall use its reasonable best efforts to cause any such Person (and its agents or advisors) to promptly return or destroy, all non-public information in respect of the Company or any of its Subsidiaries or the Business that was furnished by or on behalf of the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Acquisition Proposal, (ii) enter into or conduct or engage in any discussions or negotiations with, or provide or disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that the Company or its Subsidiaries or any of their respective Representatives has reason to believe is considering or seeking to make, or has made, or in any way in furtherance of, any Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state Takeover Law that applies to the Company with respect to an Acquisition Proposal or otherwise, except for Parent, Purchaser or any of their respective Subsidiaries, or the transactions contemplated hereby, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.

(b)        Notwithstanding Section 5.06(a), prior to the receipt of the Company Stockholder Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.06(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Parent); provided, that the Company shall promptly provide to Parent and Purchaser any non-public information that is provided to any such Person which has not previously been provided to Parent and Purchaser.

(c)                    The Company Board shall not take any of the actions referred to in Section 5.05(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current and prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)        Except as set forth in this Section 5.06(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board

Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, (iii) make any public statement inconsistent with the Company Board Recommendation, (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (v) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement with respect to an Acquisition Proposal only if the board of directors of the Company has determined in in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law, and (ii) that such Acquisition Proposal constitutes a Superior Proposal; provided,  however, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), the identity of the third party making such Superior Proposal, and a copy of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Day remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and provided,  further, that the Company has complied with its obligations under this Section 5.06.

(e)        Nothing contained in this Section 5.06 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 5.06(e)  that does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation.

5.07     Takeover Laws and Provisions.  No Party will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No Party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all reasonable steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions. If any Takeover Law may become, or may purport to be, applicable to the Transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.08     Regulatory Applications.

(a)        Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and, subject to Section 5.01, to obtain all material Permits, consents, approvals and authorizations of all third parties and Governmental Authorities (including Gaming Authorities) necessary to consummate the Transactions (the “Requisite Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Approvals as soon as practicable.  Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to obtaining all Requisite Approvals and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions.

(b)        Parent and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any Person objecting to the Transactions, give the other Party the opportunity to attend and participate in any meetings and conferences with such Governmental Authority or Person objecting to the Transactions.

5.09     Indemnification.

(a)        The Constituent Documents of the Surviving Corporation as at the Effective Time shall contain the provisions with respect to indemnification, advancement of expenses, and exculpation of present and former officers, directors and employees (the “Indemnified Parties” and each an “Indemnified Party”) as presently set forth in the Company’s Constituent Documents (collectively, “Indemnification Provisions”).  The Indemnification Provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period ending on the claims period of the Run-Off Policy (the “D&O Coverage Expiration Date”) in any manner that would adversely affect the rights thereunder of any individual who at the date hereof, or at the Effective Time was a present or former director, officer or employee of the Company or any of its Subsidiaries.  Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.09(a) in accordance with their terms until the Coverage Expiration Date.

(b)        Without limiting Section 5.09(a) or any additional rights that an employee, officer or director may have under any agreement or Benefit Arrangement, following the Effective Time and for a period ending on the D&O Coverage Expiration Date, the Surviving Corporation will indemnify, defend and hold harmless each Indemnified Party against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any Claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the Effective Time, arising out of actions or omissions before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted under the Constituent Documents.

(c)        On or prior to the Closing (and as a condition thereto), the Company shall purchase “run-off” insurance policies for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage providing such coverages that  are no less favorable than the policies maintained by the Company as of the date hereof, with a claims period of at least three (3) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope least as favorable as the Company’s existing policies (the “Run-Off Policy”).  Prior to the Effective Time, the Company shall obtain and fully pay for the Run-Off Policy.  Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.09(c) of the Company Disclosure Schedule for a period beginning on the Effective Time and ending on the D&O Coverage Expiration Date.

(d)        Any Indemnified Party wishing to claim indemnification under Section 5.09, upon learning of any Claim, Action, suit, proceeding or investigation described above, will promptly notify Parent prior to the D&O Coverage Expiration Date; provided, that failure so to notify will not affect the obligations of Parent under Section 5.09 unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(e)        Notwithstanding anything herein to the contrary, if any Claim, Action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any of the Indemnified Parties covered by directors’ and officers’ liability insurance, on or prior to the D&O Coverage Expiration Date, the provisions of this Section 5.09 shall continue in effect until the final disposition of such Claim, Action, suit, proceeding or investigation to the extent provided for in the Surviving Corporation’s Constituent Documents and/or the Run-Off Policy.

(f)        In the event that prior to the Closing the carriers do not make the Run-Off Policy available to the Company for any reason the Parent shall use reasonable best efforts to cause the Surviving Corporation to obtain and fully pay for “tail” insurance policies with a claims period of at least three (3) years from the Effective Time from the Company’s current insurance carriers or from an insurance carrier with the substantially same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at  or prior to the Effective Time. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation or the Company shall or shall be obligated to make annual premium payments for such Run-Off Policy or “tail” policy or, in the alternative, annual renewals of existing or comparable coverages, which exceed 200% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement. If such Run-Off Policy, “tail” policy or such other coverages cannot be obtained at all, or can only be obtained at cost in excess of such maximum premium, then the Company or the Surviving Corporation, as applicable, shall obtain the most advantageous insurance obtainable for an aggregate premium equal to the maximum premium.   In the event that  prior to the Closing, the Company does not obtain the Run-Off Policy, the cost of any alternative “tail” insurance policies and/or insurance policy required to be obtained by the Surviving Corporation in lieu of the Run-Off Policy pursuant to this Section 5.09(f) shall be a negative Adjustment to the Purchase Price at the Closing in an amount equal to 200% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement.

(g)     If Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Surviving Corporation will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Surviving Corporation will, by specificity, assume the obligations set forth in this Section 5.09.

(h)        The provisions of this Section 5.09 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnified officer or director is entitled, whether pursuant to law, contract or otherwise.

5.10     Employee Matters.

(a)        For a period of one (1) year immediately following the Closing Date, the Surviving Corporation shall use reasonable efforts to provide employees of the Company and its Subsidiaries, as applicable, who continue to be employed (at the sole election of the Parent or Surviving Corporation) by the Surviving Corporation and its Subsidiaries, as applicable, after the Closing Date (the “Company Employees”) with employee benefits and compensation plans, programs, arrangements (including (i) base salaries and severance arrangements comparable, in the aggregate, as in effect on the Closing Date or as provided by Parent or its Affiliates to their employees who are similarly situated to the Company Employees and (ii) employee benefit plans and programs that are comparable, in the aggregate and in all material respects, with the employee benefit plans and programs provided by the Company to Company Employees prior to the Closing Date or by Parent or its Affiliates to their employees who are similarly situated to Company Employees. Nothing provided in this Section 5.10(a) shall prevent Parent from terminating any employee subject to applicable severance obligations or agreements or Benefit Arrangements in accordance with their terms.

(b)        The Surviving Corporation shall use reasonable best efforts to recognize the service of Company Employees with the Company prior to the Closing Date as service with the Surviving Corporation and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by the Surviving Corporation which are made available following the Closing Date by the Surviving Corporation to Company Employees for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). Nothing contained herein shall be construed as requiring Parent or its Affiliates (including the Surviving Corporation from and after the Closing) to continue any specific plans or to continue the employment of any Company Employee.

(c)        Parent acknowledges that consummation of the Merger shall constitute a “change in control” or “change of control” within the meaning of the Contracts set forth in Schedule 5.10(c)(i) including any Benefit Arrangement set forth thereon to the extent that such Benefit Arrangement includes that or any similar term.  Parent and the Company shall assume, honor, or cause to be honored, in accordance with their terms, all vested or accrued Benefit Arrangements and contractual rights of (which shall include but not be limited to, the severance and/or change in control agreements set forth on Schedule 5.10(c)(ii)), Company Employees, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

5.11     Notification of Certain Matters.  Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VI not to be capable of being satisfied by the Termination Date.

5.12     Stockholder Litigation.  The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Stockholder Litigation”), (b) keep Parent reasonably informed regarding any such Stockholder Litigation, (c) give Parent a reasonable opportunity, at Parent’s sole cost and expense, to participate in any such Stockholder Litigation and to consult with the Company and its legal counsel regarding the defense or settlement thereof subject to advice of counsel that such participation will not materially adversely affect the Company’s attorney-client privilege, and (d) not settle any such Stockholder Litigation without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

5.13     Confirmation of Capitalization.  On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Company Share Statement”) setting forth, as of the Closing Date, true and accurate calculations of (i) the outstanding shares of Company Common Stock and Company Preferred Stock; (ii) the outstanding Company stock options, segregated as to Exercisable In-the-Money Options and out-of-the-money options; and (iii) the outstanding shares of Company Common Stock issuable in accordance with clause “D” of the definition of “Common Per Share Merger Consideration”. Parent and Purchaser shall be entitled to rely exclusively, without independent verification or investigation, upon the figures set forth in the Company Share Statement and the underlying calculations in connection with the transactions contemplated hereby. For the avoidance of doubt, other than with respect to any issuances made in compliance with Section 3.01, the Company covenants and agrees that the information contained in the Company Share Statement shall match the disclosure made in connection with Section 4.02(b), except for de minimus variations.

5.14     Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock and Company Preferred Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VI

CONDITIONS TO THE MERGER; CLOSING DELIVERABLES

6.01     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Parties at or prior to the Closing of each of the following conditions:

(a)        Company Stockholder Consent.  The Company and Parent shall have received duly executed copies of the Company Stockholder Consent.

(b)        Applicable Antitrust Law.  Any applicable waiting period under any Applicable Antitrust Law shall have expired or been terminated.

(c)        No Injunctions or Restraints.  No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over the Parties hereto (collectively, “Restraints”) shall be in effect, whether temporary, preliminary or permanent, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(d)        Governmental Consents.  All consents, approvals and other authorizations of any Governmental Authority set forth in Schedule 6.01(d) of the Disclosure Schedules (excluding, for the avoidance of doubt, SEC clearance of the definitive form of the Information Statement) and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger) shall have been obtained free of any condition that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent's and Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.02     Conditions to the Company’s Obligation. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company at or prior to the Closing of each of the following conditions:

(a)        Parent and Purchaser’s Representations and Warranties. The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of such date except (i) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of Parent and Purchaser by an officer of Parent and Purchaser to such effect.

(b)        Performance of Parent and Purchaser’s Obligations.  The covenants and agreements contained in this Agreement to be complied with by Parent or Purchaser on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Purchaser by an officer of Parent and Purchaser to such effect.

(c)        Deliverables. All of the deliverables required pursuant to Section 6.05 shall have been satisfied.

(d)        Consents.  Parent and the Purchaser shall have received all consents, approvals and other authorizations of any Governmental Authority and all third-party consents required to consummate the Merger and the other transactions contemplated by this Agreement as set forth in Schedule 6.02(d).

6.03     Conditions to Parent and Purchaser’s Obligation.  Parent and Purchaser’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and Purchaser, on or prior to the Closing of each of the following conditions:

(a)        Company’s Representations and Warranties.  (i) The representations and warranties of the Company in this Agreement (other than the representations or warranties in Section 4.02(b)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date except (A) to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct only as of such time and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or limitation) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated hereby or on the Company, (ii) the representations and warranties contained in Section 4.02(b) shall be true and correct in all respects and (iii) the Parent shall have received a certificate signed on behalf of the Company by an officer of Company to such effect.

(b)        Performance of the Company’s Obligations.  The covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and the Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c)        No Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred at any time after the date of this Agreement, and the Parent shall have received a certificate signed on behalf of the Company by an officer of Company to such effect.

(d)        Deliverables.  All of the deliverables required pursuant to Section 6.06 shall have been satisfied.

(e)        Gaming Approvals. All applicable Gaming Approvals required as of the date hereof with respect to the Company and its Subsidiaries as set forth on Section 6.03(e) of the Disclosure Schedule shall be in full force and effect as of the Closing.

(f)        Indebtedness Consents. Parent shall have received consents executed by the lenders and other financing sources set forth on Schedule 6.03(f) of the Disclosure Schedule providing any requisite consents, approvals or waivers, as applicable, relating to all of the Indebtedness of the Company and its Subsidiaries, in each instance, as are required to permit the consummation of the Merger and the assumption of such Indebtedness at the Effective Time on substantially the same terms and conditions as currently in effect (the “Indebtedness Consents”).

(g)        Consents. The Company shall have received all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth in Schedule 6.03(g) of the Disclosure Schedule.

(h)        Periodic Reports. Prior to the Effective Time, the Company shall file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.

(i)         Information Statement. The definitive Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 5.03 at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

6.04     Frustration of Closing Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 6.01,  Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach, including such Party’s failure to use the standard of efforts required from such party to consummate the Merger and the Transactions contemplated hereby, as required by and subject to Section 5.01.

6.05     Parent and Purchaser Deliverables. At or prior to the Closing, Parent and Purchaser shall deliver, or cause to be delivered, to the Company the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)        Immediately prior to filing of the Articles of Merger by the Secretary of State of the State of Nevada, evidence of payment of the amounts required to be deposited with the Disbursing Agent and/or the Company pursuant to Section 2.08 and with the Company pursuant to Section 2.08 (each such amount to be held in trust for the benefit of the Parent until the Effective Time);

(b)        a certificate of Parent and Purchaser’s Secretary in form and substance reasonably acceptable to the Company, attesting to, and attaching thereto: (i) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Purchaser authorizing the consummation of the Merger and (ii) a good standing certificate with respect to Purchaser from the Secretary of State of the State of Delaware dated no more than five (5) days before the Closing; and

(c)        a certificate executed on behalf of Parent and Purchaser as of the Closing Date, that the conditions to closing set forth in Section 6.02 have been satisfied.

6.06     Company Deliverables. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)        the consents, authorizations and approvals from such Persons and Governmental Authorities identified in Schedule 6.03(g) of the Disclosure Schedule, in form and substance reasonably satisfactory to Parent;

(b)        letters related to the Indebtedness Consents, if any, drafts of which shall have been delivered to Parent at least three (3) Business Days prior to the Closing, executed by the lenders or other financing sources of the Company or any of its Subsidiaries, each in form and substance reasonably satisfactory to Parent;

(c)        a Certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto: (i) the Company’s Certificate of Incorporation, and for each Significant Subsidiary of the Company, its equivalent Constituent Document, (ii) the Company’s bylaws as in effect at the time of the Closing, and for each Significant Subsidiary of the Company, its equivalent Constituent Document as of such time, (iii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger or any other agreement related to the transactions contemplated hereunder, (iv) resolutions of the board of directors and stockholders (via the Company Stockholder Consent) of the Company authorizing the consummation of the Merger, (v) a good standing certificate with respect to the Company from the Secretary of State of the State of Nevada and from the appropriate Governmental Authority in each other jurisdiction where the Company is or is required to be qualified to do business, dated no more than five (5) days before the Closing, and (vi) for each Significant Subsidiary of the Company, a good standing certificate or local equivalent from the appropriate Governmental Authority in the relevant jurisdiction of incorporation of formation and the appropriate Governmental Authority in each other jurisdiction in which such Significant Subsidiary is or is required to be qualified to do business, in each instance, dated no more than ten (10) days before the Closing;

(d)        a certificate, in a form reasonably acceptable to the Company, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not (and has not been at any time during the three year period ending on the Closing Date) a U.S. real property holding corporation and a draft of the intended correspondence required to be sent to the IRS, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2), with respect to such certification;

(e)        written resignations of all officers and directors (as designated by Parent) of the Company and each of its Subsidiaries effective as of the Effective Time;

(f)        the Articles of Merger duly executed by the Company;

(g)        a certificate executed on behalf of the Company as of the Closing Date, that the conditions to closing set forth in Section 6.03 have been satisfied;

(h)        a written statement setting forth all amounts to be paid in order to satisfy in full all Company Expenses and the Persons to whom such amounts are payable; and

(i)         such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement.

ARTICLE VII

TERMINATION

7.01     Termination.  This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason expressly provided in paragraphs (a) through (d) below, whether before or after Company Stockholder Consent:

(a)        by mutual written consent of the Parent and the Company;

(b)        by either Parent or the Company:

(1)        in the event that any Restraint shall be in effect restraining, enjoining, preventing or otherwise prohibiting the transactions contemplated by this Agreement or making the consummation of the Merger illegal and shall have become final and non-appealable after the Parties have used reasonable best efforts to have such Restraint removed, repealed or overturned; or

(2)        if the Closing shall not have occurred on or before the one hundred twentieth (120th) day after the date hereof (the “Termination Date”); provided, that if all of the conditions set forth in Section 6.01 and 6.03 have been met other than the condition set forth in Section 6.03(e), the Termination Date shall be extended by thirty (30) days; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(2) shall not be available to any party whose failure to fulfill any covenant or obligation under this Agreement, or whose breach of any representation or warranty, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such Termination Date (for the avoidance of doubt, the Company shall not have the right to terminate this Agreement under this Section 7.01(b)(2) if, as of such time, it has failed to satisfy the conditions set forth in Section 6.03(h);

(c)        by the Company:

(1)        if (i) the Company Board authorizes the Company to enter into, or publicly announces its intention to enter into, a Company Acquisition Agreement in respect of an alternative Acquisition Proposal, or (ii) the Company Board has effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Acquisition Proposal, in either instance, (X) in accordance with the provisions of this Agreement, including Section 5.06, and (Y) the Company has paid the Break-Up Fee;

(2)        if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02, and (B) is incapable of being cured, or is not cured, by Parent and Purchaser within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(2) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.03 not being satisfied; or

(3)        if (i) all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination), (ii) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.02 and (y) it is prepared to consummate the Merger at the Closing, and (iii) Parent and Purchaser fail to consummate the Merger within two (2) Business Days following the delivery of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(3) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Sections 6.01 or 6.02 not being satisfied.

(d)        by Parent:

(1)        if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(1) if Parent or Purchaser is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied;

(2)        if the Company Board shall have effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Acquisition Proposal;

(3)        if  (A) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement in respect of an alternative Acquisition Proposal; and (B) the Company shall have breached the provisions of Section 5.06, and such violation or breach has resulted in the receipt by the Company of an alternative Acquisition Proposal;

(4)        if the Company shall have failed to deliver the Company Stockholder Consent within one (1) Business Day after the execution of this Agreement by each Party; or

(5)        if the Closing Net Indebtedness (as finally agreed in accordance with Section 2.11(b)) is greater than the Closing Net Indebtedness Termination Amount, by timely delivering the Closing Net Indebtedness Termination Notice as set forth in Section 2.11(b).

The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Representatives, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.01 for any such termination.

7.02     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and of no further force and effect and there shall be no Liability on the part of any Party hereto or any of its Affiliates or Representative except  (a) as set forth in Article I, this Section 7.02, and Section 7.03, and Article VIII, which shall remain in full force and effect, and (b) other than in the event of Fraud, none of Parent, Purchaser or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Section 7.03, as applicable.

7.03     Break-Up Fee; Expenses

(a)        In the event that (i) after the date hereof an Acquisition Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(2) or by Parent pursuant to Section 7.01(d)(1), and (iii) within twelve (12) months after such termination, the Company consummates a transaction that constitutes an Acquisition Proposal or enters into a Company Acquisition Agreement with respect to an Acquisition Proposal, then the Company shall pay Parent a fee equal to $1,500,000 (the “Break-Up Fee”) by wire transfer of same-day funds on the second (2nd) Business Day following the consummation of such transaction; provided that, for purposes of this Section 7.03(a)(iii), references to ten percent (10%) in the definition of Acquisition Proposal shall be deemed to be references to thirty-five percent (35%).

(b)        In the event that this Agreement is terminated by Parent pursuant to Section 7.01(b)(2) (and as of such time the condition set forth in Sections 6.03(e),  6.03(h) or 6.03(i) is unsatisfied), or 7.01(d)(4) then the Company shall pay Parent the Parent Expenses by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(c)        In the event that this Agreement is terminated by the Parent pursuant to Sections 7.01(d)(2), or 7.01(d)(3), then the Company shall pay Parent the Break-Up Fee by wire transfer of same-day funds on the second (2nd) Business Day following  such termination.

(d)        In the event that this Agreement is terminated by the Company pursuant to Section 7.01(c)(1), then the Company shall pay Parent the Break-Up Fee by wire transfer of same-day funds prior to or concurrently with such termination.

(e)        The Company agrees that if this Agreement shall be terminated by Parent pursuant to Section 7.01(d)(1), then the Company will pay to Parent, or as directed by Parent, an amount equal to the Parent Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. In the event that following the payment of the Parent Expenses pursuant to Section 7.03(b) or this Section 7.03(e), Parent is paid a Break-Up Fee pursuant to Section 7.03(a), the aggregate amount of Parent Expenses shall be netted against the Break-Up Fee. For purposes of this Agreement, the “Parent Expenses” shall be an amount equal to Parent’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable outside attorneys’, accountants’ and investment bankers’ fees and expenses); provided that the Company shall only pay the Parent Expenses up to an amount in the aggregate of $700,000.

(f)        In the event that this Agreement is terminated by Parent pursuant to Section 7.03(d)(5), then Parent shall not be entitled to either the Break-Up Fee or Parent’s Expenses.

(g)        The Parties acknowledge and agree that the provisions for payment of the Break-Up Fee and Parent Expenses are an integral part of the Transactions and are included herein in order to induce Parent and Purchaser to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If the Company fails to pay any amounts due under this Section 7.03 and Parent commences a suit which results in a final, non-appealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Break-Up Fee is paid by the Company pursuant to this Section 7.03, the Break-Up Fee shall be Parent’s and Purchaser’s sole and exclusive remedy under this Agreement.

(h)        Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.01(c)(3) then Parent will promptly pay to the Company, or as directed by the Company, the Break-up Fee by wire transfer of same-day funds but in no event later than two (2) Business Days after such termination.

(i)         Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.01(c)(2) then Parent will pay to the Company, or as directed by the Company, an amount equal to the Deal Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. For purposes of this Agreement, the “Deal Expenses” shall be an amount equal to the Company’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses); provided that the Parent shall only pay the Deal Expenses up to an amount in the aggregate of $700,000.

(j)         The Parties acknowledge and agree that the provisions for payment of the Deal Expenses and Break-Up Fee are an integral part of the Transactions and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If Parent fails to pay any amounts due under this Section 7.03 and the Company commences a suit which results in a final, non-appealable judgment against Parent, for any such amounts or any portion thereof, then Parent shall pay the Company’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, other than in the case of Fraud, the Parties hereby acknowledge that in the event that the Break-Up Fee is paid by the Parent or the Company, as applicable, pursuant to this Section 7.03, the Break-Up Fee shall be receiving party’s sole and exclusive remedy under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01     Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, or valid termination of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof or any Claim for Fraud.

8.02     Waiver; Amendment.  Any provision of this Agreement may be waived by the Party benefited by the provision, but only in writing. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties

8.03     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

8.04     Governing Law; Jurisdiction; Venue.  This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Nevada, without regard to conflicts of laws principles.  Each of Parent, Purchaser, and the Company hereby irrevocably and unconditionally; (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the County of Clarke, State of Nevada (“Nevada Courts”) for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Nevada Courts, and (iii) agrees not to plead or claim in any Nevada Court that such litigation brought therein has been brought in any inconvenient forum.

8.05     Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when Personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by notice.

If to the Company, to:

Trans World Corporation
545 Fifth Avenue
Suite 940
New York, NY 10017
Attention: Chief Executive Officer

With a copy to:

Kane Kessler, P.C.
666 Third Avenue
New York, NY 10017
Attention: Jeffrey S. Tullman

If to Parent or Purchaser, to:

Far East Consortium International Limited
16/F, Far East Consortium Building
121 Des Voeux Road Central
Hong Kong
Attention: Angus Chan, CFO

With a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas
27th Floor
New York, New York 10020
Fax: (212) 884-8502
Attention: Jonathan Klein
Email: jonathan.klein@dlapiper.com

8.06     Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of Parent and the Company regarding the Transactions and supersedes any and all other oral or written Agreements previously made or purported to be made, other than the Confidentiality Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.07     Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.08     Assignment; Successors.  No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other Parties; provided,  however, that Parent may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Parent without the consent of the other Parties; provided,  further, that no such assignment by Parent shall release Parent from any liability or obligation under this Agreement.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

8.09     Remedies; Specific Performance.  Other than in the case of Fraud, Sections 7.02 and 7.03 shall be the Parties sole recourse for damages in connection with a valid termination of this Agreement. Prior to any valid termination of this Agreement, the Parties hereto agree that irreparable damage would occur if any provision of this Agreement or any other agreement related to the Transactions contemplated hereunder were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any other agreement related to the transactions contemplated hereunder or to enforce specifically the performance of the terms and provisions hereof at their sole cost in accordance with the dispute resolution mechanics set forth herein.

8.10     Expenses; Currency.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

8.11     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each of the Parties hereto hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

8.12     Guaranty. Subject to the terms and conditions set forth herein, in consideration of the covenants, agreements and undertakings of the Company contained in this Agreement, Far East Consortium International Limited (“FEC”) hereby guarantees to the Company and its permitted successors and assigns, the full, prompt and complete payment and performance by each of the Parent and the Purchaser of all of the covenants, conditions and agreements of each of Parent and Purchaser contained in this Agreement. FEC consents to any extension that may be given by Company to the Parent and/or the Purchaser of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection.

8.13     Waiver of Conflicts. Recognizing that each of Kane Kessler, P.C. and  Becker & Poliakoff, s.r.o (collectively, the (“Company’s Law Firms”) have acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Common Stock and certain of their respective Affiliates prior to date hereof, and that the Company’s Law Firms intend to act as legal counsel to certain of the direct and indirect holders of shares of Common Stock and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Purchaser and the

Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Company’s Law Firms  representing any direct or indirect holders of the shares of Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Purchaser, the Company, the Surviving Corporation and its Subsidiaries or the transactions contemplated by the Agreement. In addition, all communications involving attorney-client confidences between direct and indirect holders of shares of Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and the Company’s Law Firms, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by the Agreement shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the respective files of the Company’s Law Firms relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (b) to the extent that files of the respective Company’s Law Firms  in respect of such engagement constitute property of the client, only the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (c) Company’s Law Firms  shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between the Company’s Law Firms  and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Corporation or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by the Agreement) in connection with any third-party Action.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FEC OVERSEAS INVESTMENT (UK) LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: Director

FEC INVESTMENT (US) LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: President

Solely with respect to Section 8.12 of the Agreement:

FAR EAST CONSORTIUM INTERNATIONAL LIMITED

By:	/s/ Cheong Thard Hoong
Name: Cheong Thard Hoong
Title: Director

TRANS WORLD CORPORATION

By:	/s/ Rami Ramadan
Name: Rami Ramadan
Title: CEO and President

Exhibit A

Annex B

Written Consent

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

TRANS WORLD CORPORATION

The undersigned, being holders of not less than the minimum number of outstanding shares of the capital stock of each class and series of Trans World Corporation, a Nevada corporation (the “Company”), that are necessary to authorize or take the actions set forth below, acting pursuant to the provisions of Section 78.320 of the Nevada Revised Statute and the Constituent Documents (as defined in the Merger Agreement (as hereinafter defined)) of the Company, do hereby consent to the approval and adoption of the following recitals and resolutions, and acknowledge and agree that such recitals and resolutions shall be deemed to be approved and adopted to the same extent and to have the same force and effect as if adopted at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt such recitals and resolutions.

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and caused the Company to enter into that certain Agreement and Plan of Merger, dated as of March 2, 2018, by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom corporation (“Parent”), FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Parent (“Purchaser”) and the Company (the “Merger Agreement”), whereas pursuant to the terms and conditions set forth therein, the Purchaser will merge with and into Company, with the Company as the surviving company (the “Merger”) and becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved and adopted the terms of the Merger Agreement and the Merger and has resolved that the Merger is advisable and in the best interests of the Company and its stockholders and has recommended that the Company’s stockholders approve and adopt the Merger Agreement and the Merger; and

WHEREAS, each of the undersigned represents that it owns beneficially and has the right to vote that number of shares of the Company Common Stock set forth opposite its respective name on the signature page hereof.

NOW, THEREFORE, BE IT:

RESOLVED, that the undersigned stockholders of the Company do hereby consent to and approve the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, do hereby adopt the Merger Agreement, do hereby consent to and ratify the execution, delivery and performance of the Merger Agreement (including all exhibits and schedules attached thereto), and do hereby consent to the consummation of the transactions contemplated thereunder, including the consummation of the Merger;

RESOLVED, FURTHER, that that the Chief Executive Officer, Chief Financial Officer and any other officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and empowered to take all such further action and to execute and deliver all such further agreements, certificates, instruments and documents contemplated by the Merger Agreement, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary or any other Authorized Officer; to pay or cause to be paid all fees, expenses and taxes; to take all such other actions or give such notices or obtain such consents as they or any one of them shall deem necessary or desirable in order to carry out fully the intent and accomplish the purposes of the foregoing resolutions; and

RESOLVED FURTHER, that the authority and power given under the foregoing resolutions shall be deemed retroactive and any and all acts authorized thereunder performed prior to the passage of the foregoing resolutions be, and they hereby are, ratified and approved.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the undersigned stockholders of Trans World Corporation, hereby voting the full number of shares of each class and series of the Company’s outstanding voting stock held of beneficially by such stockholder set forth opposite its respective name below, has executed this Action By Written Consent to be effective as of the date written below. This Action By Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

DATE: MARCH 2, 2018

LLOYD I. MILLER, III TRUST A-4		Number of Shares Voted: 659,948
By:	MILFAM LLC
Its:	Investment Advisor

By:	/s/ Neil S. Subin
Name:	Neil S. Subin
Title:	Manager

MARLI B. MILLER TRUST A-4		Number of Shares Voted: 659,947
By:	MILFAM LLC
Its:	Investment Advisor

By:	/s/ Neil S. Subin
Name:	Neil S. Subin
Title:	Manager

MILFAM II L.P.		Number of Shares Voted: 641,667
By:	MILFAM LLC
Its:	General Partner

By:	/s/ Neil S. Subin
Name:	Neil S. Subin
Title:	Manager

LIMFAM LLC		Number of Shares Voted: 166,667
By:	MILFAM LLC
Its:	Manager

By:	/s/ Neil S. Subin
Name:	Neil S. Subin
Title:	Manager

HILLTOP SECURITIES INC. CUSTODIAN FBO LLOY I. MILLER IRA		Number of Shares Voted: 1,000

By:	/s/ Neil S. Subin
Name:	Neil S. Subin
Title:	Agent for Susan F. Miller, Beneficiary

IN WITNESS WHEREOF, each of the undersigned stockholders of Trans World Corporation, hereby voting the full number of shares of each class and series of the Company’s outstanding voting stock held of beneficially by such stockholder set forth opposite its respective name below, has executed this Action By Written Consent to be effective as of the date written below. This Action By Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

DATE: MARCH 2, 2018

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I		Number of Shares Voted: 757,463

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Josh Landes
Josh Landes, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.		Number of Shares Voted: 1,129,146

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Josh Landes
Josh Landes, Co-Managing Member

	WYNNEFIELD PARTNERS SMALL CAP VALUE OFFSHORE FUND, LTD.	Number of Shares Voted: 462,968

By:	Wynnefield Capital, Inc., its Investment Manager

By:	/s/ Josh Landes
Josh Landes, Executive Vice President

IN WITNESS WHEREOF, each of the undersigned stockholders of Trans World Corporation, hereby voting the full number of shares of each class and series of the Company’s outstanding voting stock held of beneficially by such stockholder set forth opposite its respective name below, has executed this Action By Written Consent to be effective as of the date written below. This Action By Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

DATE: MARCH 2, 2018

VALUE PARTNERS, LTD.		Number of Shares Voted: 3,326,679

By:	Ewing & Partners, as General Partner

By:	/s/ Timothy G. Ewing
Timothy G. Ewing, Managing Partner

Annex C

Opinion of Union Gaming Securities LLC

CONFIDENTIAL

February 27, 2018

Transaction Committee of the Board of Directors

Board of Directors

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, NY 10017

To the Transaction Committee of the Board of Directors and the Board of Directors:

Union Gaming Securities, LLC (“Union Gaming”, “we” or “us”) understands that Trans World Corporation (the “Company”) and FEC Investment (US) Limited (the “Purchaser”) and FEC Overseas Investment (UK) Limited (the “Parent”) propose to enter into a merger agreement, as presented to the Board of Directors on February 27, 2018 (the “Merger Agreement”), whereupon, subject to the conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, and the Company will become the wholly owned subsidiary of the Parent (the “Transaction”). Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each of the issued and common shares of the capital stock of the Company (“Common Shares”), other than Exception Shares (as defined in the Merger Agreement) will be entitled to receive Common Per Share Merger Consideration (as defined in the Merger Agreement) of $3.97 per share at a minimum, which translates to total consideration of up to US$49.84 million in enterprise value, which includes the assumption of net debt.

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement, and will be summarized in the Company’s information Statement to be filed with the U.S. Securities and Exchange Commission (“S.E.C.”) pursuant to Regulation C under the Securities Exchange Act of 1934, as amended (“34 Act”) (the “Information Statement”) to be mailed to holders of Shares (the “Shareholders”).

Engagement of Union Gaming Securities

Union Gaming was formally engaged by the Company and its board of directors (the “Board of Directors”) to provide financial advisory services pursuant to the Agreement dated February 23, 2017 (the “Agreement”). The Agreement provides the terms upon which Union Gaming has agreed to act as exclusive financial advisor to the Company and the Board of Directors in connection with any potential transactions including merger, consolidation, reorganization or other form of business combination of the Company.

Pursuant to the same Agreement dated February 23, 2017, at the request of the Board of Directors of the Company, Union Gaming agreed to provide the Board of Directors with a fairness opinion as to whether the Common Per Share Merger Consideration to be received by the Shareholders pursuant to the Transaction is fair, from a financial point of view, to the Shareholders (the “Opinion”).

Union Gaming Securities, LLC • 3930 Howard Hughes Parkway, Suite 230 • Las Vegas, NV 89169 • (702) 866-0743

The terms of the Agreement provide that Union Gaming is to be paid certain fees for its services as financial advisor, including a substantial portion of its fee which is payable contingent upon completion of the Transaction or any alternative transaction (which is, in part, dependent upon the value of any such transaction). In addition, pursuant to the Agreement, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement.

Credentials of Union Gaming Securities

Union Gaming Securities is an SEC and FINRA member firm in the United States.  The company specializes in global equity research, securities dealing, investment banking and advisory, exclusively in the global gaming sector. Founded in 2009, the company has offices in Las Vegas, New York, Hong Kong and Macau.

The Opinion represents the opinion of Union Gaming, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion, and capital markets matters.

Independence of Union Gaming Securities

Neither Union Gaming nor any of its affiliates or associates is an insider, associate or affiliate of the Company, Purchaser Parent or Purchaser or any of their respective subsidiaries, associates or affiliates, and is not an advisor to any person or company other than to the Company, the Board and the Transaction Committee with respect to the Transaction. Union Gaming has not been engaged to provide any financial advisory services to nor has it participated in any financings involving the Company, Purchaser Parent or Purchaser or any of their respective associates or affiliates within the past two years, other than, in respect of the Company, under the Agreement.

Union Gaming may, in the ordinary course of its business, provide financial advisory or investment banking services to the Company or any of its affiliates or associates, Purchaser Parent or the Purchaser from time to time and receive fees for rendering such services, however, except for the Agreement, UG has no agreement or understanding with the Company, the Purchaser Parent, the Purchaser, or any of their affiliates to provide any such services. In addition, we may execute transactions on behalf of the Company or other clients for which we may receive compensation. Also, as an investment dealer in the United States, Union Gaming conducts research on securities, and may, in the ordinary course of our business, provide research reports and investment advice to our clients on investment matters, including with respect to the Company and its affiliates or associates.

Scope of Review

In connection with rendering this Opinion, Union Gaming has reviewed, relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof), or carried out, among other things, the following:

a)   financial terms of the Merger Agreement as presented to the Board of Directors on February 27, 2018;

b)   certain public and non-public historical financial and operating data relating to the Company, as prepared and furnished to us by the management of the Company;

c)   certain non-public projected financial data of the Company and forecasts as prepared and furnished to us by the Company;

d)   discussions and operational visits with senior management and key operating staff regarding past and current operations, current financial condition, and future prospects of the Company including views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past;

e)   current and historical reported prices, and sporadic and limited trading activity of the Company’s common stock and similar information for certain other companies deemed by Union Gaming to be comparable to the Company;

f)    comparison of the financial performance of the Company with that of certain other public companies that Union Gaming deemed relevant; and

g)   financial terms, to the extent publicly available, of certain business combination transactions that Union Gaming deemed relevant.

h)   reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Union Gaming has not, to the best of its knowledge, been denied access by the Company to any information requested by Union Gaming. Union Gaming did not meet with the auditor of the Company and has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of the Company and the reports of the auditor thereon.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations, and limitations set forth below.

Union Gaming has, subject to the exercise of its professional judgment, relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from public sources, or that was provided to us, by the Company, and its associates and affiliates and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that information not misleading.  The Opinion is conditional upon the completeness, accuracy and fair presentation of such Information.

We are not legal, tax, or accounting experts, and we express no opinion concerning any legal, tax, or accounting matters concerning the Merger Agreement or the sufficiency of this letter for your purposes.

Our Opinion is rendered on the basis of securities markets, economic, and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and any of its affiliates and advisors.

The Opinion is being provided to the Board of Directors for their exclusive use only in considering the terms of the Merger Agreement and may not be used or relied upon by any other person or for any other purpose without our prior written consent; provided, however, the Opinion may be quoted or reproduced in its entirety and a summary thereof (in a form reasonably acceptable to us) in the Information Statement, and any other report required to be filed with the S.E.C. in connection with the Transaction. Except as otherwise provided herein, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent. Our Opinion is not intended to be and does not constitute a recommendation to any Shareholder to accept or reject the Merger Agreement, nor as an opinion concerning the trading price or value of any securities of the Company following the announcement, completion, or termination of the Merger Agreement.

We have not been asked to prepare a formal valuation or appraisal of the securities or assets of the Company, the Purchaser Parent, the Purchaser, or any of their respective affiliates, and this Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the trading price at which the securities of the Company may trade at any time.

We have not been asked nor are we providing an opinion about the fairness of the amount or nature of the compensation to any of the company’s officers, directors or employees, or class of such person, relative to the compensation to the public shareholders of the company.

Union Gaming believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an Opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof, and Union Gaming disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Union Gaming after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Union Gaming reserves the right to change, modify, or withdraw the Opinion, but is under no contractual obligation to do so.

Fairness Opinion Conclusion

On the basis of the foregoing and other matters we considered relevant, it is our opinion that, as of the date hereof, the Common Per Share Merger Consideration outlined in the Merger Agreement, as proposed and represented with respect to the Transaction, is fair, from a financial point of view, to the holders of the Company Common Shares entitled to receive such Common Per Share Merger Consideration.

Sincerely yours,

UNION GAMING SECURITIES, LLC

Signed by:
Bill Lerner Managing Director & Head of Investment Banking

CC:  Rich Baldwin, Managing Director

Annex D

SECTIONS 92A.300 THROUGH 92A.500 OF THE NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.    Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.    Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.    Without discounting for lack of marketability or minority status.

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.    Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.    Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.    Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a)         Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)  If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)  If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)         Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)         Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)         Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)         Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)         Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.    A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.    Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.    There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)         A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b)         Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)         Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

 unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.    The applicability of subsection 1 must be determined as of:

(a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)  The day before the effective date of such corporate action if there is no meeting of stockholders.

3.    Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.    There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.    There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.    A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.    A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)         Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)         Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.    If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.    If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420  Prerequisites to demand for payment for shares.

1.    If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a)         Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)         Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.    If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.    A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.    The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.    The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)         State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)         Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)         Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)         Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)         Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.    A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)         Demand payment;

(b)         Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)         Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.    If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.    Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.    A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.    The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460  Payment for shares: General requirements.

1.    Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)         Of the county where the subject corporation’s principal office is located;

(b)         If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)         At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.    The payment must be accompanied by:

(a)         The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)         A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)         A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.    A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.    To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a)         Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)         Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)         That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)         That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)         That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.    Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.    Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.    A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.    A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or NRS 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.    If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.    A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.    The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.    The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.    Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)         For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)         For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.    The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)         Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)         Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.    In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.    To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.    This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

Annex E

Form for Demand for Payment by Dissenting Stockholders

The undersigned is the owner of the following number of shares of common stock of Trans World Corporation (the “Common Stock”) and hereby demands payment for the same:

Number of Shares of Common Stock:

The undersigned represents and warrants that the foregoing shares are all of the Common Stock of Trans World Corporation beneficially owned by the undersigned, except that if the undersigned is a nominee holder this form of Demand for Payment by Dissenting Stockholders is accompanied by a certification by the beneficial stockholder of the Common Stock that both the beneficial owner and the record holders of all Common Stock owned beneficially by the beneficial owner have asserted, or will timely assert, dissenters’ rights as to all the Common Stock beneficially owned by the beneficial owner.

By initialing in the box to the right of this statement, the undersigned, or the person on whose behalf the undersigned is asserting dissenters’ rights, hereby certifies that the undersigned acquired ownership of the foregoing shares before March 2, 2018, the date of the first announcement of the terms of the proposed action to the public (any failure to so initial will be interpreted as a failure to provide this certification).

Dissenters’ rights payments with respect to the shares identified above should be sent to the following address:

Signature:

Name of Record Holder:

Name of Beneficial Holder:

Date:

NOTE: THIS DEMAND MUST BE RECEIVED BY TRANS WORLD CORPORATION AT 545 FIFTH AVENUE, SUITE 940, NEW YORK, NEW YORK 10017, WITHIN 40 DAYS OF DELIVERY OF THE INFORMATION STATEMENT. FAILURE TO DELIVER THE DEMAND BY SUCH DATE WILL WAIVE ALL RIGHTS THAT THE STOCKHOLDER HAS TO DISSENT. THIS DEMAND MUST BE ACCOMPANIED BY ANY CERTIFICATES WITH RESPECT TO WHICH DISSENT AND DEMAND FOR PAYMENT IS BEING MADE.